Exhibit 99.1

The information provided in each Item contained in this Exhibit is presented only in connection with the reporting changes described in the accompanying Current Report on Form 8-K. It does not reflect information, developments, or events occurring after March 9, 2020, the date on which we filed our Form 10-K, and does not update the disclosures therein in any way other than as required to reflect Masthercell as discontinued operations and the consequential change in reportable segments. Accordingly, this Current Report on Form 8-K should be read in conjunction with our Form 10-K and subsequent filings with the SEC, including our Quarterly Reports on Form 10-Q.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide information necessary to understand our audited consolidated financial statements for the fiscal years ended December 31, 2019 and November 30, 2018 and one month ended December 31, 2018 and highlight certain other information which, in the opinion of management, will enhance a reader’s understanding of our financial condition, changes in financial condition and results of operations. In particular, the discussion is intended to provide an analysis of significant trends and material changes in our financial position and the operating results of our business during the year ended December 31, 2019, as compared to the fiscal year ended November 30, 2018 and the one month ended December 31, 2018. This discussion should be read in conjunction with our consolidated financial statements for the fiscal years ended December 31, 2019 and November 30, 2018 and one-month period ended December 31, 2018 and related notes included elsewhere on this Form 8-K and in our forms on 10-K for the same periods. These historical financial statements may not be indicative of our future performance. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains numerous forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risks described throughout this filing, particularly in “Item 1A. Risk Factors.”

Corporate Overview

We are a biotechnology company specializing in the development, manufacturing and provision of cell and gene therapies (“CGTs”) through point-of-care solutions. We have historically operated through two independent business platforms: (i) a point-of-care cell therapy (“POC”) platform and (ii) a Contract Development and Manufacturing Organization (“CDMO”) platform, which provided contract manufacturing and development services for biopharmaceutical companies (the “CDMO Business”). Through the POC platform, our aim is to further the development of CGTs, including Advanced Therapy Medicinal Products (“ATMPs”), through collaborations and in-licensing with other pre-clinical and clinical-stage biopharmaceutical companies and research and healthcare institutes to bring such ATMPs to patients. These therapies span a wide range of treatments including, but not limited to, cell-based immunotherapies, therapeutics for metabolic diseases, neurodegenerative diseases and tissue regeneration. We out-license these ATMPs, thus far primarily through joint venture (“JV’) agreements, with regional partners including pharmaceutical and biotech companies as well as research institutions and hospitals. These regional partners have cell therapies in clinical development and are to whom we also provide manufacturing know-how, assay services, licensing, regulatory assistance, pre-clinical studies, intellectual property services, and co-development services (collectively “POC Development Services”) to support their activity in order to reach patients in a point-of-care hospital setting. Currently, our POC Development Services constitute the entirety of our revenue from the POC platform. Through the CDMO platform, we had focused on providing contract manufacturing and development services for biopharmaceutical companies, the majority of which were via our subsidiary Masthercell Global Inc.

On February 2, 2020, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with GPP-II Masthercell LLC (“GPP” and together with the Company, the “Sellers”), Masthercell Global Inc. (“Masthercell”) and Catalent Pharma Solutions, Inc. (the “Buyer”). Pursuant to the terms and conditions of the Purchase Agreement, on February 10, 2020, the Sellers sold 100% of the outstanding equity interests of Masthercell to Buyer (the “Masthercell Sale”) for an aggregate nominal purchase price of $315 million, subject to customary adjustments. After accounting for GPP’s liquidation preference and equity stake in Masthercell as well as SFPI – FPIM’s interest in MaSTherCell S.A., distributions to Masthercell option holders and transaction costs, we received approximately $126.7 million. As a result, in the first quarter of 2020, we presented Masthercell as discontinued operations in our condensed consolidated financial statements. Accordingly, all prior periods have been recast to conform to this presentation. Our audited financial statements for the fiscal years ended December 31, 2019 and November 30, 2018 and one month ended December 31, 2018 and this Management’s Discussion and Analysis of Financial Condition and Results of Operations reflect the results of Masthercell as of and through December 31, 2019 as discontinued operations.

Our therapeutic development efforts in our POC business are focused on advancing breakthrough scientific achievements in ATMPs, and namely autologous therapies, which have a curative potential. We base our development on therapeutic collaborations and in-licensing with other pre-clinical and clinical-stage biopharma companies as well as direct collaboration with research and healthcare institutes. We are engaging in therapeutic collaborations and in-licensing with other academic centers and research centers in order to pursue emerging technologies of other ATMPs in cell and gene therapy in such areas including, but not limited to, cell-based immunotherapies, therapeutics for metabolic diseases, neurodegenerative diseases and tissue regeneration Each of these customers and collaborations represents a growth opportunity and future revenue potential as we out-license these ATMPs through regional partners to whom we also provide regulatory, pre-clinical and training services to support their activity in order to reach patients in a point-of-care hospital setting.

We carry out our POC business through three wholly-owned and separate subsidiaries. This corporate structure allows us to simplify the accounting treatment, minimize taxation and optimize local grant support. The subsidiaries related to this business are Orgenesis Maryland Inc., in the U.S., Orgenesis Belgium SRL (formerly Orgenesis SPRL), in the European Union and Orgenesis Ltd. in Israel.

During the periods covered by this report, we carried out our CDMO business through our subsidiaries Masthercell Global (of which we owned 62.2%), Atvio Biotech Ltd. (“Atvio”), an Israeli-based CDMO, and CureCell Co. Ltd. (“CureCell”), a Korea-based CDMO (of which we own 94.12%). Masthercell Global’s wholly owned subsidiaries, included MaSTherCell S.A., a Belgian-based entity (“MaSTherCell”) Cell Therapy Holdings S.A., a Belgian-based entity, and Masthercell U.S., LLC, a U.S.-based entity.

During the periods covered by this report, we operated our POC and CDMO businesses as two separate business segments. The Chief Executive Officer (“CEO”) is the Company’s chief operating decision-maker. Management has determined that effective from the first quarter of 2020, all of the Company’s continuing operations are in the point-of-care business via the Company’s CGT Biotech Platform. Therefore, no segment report has been presented.

Corporate History

We were incorporated in the state of Nevada on June 5, 2008 under the name Business Outsourcing Services, Inc. Effective August 31, 2011, we completed a merger with our subsidiary, Orgenesis Inc., a Nevada corporation, which was incorporated solely to effect a change in its name. As a result, we changed our name from “Business Outsourcing Services, Inc.” to “Orgenesis Inc.”

On October 11, 2011, we incorporated Orgenesis Ltd. as our wholly-owned subsidiary under the laws of Israel. On February 2, 2012, Orgenesis Ltd. signed and closed a definitive agreement to license from Tel Hashomer - Medical Research, Infrastructure and Services Ltd. (“THM”), a private company duly incorporated under the laws of Israel, patents and know-how related to the development of AIP (Autologous Insulin Producing) cells.

On November 6, 2014, we entered into an agreement with the shareholders of MaSTherCell S.A. to acquire MaSTherCell S.A. On March 2, 2015, we closed on the acquisition of MaSTherCell whereby it became a wholly-owned subsidiary of Orgenesis. Through MaSTherCell, we became engaged in the CDMO business.

On June 28, 2018, we, Masthercell Global, Great Point Partners, LLC, a manager of private equity funds focused on growing small to medium sized heath care companies (“Great Point”), and certain of Great Point’s affiliates, entered into a series of definitive strategic agreements intended to finance, strengthen and expand our CDMO business. In connection therewith, we, Masthercell Global and GPP-II Masthercell, LLC, a Delaware limited liability company (“GPP-II”) and an affiliate of Great Point, entered into a Stock Purchase Agreement (the “SPA”) pursuant to which GPP-II purchased 378,000 shares of newly designated Series A Preferred Stock of Masthercell Global (the “Masthercell Global Preferred Stock”), representing 37.8% of the issued and outstanding share capital of Masthercell Global, for cash consideration to be paid into Masthercell Global of up to $25 million, subject to certain adjustments (the “Consideration”). At such time, we held 622,000 shares of Masthercell Global’s Common Stock, representing 62.2% of the issued and outstanding equity share capital of Masthercell Global. An initial cash payment of $11.8 million of the Consideration was remitted at closing by GPP-II, with a follow up payment of $6,600,000 made in each of years 2018 and 2019, or an aggregate of $13.2 million (the “Future Payments”), if (a) Masthercell Global achieved specified EBITDA and revenues targets during each of these years, and (b) the Orgenesis’ shareholders approved certain provisions of the Stockholders’ Agreement referred to below on or before December 31, 2019. Both of these conditions were met and we received both milestone payments.

Contemporaneous with the execution of the SPA, we and Masthercell Global entered into a Contribution, Assignment and Assumption Agreement pursuant to which we contributed to Masthercell Global our assets relating to the CDMO Business (as defined below), including the CDMO subsidiaries (the “Corporate Reorganization”). In furtherance thereof, Masthercell Global, as our assignee, acquired all of the issued and outstanding share capital of Atvio, our Israel based CDMO partner since May 2016, and 94.12% of the share capital of CureCell, our Korea based CDMO partner since March 2016. We exercised the “call option” to which we were entitled under the joint venture agreements with each of these entities to purchase from the former shareholders their equity holding. The consideration for the outstanding share equity in each of Atvio and CureCell consisted solely of our common stock. In respect of the acquisition of Atvio, we issued to the former Atvio shareholders an aggregate of 83,965 shares of our common stock. In respect of the acquisition of CureCell, we issued to the former CureCell shareholders an aggregate of 202,846 shares of our common stock subject to a third-party valuation. Together with MaSTherCell S.A., Atvio and CureCell were directly held subsidiaries under Masthercell Global (collectively, the “Masthercell Global Subsidiaries”).

On August 7, 2019, we, Masthercell Global and GPP (the “Parties”) entered into a Transfer Agreement (the “Transfer Agreement”). As a result of the Transfer Agreement, Masthercell Global transferred all of its equity interests of Atvio and CureCell to us in exchange for one dollar ($1.00). The Transfer Agreement also contains agreements made with respect to certain intercompany loans. We accounted for the Transfer Agreement as a transaction with non-controlling interest.

Material Developments During Fiscal 2019

Institutional Review Board Approval

On April 29, 2019, we announced that we had received Institutional Review Board (IRB) approval to collect liver biopsies from patients at Rambam Medical Center located in Haifa, Israel for a planned study to confirm the suitability of liver cells for personalized cell replacement therapy for patients with insulin-dependent diabetes resulting from total or partial pancreatectomy. The liver cells are intended to be bio-banked for potential future clinical use.

The goal of the proposed study, entitled “Collection of Human Liver Biopsy and Whole Blood Samples from Type 1 Diabetes Mellitus (T1DM), Total or Partial Pancreatectomy Patients for Potential use as an Autologous Source for Insulin Producing Cells in Future Clinical Studies,” is to confirm the suitability of the liver cells for personalized cell replacement therapy, as well as eligibility of patients to participate in a future clinical study, as defined by successful Autologous Insulin Producing (AIP) cell production from their own liver biopsy. The secondary objective of the study is to evaluate patients’ immune response to AIPs based on the patient’s blood samples and followed by subcutaneous implantation into the patients’ arm which would represent the first human trial. We have developed a novel technology based on technology licensed from Tel Hashomer Medical Research Infrastructure and Services Ltd., utilizing liver cells as a source for AIP cells as replacement therapy for islet transplantation.

During the study, liver samples will be collected and then processed and stored in specialized, clinical grade, tissue banks for potential clinical use. The enrollment for the study’s 20 patients commenced in May 2019. The propagated cells will be maintained in a tissue bank and are intended to be utilized in a future clinical study, in which the cells will be transdifferentiated and administered back to the patients as a potential treatment. This personalized autologous process will be performed under our POC model in which the patient liver samples are processed, cryopreserved and potentially re-injected, all in the medical center under clinical grade/GMP level conditions.

Joint Venture Agreement with First Choice International Company, Inc.

On March 12, 2019, the Company and First Choice International Company, Inc. (“First Choice”) entered into a Joint Venture Agreement (the “JVA”) pursuant to which First Choice will collaborate with the Company to further the clinical development and commercialization of the Company’s cell regeneration and gene therapeutic products in Panama and Latin America countries (the “Territory”) and the Company will collaborate with First Choice to further the clinical development and commercialization of products to be introduced by First Choice, which will be offered for sale by the Company globally outside of the Territory. The parties intend to pursue the joint venture through a newly established company (hereinafter the “JV Company”) which the Company by itself, or together with a designee, will hold a 50% participating interest therein, with the remaining 50% participating interest being held by First Choice by itself, or together with a designee.

Pursuant to the terms of the JVA, the JV Company will initially be owned 100% by First Choice and, until such JV Company is established, all activities in the Territory will be carried out through First Choice. Upon the Company’s request, First Choice will transfer all activities, and results, data, information, material, IP, know-how, contracts, licenses, authorizations, permissions, grants, obligations and assets related to such activities to the JV Company. In addition, each party shall be required to exert best commercial efforts to carry out, in a timely and professional manner, its respective obligations according to a detailed work plan to be agreed upon by First Choice and Company within no later than sixty (60) days following the execution of the JVA.

Debt Financing Agreements

In April 2019, we entered into a convertible loan agreement with an offshore investor for an aggregate amount of $500 thousand into the U.S. Subsidiary. The investor, at its option, may convert the outstanding principal amount and accrued interest under this note into shares and three-year warrants to purchase shares of our common stock at a per share exercise price of $7.00; or into shares of the U.S. Subsidiary at a valuation of the U.S. Subsidiary of $50 million.

In May 2019, we entered into a private placement subscription agreement with a non-U.S. investor for $5 million. The lender shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of (1) shares of our common stock at a conversion price per share equal to $7.00 and (2) warrants to purchase an equal number of additional shares of our common stock at a price of $7.00 per share.

In June 2019, we entered into private placement subscription agreements with investors for an aggregate amount of $2 million. The lenders shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of (1) shares of our common stock at a conversion price per share equal to $7.00 and (2) warrants to purchase an equal number of additional shares of our common stock at a price of $7.00 per share.

In October 2019, we entered into a Private Placement Subscription Agreement and Convertible Credit Line Agreement (collectively, the “Credit Line Agreements”) with four non-U.S. investors (the “Lenders”), pursuant to which the Lenders furnished us access to us of an aggregate $5.0 million credit line (which consists of $1.25 million from each Lender) (collectively, the “Credit Line”). Pursuant to the Credit Line Agreements, we are entitled to draw down an aggregate of $1 million (consisting of $250,000 from each Lender) of the Credit Line in each of October 2019 and November 2019. In each of December 2019, January 2020 and February 2020, we were entitled to draw down an additional aggregate of $1 million (consisting of $250,000 from each Lender), until the total amount drawn down under the Credit Line reaches an aggregate of $5 million (consisting of $1.25 million from each Lender), subject to the approval of the Lenders.

Pursuant to the terms of the Credit Line Agreements and the Notes, the total loan amount, and all accrued but unpaid interest thereon, shall become due and payable on the second anniversary of the Effective Date (the “Maturity Date”). The Maturity Date may be extended by each Lender in its sole discretion and shall be in writing signed by us and the Lender. Interest on any amount that has been drawn down under the Credit Line accrues at a per annum rate of eight percent (8%). At any time prior to or on the Maturity Date, by providing written notice to us, each of the Lenders is entitled to convert its respective drawdown amounts and all accrued interest, into shares of our common stock at a conversion price equal to $7.00 per share.

Furthermore, upon the drawdown of $500 thousand from each Lender and, together with the other Lenders, a drawdown of an aggregate of $2 million under the Credit Line, the existing warrants of the Lenders to purchase shares of our common stock shall be amended to extend their exercise date to June 30, 2021 and we will issue to each of the Lenders warrants to purchase 50,000 shares of our common stock at an exercise price of $7.00 per share. The new warrants will be exercisable for three (3) years from the Effective Date. During October 2019, such drawdown was reached and the warrants were issued.

The lender shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of shares of our common stock at a conversion price per share equal to $7.00.

As of December 31, 2019, we had received $3.65 million from the Convertible Credit Line investment comprised of $1.15 million from one investor, $1 million from a second investor, and $750 thousand from two of the other lenders.

In December 2019, we entered into private placement subscription agreements with investors for an aggregate amount of $250 thousand. The lenders shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of shares of our common stock at a conversion price per share equal to $7.00.

FDA Approval for Orphan Drug Designation for AIP Cells

On June 11, 2019, the FDA granted Orphan Drug Designation for our AIP cells as a cell replacement therapy for the treatment of severe hypoglycemia-prone diabetes resulting from total pancreatectomy (“TP”) due to chronic pancreatitis. The incidence of diabetes following TP is 100%, resulting in immediate and lifelong insulin-dependence with the loss of both endogenous insulin secretion and that of the counter-regulatory hormone, glucagon. Glycemic control after TP is notoriously difficult with conventional insulin therapy due to complete insulin dependence and loss of glucagon-dependent counter-regulation. Patients with this condition experience both severe hyperglycemic and hypoglycemic episodes.

Other Developments and Agreements During Fiscal 2019

Joint Ventures, Collaborations and License Agreements During Fiscal 2019

On February 14, 2019, we entered into a joint venture agreement with Theracell Advanced Biotechnology, a corporation organized under the laws of Greece (“Theracell”), pursuant to which the parties will collaborate in the clinical development and commercialization of the Company’s products in Greece, Turkey, Cyprus and Balkan countries and the clinical development and commercialization of Theracell’s products worldwide. On February 14, 2019, we entered into a master service agreement with Theracell whereby, subject to mutually agreed timing and definition of the scope of services, we provide regulatory services, pre-clinical studies, intellectual property services, GMP process translation services and co-development services to Theracell during 2019. During the year ended December 31, 2019, we recognized POC development service revenue in the amount of $857 thousand.

On February 27, 2019, we entered into a collaboration agreement with Tarus Therapeutics Inc., a Delaware corporation (“Tarus”), in connection with the collaboration in the funding, development and commercialization of certain technologies, products and patents of Tarus in the areas of therapeutics for cancer and other diseases in the field of cell therapies and their combination with checkpoint inhibitors comprised of Adenosine Receptor Antagonists. The parties plan to enter into pre-clinical studies as part of the preparations to clinical studies submission during 2020.

On March 12, 2019, we entered into a joint venture agreement with First Choice International Company, Inc., a corporation organized under the laws of Delaware (“First Choice”), pursuant to which the parties will collaborate in the clinical development and commercialization of our products in Panama and certain other Latin American countries as agreed by the parties (the “Territory”) and the clinical development and commercialization of First Choice’s products worldwide (other than in the Territory).

Effective April 2, 2019, we and The Trustees of Columbia University in the City of New York, a New York corporation (“Columbia”), entered into a Sponsored Research Agreement (the “SRA”) whereby we will provide financial support for studying the utility of serological tumor marker for tumor dynamics monitoring. Under the terms of the SRA, we shall pay $300 thousand per year for three years, or for a total of $900 thousand, with payments of $150 thousand due every six months. Effective April 2, 2019, we and Columbia entered into an Exclusive License Agreement (the “Columbia License Agreement”) whereby Columbia granted to us an exclusive license to discover, develop, manufacture and sell product in the field of cancer therapy. In consideration of the licenses granted under the Columbia License Agreement, we shall pay to Columbia (i) a royalty of 5% of net sales of any patented product sold and (ii) 2.5% of net sales of other products. Tech transfer from Columbia to us has been completed. We are now working on the completion of all the IND enabling requirements in order to get into Phase I study in a year’s time under point-of-care centers.

On May 6, 2019, we entered into a joint venture agreement with KinerjaPay Corp., a Delaware corporation (“KinerjaPay”), pursuant to which the parties will collaborate in the clinical development and commercialization of our products in Singapore and the introduction of KinerjaPay products to be offered for sale by us globally outside Singapore.

On May 15, 2019, we entered into a Joint Venture Agreement with SBH Sciences, Inc., a Massachusetts corporation (“SBH”), for the establishment of a joint venture with SBH for the purpose of collaborating in the field of gene and cell therapy development, process and services of bio-exosome therapy products and services in the areas of diabetes, liver cells and skin applications, including wound healing.

In October 2019, we concluded a license agreement with Caerus Therapeutics Corporation (a related party), a Virginia company (“Caerus”), pursuant to which Caerus granted us, among others, an exclusive license to all Caerus IP relating to Advance Chemeric Antigen Vectors for Targeting Tumors for the development and/or commercialization of certain licensed products. In consideration for the license granted to us under this agreement, we shall pay Caerus feasibility fees, annual maintenance fees and royalties of sales of up to 5% and up to 18% of sub-license fees. Through this joint venture, the parties co-develop a novel CART and CAR-NK platform for the treatment of solid tumors. The development is at a pre-clinical stage.

On November 10, 2019, the Maryland Subsidiary and Broaden Bioscience and Technology Corp, a Delaware corporation (“Broaden”), entered into a joint venture agreement (the “Broaden JVA”) pursuant to which the parties will collaborate in the development and/or marketing, clinical development and commercialization of cell therapy products and the setting up of POC processing facilities in China and the Middle East.

On December 20, 2019, we and the Regents of the University of California (“University”) entered into a joint research agreement in the field of therapies and processing technologies according to an agreed upon work plan. According to the agreement, we will pay the University royalties of up to 5% (or up to 20% of sub-licensing sales) in the event of sales that includes certain types of University owned IP.

Change of Fiscal Year

On October 22, 2018, the Board of Directors of the Company approved a change in the Company’s fiscal year end from November 30 to December 31 of each year. This change to the calendar year reporting cycle began January 1, 2019. As a result of the change, the Company is reporting a December 2018 fiscal month transition period, which is separately reported in this Annual Report on Form 8-K for the calendar year ending December 31, 2019. Financial information for the year ended December 31, 2018 has not been included in this Form 8-K for the following reasons: (i) the year ended November 30, 2018 provides a meaningful comparison for the year ended December 31, 2019; (ii) there are no significant factors, seasonal or other, that would materially impact the comparability of information if the results for the year ended December 31, 2018 were presented in lieu of results for the year ended November 30, 2018; and (iii) it was not practicable or cost justified to prepare this information.

Results of Operations

Comparison of the Year Ended December 31, 2019 to the Year Ended November 30, 2018 and for the One Month Ended December 31, 2018.

Our financial results for the year ended December 31, 2019 are summarized as follows in comparison to the year ended November 30, 2018 and for the one month ended December 31,2018:

	Year Ended		One Month Ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Revenues	$2,629	$1,174	$102
Revenues from related party	1,270	-	-
Research and development expenses and Research and development service expenses, net	14,014	9,144	1,640
Amortization of intangible assets	430	188	38
Selling, general and administrative expenses	11,451	10,107	985
Other income	(21)	(4,530)	-
Share in losses of associated company	-	731	-
Financial expense, net	843	2,932	10
Loss from continuing operation before income taxes	$22,818	$17,398	$2,571

Revenues

Our revenues for the year ended December 31, 2019 were $3,899 thousand, as compared to $1,174 thousand for the year ended November 30, 2018, representing an increase of 232%. Revenues for the one month ended December 31, 2018 were $102 thousand. The increase in revenues for the year ended December 31, 2019 compared to the corresponding period in 2018 is attributable to POC services revenue which we recognized for the first time in 2019.

Expenses

Cost of Research and Development and Research and Development Services, net:

	Year Ended		One Month Ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Salaries and related expenses	$3,064	$2,318	$219
Stock-based compensation	776	720	59
Professional fees and consulting services	3,419	2,720	248
Lab expenses	3,229	3,394	1,135
First Choice JVA, see Note 11	2,741	-	-
Depreciation expenses, net	521	227	33
Other research and development expenses	1,076	582	58
Less – grant	(812)	(817)	(112)
Total	$14,014	$9,144	$1,640

Research and development expenses for the year ended December 31, 2019 were $ 14,014 thousand, as compared to $ 9,144 thousand for the year ended November 30, 2018, representing an increase of 53%. Research and development expenses (net) for the one month ended December 31, 2018 were $1,640 thousand.

The increase in research and development expenses reflects management’s determination to move its trans-differentiation technology to the next stage towards clinical trials. In the fiscal year ended December 31, 2019, we continued to focus on combining the in vitro research to increase insulin production and secretion with pre-clinical studies aiming to evaluate the efficacy and safety of the product in rodents’ model. In addition, we evaluated new transplantation methods during this period. Sourcing of the starting material (liver sampling and cell collection) and upscaling of virus production and cell propagation using advanced technologies complement this effort with the target to establish start-to-end production capabilities.

The scope of research and development expenses was also expanded to the evaluation and development of new cell therapies related technologies in the field of immuno-oncology, liver pathologies and others. In furtherance of these developments, salaries and related expenses increased for the year ended December 31, 2019 compared to year ended November 30, 2018, primarily due to the expansion of our development team in Israel and Belgium. Included in the research and development expenses are research and development services expenses.

In addition, the increase in research and development, net expenses in the year ended December 31, 2019 is primarily attributable to the following:

(i)	An increase in salaries and related expenses of $746 thousand, primarily attributable to an increase of activities and operational staff and the provision of research and development services.

(ii)	An increase in professional fees and consulting services of $699 thousand related to the increased research and development activities.

(iii)	The First Choice JVA (See Note 11 to Item 8 of this Annual Report on Form 8-K for further details).

(iv)	An increase in other research and development expenses of $494 thousand, as a result of expenses related to new therapies and collaborations (See Note 11 to Item 8 of this Annual Report on Form 8-K for further details

Selling, General and Administrative Expenses

	Year Ended		One Month Ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Salaries and related expenses	$2,332	$1,016	$225
Stock-based compensation	1,855	3,279	288
Accounting and legal fees	2,388	2,384	296
Professional fees	1,553	1,465	37
Rent and related expenses	214	145	16
Business development	1,148	1,044	15
Expenses related to collaboration with Theracell (see note 11)	689	-	-
Depreciation expenses, net	113	7	-
Other general and administrative expenses	1,159	767	108
Total	$11,451	$10,107	$985

Selling, general and administrative expenses for the year ended December 31, 2019 were $11,451 thousand, as compared to $10,107 thousand for the year ended November 30, 2018, representing an increase of 13%. Selling, general and administrative expenses for the one month ended December 31, 2018 were $985 thousand. The increase for the year ended December 30, 2019 is primarily attributable to:

(i)	An increase in salaries and related expenses of $1,316 thousand, as a result of additional managerial appointments and increased salaries.

(ii)	A decrease in stock-based compensation of $1,424 thousand.

(iii)	Expenses related to the collaboration with Theracell (see note 11).

Financial Expenses, net

	Year Ended		One Month Ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Decrease in fair value financial liabilities and assets measured at fair value	$63	$48	$-
Stock-based compensation related to warrants granted debt holders	-	180	-
Interest expense on convertible loans and loans	498	2,586	25
Foreign exchange loss (income), net	395	122	(6)
Other expenses (income)	(113)	(4)	(9)
Total	$843	$2,932	$10

Financial expenses, net for the year ended December 31, 2019 were $843 thousand, as compared to $2,932 thousand for the year ended November 30, 2018, representing a decrease of 71%. Financial expenses, net for the one month ended December 31, 2018 were $10 thousand. The decrease in 2019 financial expenses is primarily attributable to a decrease in Interest expense on convertible loans and loans of $2,088 thousand, most of which were converted in 2018.

Tax expenses (income)

	Year Ended		One Month Ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Tax expenses (income)	$(229)	$152	$41
Total	$(229)	$152	$41

Tax income, net for the year ended December 31, 2019 was $229 thousand, as compared to tax expenses of $152 thousand for the year ended November 30, 2018. Tax expense for the one month ended December 31, 2018 was $41 thousand.

Discontinued operations

Discontinued operations relate to the Masthercell Business. The following table presents the financial results associated with the Masthercell Business operation as reflected in the Company’s Consolidated Comprehensive loss (in thousands):

	Year Ended	Year Ended	One-month Ended
	December 31,	November 30,	December 31,
OPERATIONS	2019	2018	2018
Revenues	$31,053	$19,681	$1,910
Cost of revenues	18,318	10,307	1,170
Cost of research and development and research and development services, net	54	37	2
Amortization of intangible assets	1,631	1,725	141
Selling, general and administrative expenses	13,886	6,196	999
Other (income) expenses, net	(207)	1,600	-
Operating loss	2,629	184	402
Financial expenses, net	31	185	17
Loss before income taxes	2,660	369	419
Tax expenses (income)	792	1,185	(124)
Net loss from discontinuing operation, net of tax	$3,452	$1,554	$295

The increase in revenues is attributable to the extension of existing customer service contracts with biotechnology clients and from revenues generated from existing manufacturing agreements. Cost of revenues increased in line with the growth in revenues and employment of additional operational staff. Selling, general and administrative expenses increased as a result of additional managerial appointments, increased professional fees, additional rental space including in the USA, and an increase of business development expenses.

Working Capital

	As of
	December 31,	December 31,
	2019	2018
	(in thousands)
Current assets	$78,348	$28,058
Current liabilities	$42,434	$17,161
Working capital	$35,914	$10,897

Current assets increased by $50,290 thousand between December 31, 2018 and December 31, 2019, which was primarily attributable to the following: (i) a decrease in cash and cash equivalents due the payment of operating expenses; (ii) an increase in accounts receivable as a result of POC services revenues, and (iii) an increase in discontinued operations current assets.

Current liabilities increased by $25,273 thousand between December 31, 2018 and December 31, 2019, which was primarily attributable to the following: (i) an increase in accounts payable and accrued expenses due to expanded operations, (ii) an increase in employees and related payables, and (iii) an increase in discontinued operations current liabilities.

Liquidity and Capital Resources

	Year Ended		One Month Ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Net loss	$(26,041)	$(19,104)	$(2,907)

Net cash used in operating activities	(13,220)	(15,682)	(1,077)
Net cash used in investing activities	(13,778)	(6,268)	(592)
Net cash provided by financing activities	24,098	35,060	197
Net change in cash and cash equivalents and restricted cash	$(2,900)	$13,110	$(1,472)

As mentioned in Note 22(d) to Item 8 of this Annual Report on Form 8-K, on February 2, 2020, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with GPP-II Masthercell LLC (“GPP” and together with us, the “Sellers”), Masthercell Global Inc. (“Masthercell”) and Catalent Pharma Solutions, Inc. (the “Buyer”). Pursuant to the terms and conditions of the Purchase Agreement, on February 10, 2020 the Sellers sold 100% of the outstanding equity interests of Masthercell to Buyer (the “Masthercell Sale”) for an aggregate nominal purchase price of $315 million, subject to customary adjustments. After accounting for GPP’s liquidation preference and equity stake in Masthercell as well as SFPI – FPIM’s interest in MaSTherCell S.A., distributions to Masthercell option holders and transaction costs, we received approximately $126.7 million, of which $7.2 million was used for the repayment of intercompany loans and payables.

During the year ended December 31, 2019, we funded our operations through various financing activities consisting of proceeds primarily from private placements of our equity securities, debt securities and equity-linked instruments in the net amount of approximately $ 11.4 million and $ 13.2 million from GPP. In addition, we generated cash flow through revenues from our POC services and the activities of MaSTherCell S.A, our Belgian Subsidiary.

Net cash used in operating activities for the year ended December 31, 2019 was approximately $13 million, as compared to net cash used in operating activities of approximately $16 million and 1 million for the year ended November 30, 2018 and for the one month ended December 31, 2018, respectively.

We expanded our pre-clinical studies in the U.S., Israel, Belgium and South Korea. The increase reflects management’s focus on moving our trans-differentiation technology with first indication in Type 1 Diabetes to the next stage towards clinical trials as well as investments in new collaborations and therapies.

Net cash used in investing activities for the year ended December 31, 2019 was approximately $14 million, as compared to net cash used in investing activities of approximately $6 million and 1 million for the year ended November 30, 2018 and for the one month ended December 31, 2018, respectively. Net cash used in investing activities was primarily for POC related activities and additions to fixed assets at our subsidiaries, MaSTherCell, CureCell and Atvio.

Liquidity and Capital Resources Outlook

We believe that the proceeds from the Masthercell Sale, as well as our business plan, will provide sufficient liquidity to fund our operating needs for at least the next 12 months. However, there are factors that can impact our ability to continue to fund our operating needs, including:

●	restrictions on our ability to expand sales volume from our POC business;
●	the need for us to continue to invest in operating activities to remain competitive or acquire other businesses and technologies and to complement our products, expand the breadth of our business, enhance our technical capabilities or otherwise offer growth opportunities.

On February 10, 2020, we received approximately $126.7 million net proceeds from the sale of Masthercell, of which $7.2 million was used for the repayment of intercompany loans and payables. In addition, on January 20, 2020, we entered into a Securities Purchase Agreement with certain investors pursuant to which we issued an aggregate of 2,200,000 shares of our common stock and warrants to purchase up to an aggregate of 1,000,000 shares of our common stock, which resulted in our receipt of gross proceeds of approximately $9.24 million before deducting related offering expenses.

Based on our current cash resources and commitments, we believe that we will be able to maintain our current planned POC development activities and expected level of expenditures for at least 12 months from the date of the issuance of the financial statements. Also, if there are further increases in operating costs in general and administrative expenses for facilities expansion, research and development, commercial and clinical activity or decreases in revenues from customers, we may decide to seek additional financing. In addition, additional funds may be necessary to finance some of our collaborations and joint ventures.

In December 2018, we entered into a Controlled Equity Offering Sales Agreement, or Sales Agreement, with Cantor Fitzgerald & Co., or Cantor, pursuant to which we may offer and sell, from time to time through Cantor, shares of our common stock having an aggregate offering price of up to $25.0 million. We will pay Cantor a commission rate equal to 3.0% of the aggregate gross proceeds from each sale. Shares sold under the Sales Agreement will be offered and sold pursuant to our Shelf Registration Statement on Form S-3 (Registration No. 333-223777) that was declared effective by the Securities and Exchange Commission on March 28, 2018, or the Shelf Registration Statement, and a prospectus supplement and accompanying base prospectus that we filed with the Securities and Exchange Commission on December 20, 2018. We have not yet sold any shares of our common stock pursuant to the Sales Agreement.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Fair Value Measurement

The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in the valuation of an asset or liability. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value measurement guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

We did not have any Level 1, 2 or 3 assets and liabilities as of December 31, 2019 and November 30, 2018.

Business Combination

We allocate the purchase price of an acquired business to the tangible and intangible assets acquired and liabilities assumed based upon our estimated fair values on the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. Acquired in-process backlog, customer relations, brand name and know how are recognized at fair value. The purchase price allocation process requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets. Direct transaction costs associated with the business combination are expensed as incurred. The allocation of the consideration transferred in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date. We include the results of operations of the business that we have acquired in our consolidated results prospectively from the date of acquisition.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognized in profit or loss.

Redeemable Non-controlling Interest (Discontinued Operations)

Non-controlling interests with embedded redemption features, whose settlement is not at our discretion, are considered redeemable non-controlling interest. Redeemable non-controlling interests are considered to be temporary equity and are therefore presented as a mezzanine section between liabilities and equity on our consolidated balance sheets. Subsequent adjustment of the amount presented in temporary equity is required only if our management estimates that it is probable that the instrument will become redeemable. Adjustments of redeemable non-controlling interest to its redemption value are recorded through additional paid-in capital.

Goodwill

Goodwill represents the excess of the purchase price of acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually (at December 31), at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Commencing from the fourth quarter of 2019, we early adopted a new guidance which simplifies the test for goodwill impairment. Under the new guidance, the we perform our quantitative goodwill impairment test by comparing the fair value of its reporting unit with our carrying value. If the reporting unit’s carrying value is determined to be greater than its fair value, an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value. If the fair value of the reporting unit is determined to be greater than its carrying amount, the applicable goodwill is not impaired and no further testing is required.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, our management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing our income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

Impairment of Long-lived Assets

We will periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review and at least annually. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

Newly Issued and Recently Adopted Accounting Pronouncements

ASC 606 - Revenue from Contracts with Customers

On December 1, 2018, the Company adopted the new accounting standard ASC 606, Revenue from Contracts with Customers and the related amendments (“New Revenue Standard”) to all contracts, using the modified retrospective method. The cumulative effect of initially applying the new revenue standard was immaterial.

Revenue Recognition Prior to the Adoption of the New Revenue Standard

Refer to Note 2 of item 8 of this form 8-K.

Revenue Recognition Following the Adoption of the New Revenue Standard

Our agreements are primarily service contracts that range in duration from a few months to one year. We recognize revenue when control of these services is transferred to the customer for an amount, referred to as the transaction price, which reflects the consideration to which we are expected to be entitled in exchange for those goods or services.

A contract with a customer exists only when:

●	the parties to the contract have approved it and are committed to perform their respective obligations;
●	we can identify each party’s rights regarding the distinct goods or services to be transferred (“performance obligations”);
●	we can determine the transaction price for the goods or services to be transferred; and
●	the contract has commercial substance and it is probable that we will collect the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

For the majority of our contracts, we receive non-refundable upfront payments. We do not adjust the promised amount of consideration for the effects of a significant financing component since we expect, at contract inception, that the period between the time of transfer of the promised goods or services to the customer and the time the customer pays for these goods or services to be generally one year or less. Our credit terms to customers are in average between thirty and ninety days.

We do not disclose the value of unsatisfied performance obligations for contracts with original expected duration of one year or less.

Disaggregation of Revenue

The following table disaggregates our revenues by major revenue streams.

	Year Ended December 31, 2019	Transition Period, One-Month Ended December 31, 2018
Revenue stream:

Cell process development services	$790	$102
POC development services	3,109	-
Total	$3,899	$102

Nature of Revenue Streams

We have two main revenue streams being cell process development services and from the second quarter of 2019, POC development services.

POC Development Services

Revenue recognized under contracts for POC development services may, in some contracts, represent multiple performance obligations (where promises to the customers are distinct) in circumstances in which the work packages are not interrelated or the customer is able to complete the services performed independently or by using our competitors.

For arrangements that include multiple performance obligations, the transaction price is allocated to the identified performance obligations based on their relative standalone selling prices.

We measure the revenue to be recognized over time on a contract by contract basis as services are provided.

Cell Process Development Services (mainly discontinued operations)

Revenue recognized under contracts for cell process development services may, in some contracts, represent multiple performance obligations (where promises to the customers are distinct) in circumstances in which the work packages and milestones are not interrelated or the customer is able to complete the services performed independently or by using our competitors. In other contracts when the above circumstances are not met, the promises are not considered distinct and the contract represents one performance obligation. All performance obligations are satisfied over time, as there is no alternative use to the services it performs, since, in nature, those services are unique to the customer, which retain the ownership of the intellectual property created through the process. Additionally, due to the non-refundable upfront payment the customer pays, together with the payment term and cancellation fine, it has a right to payment (which include a reasonable margin), at all times, for work completed to date, which is enforceable by law.

For arrangements that include multiple performance obligations, the transaction price is allocated to the identified performance obligations based on their relative standalone selling prices. For these contracts, the standalone selling prices are based on our normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location.

We measure the revenue to be recognized over time on a contract by contract basis, determining the use of either a cost-based input method or output method, depending on whichever best depicts the transfer of control over the life of the performance obligation.

Tech Transfer Services (discontinued operations)

Revenue recognized under contracts for tech transfer services are considered a single performance obligation, as all work packages (including data collection, GMP documentation, validation runs) and milestones are interrelated. Additionally, the customer is unable to complete services of work performed independently or by using our competitors. Revenue is recognized over time using a cost-based input method where progress on the performance obligation is measured by the proportion of actual costs incurred to the total costs expected to complete the contract.

Cell Manufacturing Services (discontinued operations)

Revenues from cell manufacturing services represent a single performance obligation which is recognized over time. The progress towards completion will continue to be measured on an output measure based on direct measurement of the value transferred to the customer (units produced).

Significant Judgement and Estimates

The cost-based and output methods of revenue recognition require us to make estimates of costs to complete our projects and the percentage of completeness on an ongoing basis. Significant judgment is required to evaluate assumptions related to these estimates. The effect of revisions to estimates related to the transaction price (including variable consideration relating to reimbursement on a cost-plus basis on certain expenses) or costs to complete a project are recorded in the period in which the estimate is revised.

Practical Expedients

As part of ASC 606, we have adopted several practical expedients including our determination that we need not adjust the promised amount of consideration for the effects of a significant financing component since we expect, at contract inception, that the period between when we transfer a promised service to the customer and when the customer pays for that service will be one year or less.

Reimbursed Expenses

We include reimbursed expenses in revenues and costs of revenue as we are primarily responsible for fulfilling the promise to provide the specified service, including the integration of the related services into a combined output to the customer, which are inseparable from the integrated service. These costs include such items as consumable, reagents, transportation and travel expenses, over which we have discretion in establishing prices.

Change Orders

Changes in the scope of work are common and can result in a change in transaction price, equipment used and payment terms. Change orders are evaluated on a contract-by-contract basis to determine if they should be accounted for as a new contract or as part of the existing contract. Generally, services from change orders are not distinct from the original performance obligation. As a result, the effect that the contract modification has on the contract revenue, and measure of progress, is recognized as an adjustment to revenue when they occur.

Costs of Revenue

Costs of revenue include (i) compensation and benefits for billable employees and personnel involved in production, data management and delivery, and the costs of acquiring and processing data for our information offerings; (ii) costs of staff directly involved with delivering services offerings and engagements; (iii) consumables used for the services; and (iv) other expenses directly related to service contracts such as courier fees, laboratory supplies, professional services and travel expenses.

Contract Assets and Liabilities

Contract assets are mainly comprised of trade receivables net of allowance for doubtful debts, which includes amounts billed and currently due from customers.

The activity for trade receivables is comprised of:

Year Ended December 31, 2019
Balance as of beginning of period	$129
Additions	2,079
Collections	(364)
Exchange rate differences	(13)
Balance as of end of period	$1,831

The activity for contract liabilities is comprised of:

Year Ended December 31, 2019
Balance as of beginning of period	$56
Adoption of ASC 606:	-
Additions	1,126
Realizations	(854)
Exchange rate differences	(3)
Balance as of end of period	$325

ASU 2018-07 Stock based Compensation

In June 2018, the FASB issued ASU 2018-07, “Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” This guidance simplifies the accounting for non-employee share-based payment transactions. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods and services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606, “Revenue from Contracts with Customers.” This standard, adopted as of January 1, 2019, had no material impact on our consolidated financial statements for the year ended December 31, 2019.

ASC 842 - Leases

In February 2016, the FASB issued ASU 2016-02 “Leases” (the “new lease standard”). The guidance establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The guidance became effective on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application.

The Company adopted the new lease standard and all the related amendments on January 1, 2019 and used the effective date as the Company’s date of initial application. Consequently, financial information was not updated and the disclosures required under the new standard are not provided for dates and periods before January 1, 2019.

For more information, see Notes 2 (t) and 10 of Item 8 on this form 8K.

Recently Issued Accounting Pronouncements, Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments—Credit Losses—Measurement of Credit Losses on Financial Instruments.” This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance will be effective for Smaller Reporting Companies (SRCs, as defined by the SEC) for the fiscal year beginning on January 1, 2023, including interim periods within that year. We are currently evaluating this guidance to determine the impact it may have on our consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18 “Collaborative Arrangements (Topic 808)—Clarifying the interaction between Topic 808 and Topic 606.” The amendments provide guidance on whether certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606. It also specifically (i) addresses when the participant should be considered a customer in the context of a unit of account, (ii) adds unit-of-account guidance in ASC 808 to align with guidance in ASC 606 and (iii) precludes presenting revenue from a collaborative arrangement together with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer. The guidance will be effective for fiscal years beginning after December 15, 2019. Early adoption is permitted and should be applied retrospectively. We are currently evaluating this guidance to determine the impact it may have on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes” (“the Update”). The amendments in this Update simplify the accounting for income taxes by removing the following exceptions in ASC 740: (1) exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income or a gain from other items; (2) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment; (3) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary; and (4) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year.

In addition, this Update also simplifies the accounting for income taxes in certain topics as follows: (1) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax; (2) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction; (3) specifying that an entity can elect (rather than be required to) allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements; and (4) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ORGENESIS INC.

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2019

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of Orgenesis Inc.:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Orgenesis Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and December 31, 2018 and the related consolidated statements of comprehensive loss, changes in equity and cash flows for the years ended December 31, 2019 and November 30, 2018 and the one month period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and December 31, 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and November 30, 2018 and the one month period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 2(u) to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

March 9, 2020 except for the effects of discontinued operations and the change in reportable segments discussed in Notes 1 and 3, as to which the date is November 16, 2020

We have served as the Company’s auditor since 2012.

F-2

ORGENESIS INC.

CONSOLIDATED BALANCE SHEETS

(U.S. Dollars, in thousands)

	December 31,
	2019	2018
Assets
CURRENT ASSETS:
Cash and cash equivalents	107	2,790
Restricted cash	467	387
Accounts receivable, net	1,831	129
Prepaid expenses and other receivables	382	454
Grants receivable	204	441
Inventory	136	171
Current assets of discontinued operations, see note 3	75,221	23,686
Total current assets	78,348	28,058
NON CURRENT ASSETS:
Deposits	299	57
Loan to related party, see Note 11(e)	2,623	1,012
Property, plants and equipment, net	2,305	2,145
Intangible assets, net	3,348	3,906
Operating lease right-of-use assets	725	-
Goodwill	4,812	4,942
Other assets	35	297
Long-term assets of discontinued operations, see note 3	-	33,459
Total non-current assets	14,147	45,818
TOTAL ASSETS	92,495	73,876	$

F-3

ORGENESIS INC.

CONSOLIDATED BALANCE SHEETS

(U.S. Dollars, in thousands)

	December 31,
	2019	2018
Liabilities and equity
CURRENT LIABILITIES:
Accounts payable	5,549	2,906
Accrued expenses and other payables	1,615	933
Employees and related payables	1,672	1,165
Advance payments on account of grant	523	992
Short-term loans and current maturities of long-term loans	391	269
Contract liabilities	325	57
Current maturities of operating leases	357	-
Current maturities of convertible loans	416	382
Current liabilities of discontinued operations, see note 3	31,586	10,457
TOTAL CURRENT LIABILITIES	42,434	17,161

LONG-TERM LIABILITIES:
Non-current operating leases	455	-
Convertible loans	12,143	1,214
Retirement benefits obligation	41	280
Deferred taxes	58	296
Other long-term liabilities	331	297
Long-term liabilities of discontinued operations, see note 3	-	3,654
TOTAL LONG-TERM LIABILITIES	13,028	5,741
TOTAL LIABILITIES	55,462	22,902
COMMITMENTS
REDEEMABLE NON-CONTROLLING INTEREST OF DISCONTINUED OPERATIONS, see note 3	30,955	24,224
EQUITY:
Common stock of $0.0001 par value, 145,833,334 shares authorized, 16,140,962 and 15,540,333 shares issued as of December 31, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	94,691	90,597
Accumulated other comprehensive income	213	669
Accumulated deficit	(89,429)	(65,163)
Equity attributable to Orgenesis Inc.	5,477	26,105
Non-controlling interests	601	645
TOTAL EQUITY	6,078	26,750
TOTAL LIABILITIES AND EQUITY	92,495	73,876

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ORGENESIS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. Dollars, in thousands, except share and per share amounts)

	Year ended		One month ended
	December 31,	November 30,	December 31,
	2019	2018	2018
Revenues	$3,899	$1,174	$102
Cost of research and development and research and development services, net	14,014	9,144	1,640
Amortization of intangible assets	430	188	38
Selling, general and administrative expenses	11,451	10,107	985
Other income, net	(21)	(4,530)	-
Operating loss	21,975	13,735	2,561
Financial expenses, net	843	2,932	10
Share in net loss of associated companies	-	731	-
Loss from continuing operation before income taxes	22,818	17,398	2,571
Tax expenses (income)	(229)	152	41
Net loss from continuing operation	22,589	17,550	2,612
Net loss from discontinued operations, net of tax	3,452	1,554	295
Net loss	26,041	19,104	2,907
Net income attributable to non-controlling interests (including redeemable) from continuing operation	(99)	(42)	(11)
Net income attributable to non-controlling interests (including redeemable) from discontinued operations	(1,821)	(771)	(152)
Net loss (income) attributable to Orgenesis Inc.	$24,121	$18,291	$2,744
Loss per share:
Basic from continuing operations	$1.41	$1.31	$0.17
Basic from discontinued operations	$0.36	$0.12	$0.02
Basic	$1.77	$1.43	$0.19

Diluted from continuing operations	$1.41	$1.31	$0.17
Diluted from discontinued operations	$0.36	$0.12	$0.02
Diluted	$1.77	$1.43	$0.19
Weighted average number of shares used in computation of Basic and Diluted loss per share:
Basic	15,907,995	13,374,103	15,423,040
Diluted	15,907,995	13,374,103	15,423,040

Comprehensive loss (income):
Net Loss from Continuing Operation	$22,589	$17,550	$2,612
Net Loss from Discontinued Operations, Net of Tax	3,452	1,554	295
Other Comprehensive (income) loss – Translation adjustment	456	1,000	(244)
Comprehensive loss	26,497	20,104	2,663
Comprehensive income attributed to non-controlling interests (including redeemable)	(99)	(42)	(11)
Comprehensive income attributed to non- controlling interests (including redeemable) from discontinued operations	(1,821)	(771)	(152)
Comprehensive loss attributed to Orgenesis Inc.	$24,577	$19,291	$2,500

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ORGENESIS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(U.S. Dollars, in thousands, except share amounts)

	Number	Par Value	Additional Paid-in Capital	Receipts on Account of Share to be Allotted	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Equity Attributable to Orgenesis Inc.	Non- Controlling Interest	Total
BALANCE AT DECEMBER 1, 2017	9,872,659	$1	$55,334	$1,483	$1,425	$(44,120)	$14,123	$-	$14,123
Changes during the Year ended November 30, 2018:
Stock-based compensation to employees and directors			2,426				2,426		2,426
Stock-based compensation to service providers	315,198	*	1,938				1,938		1,938
Issuance of shares and warrants due to conversion of convertible loans and shares in escrow account	1,486,722	*	7,511				7,511		7,511
Issuance of shares related to acquisition of Atvio and CureCell	286,811	*	2,452				2,452	299	2,751
Issuance of warrants and Beneficial conversion feature of convertible loans			438				438		438
Issuance of shares and warrants and receipts on account of shares to be allotted	2,853,747	*	18,021	770			18,791		18,791
Issuance of shares due to exercise of warrants	136,646		846				846		846
Adjustment to redemption value of redeemable non-controlling interest			(884)				(884)		(884)
Comprehensive loss for the year					(1,000)	(18,291)	(19,291)		(19,291)
BALANCE AT NOVEMBER 30, 2018	14,951,783	$1	$88,082	$2,253	$425	$(62,411)	$28,350	$299	$28,649

*Represents an amount lower than $ 1 thousand

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ORGENESIS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(U.S. Dollars, in thousands, except share amounts)

	Number	Par Value	Additional Paid-in Capital	Receipts on Account of Share to be Allotted	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Equity Attributable to Orgenesis Inc.	Non- Controlling Interest	Total
BALANCE AT DECEMBER 1, 2018	14,951,783	$1	$88,082	$2,253	$425	$(62,411)	$28,350	$299	$28,649
ASC 606 implementation						(8)	(8)		(8)
Balance at December 1, 2018, adjusted	14,951,783	$1	$88,082	$2,253	$425	$(62,419)	$28,342	$299	$28,641
Changes during the one month ended December 31, 2018:
Stock-based compensation to employees and directors			274				274	355	629
Stock-based compensation to service providers	38,069	*	105				105		105
Beneficial conversion feature of convertible loans and warrants issued			63				63		63
Issuance of shares and warrants and receipts on account of shares to be allotted	550,481	1	2,253	(2,253)			1		1
Adjustment to redemption value of redeemable non-controlling interest			(180)				(180)		(180)
Comprehensive loss for the period					244	(2,744)	(2,500)	(9)	(2,509)
BALANCE AT DECEMBER 31, 2018	15,540,333	$2	$90,597	$-	$669	$(65,163)	$26,105	$645	$26,750

*Represents an amount lower than $ 1 thousand

The accompanying notes are an integral part of these consolidated financial statements.

F-7

ORGENESIS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(U.S. Dollars, in thousands, except share amounts)

	Number	Par Value	Additional Paid-in Capital	Receipts on Account of Share to be Allotted	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Equity Attributable to Orgenesis Inc.	Non- Controlling Interest	Total
BALANCE AT DECEMBER 31, 2018	15,540,333	$2	$90,597	$-	$669	$(65,163)	$26,105	$645	$26,750
Changes during the Year ended December 31, 2019:
Stock-based compensation to employees and directors			2,106				2,106	58	2,164
Stock-based compensation to service providers	75,629	*	893			-	893		893
Stock-based compensation to strategic collaborations, (see note 11)	525,000	*	2,641				2,641		2,641
Issuance and modification of warrants and Beneficial conversion feature of convertible loans			515			(145)	370		370
Transaction with non-controlling interest GPP (See Note 1)			2,034				2,034		2,034
Adjustment to redemption value of redeemable non-controlling interest			(4,095)				(4,095)		(4,095)
Comprehensive loss for the year					(456)	(24,121)	(24,577)	(102)	(24,679)
BALANCE AT DECEMBER 31, 2019	16,140,962	$2	$94,691	$-	$213	$(89,429)	$5,477	$601	$6,078

*Represents an amount lower than $ 1 thousand

The accompanying notes are an integral part of these consolidated financial statements.

F-8

ORGENESIS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (*)

(U.S. Dollars, in thousands)

	Year ended		One month ended
	December 31,	November 30,	December 31,
	2019	2018	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,041)	$(19,104)	$(2,907)
Adjustments required to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,057	4,364	734
Stock-based compensation for strategic collaborations	2,641	-	-
Gain from sale of property, plants and equipment	(29)	-	-
Share in losses of associated company	-	731	-
Depreciation and amortization expenses	3,806	2,624	265
Net gain on remeasurement of previously equity interest in Atvio and CureCell to acquisition date at fair value	-	(4,509)	-
Change in fair value of warrants and embedded derivatives	-	26	-
Net changes in operating leases	(339)	-	-
Interest expense accrued on loans and convertible loans (including amortization of beneficial conversion feature)	387	2,564	12
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(5,308)	(2,901)	951
Decrease (increase) in inventory	(414)	(931)	89
Increase in other assets	(46)	(19)	(3)
Effect of exchange differences on inter-company balances	214	-	-
Decrease (increase) in prepaid expenses, other accounts receivable	(112)	380	(213)
Change in related parties, net	-	(532)	-
Increase (Decrease) in accounts payable	4,626	(796)	743
Increase (decrease) in accrued expenses and other payable	271	428	(421)
Increase (decrease) in employee and related payables	474	(105)	45
Increase (decrease) in contract liabilities	3,536	1,309	(181)
Change in advance payments and receivables on account of grant, net	(247)	(193)	(133)
Increase (decrease) in deferred taxes	304	982	(58)
Net cash used in operating activities	$(13,220)	$(15,682)	$(1,077)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of property, plants and equipment	79	-	-
Purchase of property, plants and equipment	(12,129)	(5,556)	(535)
Long-term deposits	(228)	(15)	(57)
Increase in loan to JV with a related party (see Note 11 e)	(1,500)	(1,000)	-
Acquisition of CureCell, net of cash acquired (see Note 4)	-	58	-
Acquisition of Atvio, net of cash acquired (see Note 4)	-	245	-
Net cash used in investing activities	$(13,778)	$(6,268)	$(592)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment received from redeemable non-controlling interest related to GPP transaction (see note 3)	13,200	-	-
Proceeds from issuance of shares and warrants (net of transaction costs)	-	17,392	-
Redeemable non-controlling interest	-	14,058	-
Proceeds from receipts on account of shares to be allotted	-	2,252	-
Repayment of short and long-term debt and Finance Leases	(772)	(377)	(53)
Repayment of convertible loans and convertible bonds	-	(177)	-
Proceeds from issuance of convertible loans (net of transaction costs)	11,400	1,912	250
Proceeds from issuance of loans payable	270	-	-
Net cash provided by financing activities	$24,098	$35,060	$197
NET CHANGE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(2,900)	$13,110	$(1,472)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND	$(58)	$(173)	$15
CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	$14,999	$3,519	$16,456
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$12,041	$16,456	$14,999

SUPPLEMENTAL DISCLOSURE OF CASH FLOW TRANSACTIONS:
Interest paid in cash during the year	$157	$134	$15
Income taxes, net of refunds paid in cash during the year	$156	$-	$-

SUPPLEMENTAL NON-CASH FINANCING AND INVESTING ACTIVITIES
Conversion of principal amount and accrued interest of convertible loans and bonds to common stock and warrants	$-	$7,511	$-
Classification of loan receivable into services to be received from CureCell	$-	$836	$-
Transaction costs of issuance of convertible loans	$546	$-	$-
Receivable from GPP	$-	$6,600	$-
Right-of-use assets obtained in exchange for new operating lease liabilities, net	$8,229	$-	$-
Purchase of property, plant and equipment included in accounts payable	$1,584	$-	$-
Finance Leases of property, plant and equipment	$355	$955	$-

The accompanying notes are an integral part of these consolidated financial statements.

(*) See Note 3 for information regarding the discontinued operations.

F-9

ORGENESIS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

a. General

Orgenesis Inc., a Nevada corporation (the “Company”), is a biotechnology company specializing in the development, manufacturing and provision of cell and gene therapies (“CGTs”) through point-of-care solutions. The Company has historically operated through two independent business platforms: (i) a point-of-care cell therapy (“POC”) platform and (ii) a Contract Development and Manufacturing Organization (“CDMO”) platform, which provided contract manufacturing and development services for biopharmaceutical companies (the “CDMO Business”). Through the POC platform, the Company’s aim is to further the development of CGTs, including Advanced Therapy Medicinal Products (“ATMPs”), through collaborations and in-licensing with other pre-clinical and clinical-stage biopharmaceutical companies and research and healthcare institutes to bring such ATMPs to patients. These therapies span a wide range of treatments including, but not limited to, cell-based immunotherapies, therapeutics for metabolic diseases, neurodegenerative diseases and tissue regeneration. The Company out-licenses these ATMPs, thus far primarily through joint venture (“JV’) agreements, with regional partners including pharmaceutical and biotech companies as well as research institutions and hospitals. These regional partners have cell therapies in clinical development and are to whom we also provide manufacturing know-how, assay services, licensing, regulatory assistance, pre-clinical studies, intellectual property services, and co-development services (collectively “POC Development Services”) to support their activity in order to reach patients in a point-of-care hospital setting. Currently, the Company’s POC Development Services constitute the entirety of our revenue from the POC platform. Through the CDMO platform, we had focused on providing contract manufacturing and development services for biopharmaceutical companies, the majority of which were via our subsidiary Masthercell Global Inc. Masthercell Global Inc is a CDMO specialized in cell therapy development for advanced therapeutically products. The CDMO platform operated mainly through majority-owned Masthercell Global (which consists of the following two subsidiaries: MaSTherCell S.A. in Belgium (“MaSTherCell”), and Masthercell U.S., LLC in the United States (“Masthercell U.S.”) (collectively, the “Masthercell Global Subsidiaries”). Each of these subsidiaries had unique know-how and expertise for manufacturing in a multitude of cell types.

On February 2, 2020, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with GPP-II Masthercell LLC (“GPP” and together with the Company, the “Sellers”), Masthercell Global Inc. (“Masthercell”) and Catalent Pharma Solutions, Inc. (the “Buyer”). Pursuant to the terms and conditions of the Purchase Agreement, on February 10, 2020, the Sellers sold 100% of the outstanding equity interests of Masthercell to Buyer (the “Masthercell Sale”) for an aggregate nominal purchase price of $315 million, subject to customary adjustments. After accounting for GPP’s liquidation preference and equity stake in Masthercell as well as SFPI – FPIM’s interest in MaSTherCell S.A., distributions to Masthercell option holders and transaction costs, we received approximately $126.7 million. The Company determined that the Masthercell business met the criteria to be classified as a discontinued operation. As a result, we presented Masthercell as a discontinued operation in our condensed consolidated financial statements. Accordingly, all prior periods have been recast to conform to this presentation.

F-10

The Stock Purchase Agreement contains customary representations, warranties, and covenants of the Sellers and the Buyer. From the date of the Stock Purchase Agreement until the closing of the Sale, the Sellers were required to operate Masthercell’s business in the ordinary course and to comply with certain covenants regarding the operation of the business. Subject to certain limitations, the Company is required to indemnify the Buyer for losses resulting from breaches of certain representations and warranties made by the Company in the Stock Purchase Agreement.

The Company’s therapeutic development efforts in its POC business are focused on advancing breakthrough scientific achievements in ATMPs, and namely autologous therapies, which have a curative potential. It bases its development on therapeutic collaborations and in-licensing with other pre-clinical and clinical-stage biopharma companies as well as direct collaboration with research and healthcare institutes. It is engaging in therapeutic collaborations and in-licensing with other academic centers and research centers in order to pursue emerging technologies of other ATMPs in cell and gene therapy in such areas including, but not limited to, cell-based immunotherapies, therapeutics for metabolic diseases, neurodegenerative diseases and tissue regeneration Each of these customers and collaborations represents a growth opportunity and future revenue potential as it out-licenses these ATMPs through regional partners to whom it also provides regulatory, pre-clinical and training services to support their activity in order to reach patients in a point-of-care hospital setting.

The Company conducted the POC platform through its wholly-owned subsidiaries. The subsidiaries are as follows:

●	United States: Orgenesis Maryland Inc. (the “U.S. Subsidiary”) is the center of activity in North America currently focused on technology licensing, therapeutic collaborations and preparation for U.S. clinical trials.

●	European Union: Orgenesis Belgium SRL (which changed its name and statutory designation in August 2019 from Orgenesis SPRL) (the “Belgian Subsidiary”) is the center of activity in Europe currently focused on process development and preparation of European clinical trials.

●	Israel: Orgenesis Ltd. (the “Israeli Subsidiary”) is a research and technology center, as well as a provider of regulatory, clinical and pre-clinical services.

These consolidated financial statements include the accounts of Orgenesis Inc. and its subsidiaries, including the U.S. Subsidiary, the Belgian Subsidiary, the Israeli Subsidiary, Atvio, a wholly owned subsidiary incorporated in Israel which provides pre-clinical services, majority owned CureCell, (which has since changed its name to Orgenesis Korea company LTD) which provides pre-clinical services as well as Masthercell Global and its subsidiaries. The results of Masthercell Global and its subsidiaries are reflected as a discontinued operation.

F-11

The Chief Executive Officer (“CEO”) is the Company’s chief operating decision-maker. Through December 31, 2019, the Company reported two reportable segments namely the POC and CDMO segments. Following the Masthercell Sale, which comprised substantially all of the CDMO segment, management has concluded that all of the Company’s continuing operations are in the POC business and accordingly the financial statements reflect one reportable segment.

As used in this report and unless otherwise indicated, the term “Company” refers to Orgenesis Inc. and its subsidiaries (“Subsidiaries”). Unless otherwise specified, all amounts are expressed in United States Dollars.

Until March 13, 2018, the Company’s common shares were traded on OTC Market Group’s OTCQB, at which point the Company’s common stock began to be listed and traded on the Nasdaq Capital Market under the symbol “ORGS.”

b. Change in Fiscal Year End

On October 22, 2018, the Board of Directors of the Company approved a change in the Company’s fiscal year end from November 30 to December 31 of each year. This change to the calendar year reporting cycle became effective on January 1, 2019. As a result of the change, the Company is reporting a December 2018 fiscal month transition period, which is separately reported in these consolidated financial statements.

As permitted under SEC rules, prior-period financial statements have not been recast as management believes the year ended December 31, 2019 provides a meaningful comparison for year ended November 30, 2018 and recasting prior-period results is not practicable or cost justified.

c. Liquidity

As of December 31, 2019, the Company has accumulated losses of approximately $89 Million.

On February 10, 2020, the Company received approximately $126.7 million of which $7.2 million was used for the repayment of intercompany loans and payables from the Masthercell sale. In addition, on January 20, 2020, the Company, entered into a Securities Purchase Agreement with certain investors pursuant to which the Company received gross proceeds of approximately $9.240 million before deducting related offering expenses. (See note 22).

F-12

Based on its current cash resources and commitments, the Company believes it will be able to maintain its current planned development activities and expected level of expenditures for at least 12 months from the date of the issuance of the financial statements. Also, if there are further increases in operating costs in general and administrative expenses for facilities expansion, research and development, commercial and clinical activity or decreases in revenues from customers, the Company may decide to seek additional financing.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a. Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the reported expenses during the reporting periods. Actual results could differ from those estimates.

b. Business Combination

The Company allocates the purchase price of an acquired business to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. Acquired in-process backlog, customer relations, brand name and know how are recognized at fair value. The purchase price allocation process requires management to make significant estimates and assumptions, especially at the acquisition date with respect to intangible assets. Direct transaction costs associated with the business combination are expensed as incurred. The allocation of the consideration transferred in certain cases may be subject to revision based on the final determination of fair values during the measurement period, which may be up to one year from the acquisition date. The Company includes the results of operations of the business that it has acquired in its consolidated results prospectively from the date of acquisition.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquire is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognized in profit or loss.

c. Discontinued operations

Upon divestiture of a business, the Company classifies such business as a discontinued operation, if the divested business represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. For disposals other than by sale such as abandonment, the results of operations of a business would not be recorded as a discontinued operation until the period in which the business is actually abandoned.

The Masthercell Business divestiture qualifies as a discontinued operation and therefore have been presented as such.

F-13

The results of businesses that have qualified as discontinued operations have been presented as such for all reporting periods. Results of discontinued operations include all revenues and expenses directly derived from such businesses; general corporate overhead is not allocated to discontinued operations. Any loss or gain that arose from the divestiture of a business that qualifies as discontinued operations is included within the results of the discontinued operations. The Company included information regarding cash flows from discontinued operations (See Note 3)

d. Cash Equivalents

The Company considers all short term, highly liquid investments, which include short term bank deposits with original maturities of three months or less from the date of purchase, that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash, to be cash equivalents.

e. Research and Development, net

Research and development expenses include costs directly attributable to the conduct of research and development activities, including the cost of salaries, stock-based compensation expenses, payroll taxes and other employees’ benefits, lab expenses, consumable equipment and consulting fees. All costs associated with research and developments are expensed as incurred. Participation from government departments and from research foundations for development of approved projects is recognized as a reduction of expense as the related costs are incurred.

f. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its Subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

g. Non-Marketable Equity Investments

The Company’s investments in certain non-marketable equity securities in which it has the ability to exercise significant influence, but it does not control through variable interests or voting interests. These are accounted for under the equity method of accounting and presented as Investment in associates, net, in the Company’s consolidated balance sheets. Under the equity method, the Company recognizes its proportionate share of the comprehensive income or loss of the investee. The Company’s share of income and losses from equity method investments is included in share in losses of associated company.

The Company reviews its investments accounted for under the equity method for possible impairment, which generally involves an analysis of the facts and changes in circumstances influencing the investments.

F-14

h. Functional Currency

The currency of the primary economic environment in which the operations of the Company and part of its Subsidiaries are conducted is the U.S. dollar (“$” or “dollar”). The functional currency of the Belgian Subsidiaries is the Euro (“€” or “Euro”). The functional currency of CureCell is the Won (“KRW”). Most of the Company’s expenses are incurred in dollars, and the source of the Company’s financing has been provided in dollars. Thus, the functional currency of the Company and its other subsidiaries is the dollar. Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for nonmonetary and monetary balances, respectively. For foreign transactions and other items reflected in the statements of operations, the following exchange rates are used: (1) for transactions – exchange rates at transaction dates or average rates and (2) for other items (derived from nonmonetary balance sheet items such as depreciation) – historical exchange rates. The resulting transaction gains or losses are recorded as financial income or expenses. The financial statements of the Belgian Subsidiaries and CureCell are included in the consolidated financial statements, translated into U.S. dollars. Assets and liabilities are translated at year-end exchange rates, while revenues and expenses are translated at yearly average exchange rates during the year. Differences resulting from translation of assets and liabilities are presented as other comprehensive income.

i. Inventory

The Company’s inventory consists of raw material for use for the services provided. The Company periodically evaluates the quantities on hand. Cost of the raw materials is determined using the weighted average cost method. The inventory is recorded at the lower of cost or net realizable value.

j. Property, plant and Equipment

Property, plant and equipment are recorded at cost and depreciated by the straight-line method over the estimated useful lives of the related assets.

Annual rates of depreciation are presented in the table below:

Weighted Average Useful Life (Years)
Production facility	5-10
Laboratory equipment	7
Office equipment and computers	3-17

k. Intangible assets

Intangible assets and their useful lives are as follows:

	Useful Life (Years)	Amortization Recorded at Comprehensive Loss Line Item
Customer Relationships	3-10	Amortization of intangible assets
Know-How	12	Amortization of intangible assets
Backlog	2	Amortization of intangible assets

F-15

Intangible assets are recorded at acquisition less accumulated amortization and impairment. Definite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated.

l. Goodwill

Goodwill represents the excess of the purchase price of acquired business over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually (at December 31), at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Commencing from January 1, 2019, the Company has early adopted a new guidance which simplifies the test for goodwill impairment. Under the new guidance, the Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company performs a qualitative assessment and concludes that it is more likely than not that the fair value of a reporting unit exceeds its carrying value, goodwill is not considered impaired and the impairment test is not required. However, if the Company concludes otherwise, it is then required to perform a quantitative assessment for goodwill impairment. Under the new guidance, the Company performs its quantitative goodwill impairment test by comparing the fair value of its reporting unit with its carrying value. If the reporting unit’s carrying value is determined to be greater than its fair value, an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value. If the fair value of the reporting unit is determined to be greater than its carrying amount, the applicable goodwill is not impaired and no further testing is required. The goodwill impairment valuation is considered as significant estimate.

There were no impairment charges in 2019 and 2018 and the month ended December 31, 2018, See note 6 for the Company’s goodwill impairment analysis.

m. Impairment of Long-lived Assets

The Company reviews its property, plants and equipment, intangible assets subject to amortization and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset class may not be recoverable. Indicators of potential impairment include: an adverse change in legal factors or in the business climate that could affect the value of the asset; an adverse change in the extent or manner in which the asset is used or is expected to be used, or in its physical condition; and current or forecasted operating or cash flow losses that demonstrate continuing losses associated with the use of the asset. If indicators of impairment are present, the asset is tested for recoverability by comparing the carrying value of the asset to the related estimated undiscounted future cash flows expected to be derived from the asset. If the expected cash flows are less than the carrying value of the asset, then the asset is considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted cash flows. There were no impairment charges in 2019 and 2018 and the month ended December 31, 2018.

F-16

n. Income Taxes

1) With respect to deferred taxes, income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future.

2) The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained on examination. If this threshold is met, the second step is to measure the tax position as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

3) Taxes that would apply in the event of disposal of investment in Subsidiaries have not been taken into account in computing the deferred income taxes, as it is the Company’s intention to hold these investments and not realize them.

o. Stock-based Compensation

The Company accounts for employee stock-based compensation in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant date fair values. The fair value of the equity instrument is charged to compensation expense and credited to additional paid in capital over the period during which services are rendered. The Company recorded stock-based compensation expenses using the straight line method. Forfeitures are recognized as they occur.

The Company adopted the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718) Improvements to Nonemployee Share-based Payments. This ASU was issued to simplify the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees.

The Company adopted this guidance effective January 1, 2019, with no material impact on its consolidated financial statements.

p. Redeemable Non-controlling Interest

Non-controlling interests with embedded redemption features, whose settlement is not at the Company’s discretion, are considered redeemable non-controlling interest. Redeemable non-controlling interests are considered to be temporary equity and are therefore presented as a mezzanine section between liabilities and equity on the Company’s consolidated balance sheets. Subsequent adjustment of the amount presented in temporary equity is required only if the Company’s management estimates that it is probable that the instrument will become redeemable. Adjustments of redeemable non-controlling interest to its redemption value are recorded through additional paid-in capital.

F-17

q. Loss per Share of Common Stock

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding for each period. Diluted net loss per share is based upon the weighted average number of common shares and of common shares equivalents outstanding when dilutive. Common share equivalents include: (i) outstanding stock options and warrants which are included under the treasury share method when dilutive, and (ii) common shares to be issued under the assumed conversion of the Company’s outstanding convertible loans and debt, which are included under the if-converted method when dilutive (See Note 14).

r. Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of principally cash and cash equivalents, bank deposits and certain receivables. The Company held these instruments with highly rated financial institutions and the Company has not experienced any significant credit losses in these accounts and does not believe the Company is exposed to any significant credit risk on these instruments apart of accounts receivable. The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts. An appropriate allowance for doubtful accounts is included in the accounts and netted against accounts receivable. In the year ended December 31, 2019 the Company has not experienced any material credit losses in these accounts and does not believe it is exposed to significant credit risk on these instruments.

Bad debt allowance is created when objective evidence exists of inability to collect all sums owed it under the original terms of the debit balances. Material customer difficulties, the probability of their going bankrupt or undergoing economic reorganization and insolvency or material delays in payments are all considered indicative of reduced debtor balance value.

s. Beneficial Conversion Feature (“BCF”)

When the Company issues convertible debt, if the stock price is greater than the effective conversion price (after allocation of the total proceeds) on the measurement date, the conversion feature is considered “beneficial” to the holder. If there is no contingency, this difference is treated as issued equity and reduces the carrying value of the host debt; the discount is accreted as deemed interest on the debt (See Note 7).

t.	Other Comprehensive Loss

Other comprehensive loss represents adjustments of foreign currency translation.

u.	Newly issued and recently adopted Accounting Pronouncements

F-18

ASC 606 - Revenue from Contracts with Customers

On December 1, 2018, the Company adopted the new accounting standard ASC 606, Revenue from Contracts with Customers and the related amendments (“New Revenue Standard”) to all contracts, using the modified retrospective method. The cumulative effect of initially applying the new revenue standard was immaterial.

Revenue Recognition Prior to the Adoption of the New Revenue Standard

The Company recognized revenue for services linked to cell process development and cell manufacturing services based on individual contracts in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when the following criteria have been met: persuasive evidence of an arrangement exists; delivery of the processed cells had occurred or the services that are milestones based had been provided; the price is fixed or determinable and collectability is reasonably assured. The Company determined that persuasive evidence of an arrangement exists based on written contracts that define the terms of the arrangements. In addition, the Company determined that services had been delivered in accordance with the arrangement. The Company assessed whether the fee was fixed or determinable based on the payment terms associated with the transaction and whether the sales price was subject to refund or adjustment. Service revenues were recognized as the services were provided. In addition, as part of the services, the Company recognized revenue based on use of consumables, which it received as reimbursement on a cost-plus basis on certain expenses.

Revenue Recognition Following the Adoption of the New Revenue Standard

The Company’s agreements are primarily service contracts that range in duration from a few months to one year. The Company recognizes revenue when control of these services is transferred to the customer for an amount, referred to as the transaction price, which reflects the consideration to which the Company is expected to be entitled in exchange for those goods or services.

A contract with a customer exists only when:

●	the parties to the contract have approved it and are committed to perform their respective obligations;
●	the Company can identify each party’s rights regarding the distinct goods or services to be transferred (“performance obligations”);
●	the Company can determine the transaction price for the goods or services to be transferred; and
●	the contract has commercial substance and it is probable that the Company will collect the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

For the majority of its contracts, the Company receives non-refundable upfront payments. The Company does not adjust the promised amount of consideration for the effects of a significant financing component since the Company expects, at contract inception, that the period between the time of transfer of the promised goods or services to the customer and the time the customer pays for these goods or services to be generally one year or less. The Company’s credit terms to customers are in average between thirty and ninety days.

F-19

The Company does not disclose the value of unsatisfied performance obligations for contracts with original expected duration of one year or less.

Nature of Revenue Streams

We have two main revenue streams being cell process development services and from the second quarter of 2019, POC development services.

Cell Process Development Services (mainly discontinued operations)

Revenue recognized under contracts for cell process development services may, in some contracts, represent multiple performance obligations (where promises to the customers are distinct) in circumstances in which the work packages and milestones are not interrelated or the customer is able to complete the services performed independently or by using competitors of the Company. In other contracts when the above circumstances are not met, the promises are not considered distinct and the contract represents one performance obligation. All performance obligations are satisfied over time, as there is no alternative use to the services it performs, since, in nature, those services are unique to the customer, which retain the ownership of the intellectual property created through the process. Additionally, due to the non-refundable upfront payment the customer pays, together with the payment term and cancellation fine, it has a right to payment (which include a reasonable margin), at all times, for work completed to date, which is enforceable by law.

For arrangements that include multiple performance obligations, the transaction price is allocated to the identified performance obligations based on their relative standalone selling prices. For these contracts, the standalone selling prices are based on the Company’s normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location.

The Company measures the revenue to be recognized over time on a contract by contract basis, determining the use of either a cost-based input method or output method, depending on whichever best depicts the transfer of control over the life of the performance obligation.

Tech Transfer Services (discontinued operations)

Revenue recognized under contracts for tech transfer services are considered a single performance obligation, as all work packages (including data collection, GMP documentation, validation runs) and milestones are interrelated. Additionally, the customer is unable to complete services of work performed independently or by using competitors of the Company. Revenue is recognized over time using a cost-based based input method where progress on the performance obligation is measured by the proportion of actual costs incurred to the total costs expected to complete the contract.

F-20

Cell Manufacturing Services (discontinued operations)

Revenues from cell manufacturing services represent a single performance obligation which is recognized over time. The progress towards completion will continue to be measured on an output measure based on direct measurement of the value transferred to the customer (units produced).

POC Development Services

Revenue recognized under contracts for POC development services may, in some contracts, represent multiple performance obligations (where promises to the customers are distinct) in circumstances in which the work packages are not interrelated or the customer is able to complete the services performed independently or by using competitors of the Company.

For arrangements that include multiple performance obligations, the transaction price is allocated to the identified performance obligations based on their relative standalone selling prices.

The Company measures the revenue to be recognized over time on a contract by contract basis as services are provided.

Significant Judgement and Estimates

The cost-based and output methods of revenue recognition require the Company to make estimates of costs to complete its projects and the percentage of completeness on an ongoing basis. Significant judgment is required to evaluate assumptions related to these estimates. The effect of revisions to estimates related to the transaction price (including variable consideration relating to reimbursement on a cost-plus basis on certain expenses) or costs to complete a project are recorded in the period in which the estimate is revised.

Practical Expedients

As part of ASC 606, the Company has adopted several practical expedients including the Company’s determination that it need not adjust the promised amount of consideration for the effects of a significant financing component since the Company expects, at contract inception, that the period between when the Company transfers a promised service to the customer and when the customer pays for that service will be one year or less.

Reimbursed Expenses

The Company includes reimbursed expenses in revenues and costs of revenue as the Company is primarily responsible for fulfilling the promise to provide the specified service, including the integration of the related services into a combined output to the customer, which are inseparable from the integrated service. These costs include such items as consumable, reagents, transportation and travel expenses, over which the Company has discretion in establishing prices.

F-21

Change Orders

Changes in the scope of work are common and can result in a change in transaction price, equipment used and payment terms. Change orders are evaluated on a contract-by-contract basis to determine if they should be accounted for as a new contract or as part of the existing contract. Generally, services from change orders are not distinct from the original performance obligation. As a result, the effect that the contract modification has on the contract revenue, and measure of progress, is recognized as an adjustment to revenue when they occur.

Costs of Revenue

Costs of revenue include (i) compensation and benefits for billable employees and personnel involved in production, data management and delivery, and the costs of acquiring and processing data for the Company’s information offerings; (ii) costs of staff directly involved with delivering services offerings and engagements; (iii) consumables used for the services; and (iv) other expenses directly related to service contracts such as courier fees, laboratory supplies, professional services and travel expenses.

ASU 2018-07 Stock based Compensation

In June 2018, the FASB issued ASU 2018-07, “Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” This guidance simplifies the accounting for non-employee share-based payment transactions. The amendments specify that ASC 718 applies to all share-based payment transactions in which a grantor acquires goods and services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606, “Revenue from Contracts with Customers.” This standard, adopted as of January 1, 2019, had no material impact on the Company’s consolidated financial statements for the year ended December 31, 2019.

ASC 842 - Leases

In February 2016, the FASB issued ASU 2016-02 “Leases” (the “new lease standard”). The guidance establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The guidance became effective on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application.

The Company adopted the new lease standard and all the related amendments on January 1, 2019 and used the effective date as the Company’s date of initial application. Consequently, financial information was not updated and the disclosures required under the new standard are not provided for dates and periods before January 1, 2019.

For more information, see Note 9.

F-22

Recently issued accounting pronouncements, not yet adopted

In June 2016, the FASB issued ASU 2016-13“Financial Instruments—Credit Losses—Measurement of Credit Losses on Financial Instruments.” This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance will be effective for Smaller Reporting Companies (SRCs, as defined by the SEC) for the fiscal year beginning on January 1, 2023, including interim periods within that year. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18“Collaborative Arrangements (Topic 808)—Clarifying the interaction between Topic 808 and Topic 606.” The amendments provide guidance on whether certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606. It also specifically (i) addresses when the participant should be considered a customer in the context of a unit of account, (ii) adds unit-of-account guidance in ASC 808 to align with guidance in ASC 606 and (iii) precludes presenting revenue from a collaborative arrangement together with revenue recognized under ASC 606 if the collaborative arrangement participant is not a customer. The guidance will be effective for fiscal years beginning after December 15, 2019. Early adoption is permitted and should be applied retrospectively. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12“Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes” (“the Update”). The amendments in this Update simplify the accounting for income taxes by removing the following exceptions in ASC 740: (1) exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income or a gain from other items; (2) exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment; (3) exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary; and (4) exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year.

In addition, this Update also simplifies the accounting for income taxes in certain topics as follows: (1) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax; (2) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction; (3) specifying that an entity can elect (rather than be required to) allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements; and (4) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

F-23

NOTE 3 – DISCONTINUED OPERATIONS

On February 2, 2020, the Company entered into a Purchase Agreement with GPP, Masthercell and the Buyer. Pursuant to the terms and conditions of the Purchase Agreement, Sellers agreed to sell 100% of the outstanding equity interests of Masthercell to Buyer for an aggregate nominal purchase price of $315 million, subject to customary adjustments. The Company has determined that the Masthercell Business meets the criteria to be classified as discontinued operations.

On February 10, 2020, the Masthercell Sale was consummated in accordance with the terms of the Purchase Agreement. After accounting for GPP’s liquidation preference and equity stake in Masthercell, as well as SFPI – FPIM’s interest in MaSTherCell, distributions to Masthercell option holders and transaction costs, the Company received approximately $126.7 million at the closing of the Masthercell Sale, of which $7.2 million was used for the repayment of intercompany loans and payables, including $4.6 million of payables to MaSTherCell. Included in this amount is $1.5 million which was deposited into an escrow account in connection with potential adjustments based on working capital and indebtedness at closing. The escrow amount was transferred to the Company at the end of July 2020.

Due to the sale of the controlling interest in Masthercell, the Company retrospectively reclassified the assets and liabilities of these entities as assets and liabilities of discontinued operations and included the financial results of these entities as discontinued operations in the Company’s consolidated financial statements.

Discontinued operations relate to the Masthercell Business. The comprehensive loss and balance sheet for this operation are separately reported as discontinued operations for all periods presented.

The financial results of the Masthercell Business are presented as income (loss) from discontinued operations, net of income taxes on the Company’s consolidated statement of comprehensive loss. The following table presents the financial results associated with the Masthercell Business operation as reflected in the Company’s Consolidated Comprehensive loss (in thousands):

	Year Ended	Year Ended	One-month Ended
	December 31,	November 30,	December 31,
OPERATIONS	2019	2018	2018
Revenues	$31,053	$19,681	$1,910
Cost of revenues	18,318	10,307	1,170
Cost of research and development and research and development services, net	54	37	2
Amortization of intangible assets	1,631	1,725	141
Selling, general and administrative expenses	13,886	6,196	999
Other (income) expenses, net	(207)	1,600	-
Operating loss	2,629	184	402
Financial expenses, net	31	185	17
Loss before income taxes	2,660	369	419
Tax expenses (income)	792	1,185	(124)
Net loss from discontinuing operation, net of tax	$3,452	$1,554	$295

F-24

The following table is a summary of the assets and liabilities of discontinued operations (in thousands):

	As of	As of
	December 31, 2019	December 31, 2018
Assets

CURRENT ASSETS:
Cash and cash equivalents	$11,281	$11,822
Restricted cash	186	-
Accounts receivable, net	6,654	3,097
Prepaid expenses and other receivables	845	678
GPP receivable, see note 3	-	6,600
Grants receivable	1,979	-
Inventory	1,907	1,489
Deposits	326	-
Property and equipment, net	22,149	-
Intangible assets, net (mainly Know How)	10,858	-
Operating lease right-of-use assets	8,860	-
Goodwill	10,129	-
Other assets	47	-
TOTAL CURRENT ASSETS OF DISCONTINUED OPERATIONS	$75,221	$23,686

As of
December 31, 2018
Assets

NON CURRENT ASSETS:
Deposits	$86
Property and equipment, net	10,313
Intangible assets, net (mainly Know How)	12,736
Goodwill	10,324
TOTAL LONG-TERM ASSETS OF DISCONTINUED OPERATIONS	$33,459

F-25

	As of	As of
	December 31, 2019	December 31, 2018
CURRENT LIABILITIES:
Accounts payable	$5,756	$1,677
Accrued expenses and other payables	372	566
Employees and related payables	2,047	1,887
Advance payments on account of grant	2,227	611
Short-term loans and current maturities of long- term loans	372	372
Contract liabilities	8,301	5,118
Current maturities of long-term finance leases	291	226
Current maturities of operating leases	1,365	-
Non-current operating leases	7,069	-
Loans payable	1,230	-
Deferred taxes	1,868	-
Long-term finance leases	688	-
TOTAL CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	$31,586	$10,457

As of
December 31, 2018
LONG-TERM LIABILITIES:
Loans payable	$1,633
Deferred taxes	1,360
Long-term finance leases	661
TOTAL LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	$3,654

Property, plants and equipment, net and right-of-use assets by geographical location were as follows:

	December 31,
	2019	2018
	(in thousands)
United States	$16,707	$-
Belgium	$14,302	$10,313
Total	$31,009	$10,313

F-26

The following table represents the components of the cash flows from discontinued operations (in thousands):

	Year Ended	Year Ended	One-Month Ended
	December 31, 2019	November 30, 2018	December 31, 2018

Net cash flows provided by (used in) operating activities	$(1,248)	$1,545	$495
Net cash flows used in investing activities	$(11,621)	$(4,618)	$(452)
Net cash flows (used in) provided by financing activities	$12,570	$13,681	$(42)

Disaggregation of Revenue

The following table disaggregates the Company’s revenues by major revenue streams related to discontinued operations (in thousands):

	Year Ended	One-Month Ended
	December 31, 2019	December 31, 2018
Revenue stream:

Cell process development services	$20,834	$1,546
Tech transfer services	5,396	364
Cell manufacturing services	4,823	-
Total	$31,053	$1,910

Redeemable Non-Controlling Interest of discontinued operations

a.	Subscription and Shareholders Agreement with Belgian Sovereign Funds Société Fédérale de Participations et d’Investissement (“SFPI”).

On November 15, 2017, the Company, MaSTherCell and SFPI entered into a Subscription and Shareholders Agreement (“SFPI Agreement”) pursuant to which SFPI made an equity investment in MaSTherCell in the aggregate amount of Euro 5 million (approximately $5.9 million), for approximately 16.7% of MaSTherCell (SFPI received B-shares of MaSTherCell which have the same voting, dividend and other rights as the existing shares of MaSTherCell). The equity investment commitment included the conversion of the outstanding loan and accrued interest of Euro 1.07 million (approximately $1.18 million), previously made by SFPI to MaSTherCell. In November 2017, the initial subscription amount of Euro 2 million ($2.3 million) was paid by SFPI to MaSTherCell. The proceeds from the investment are to be used in accordance with the long-term business plan that was appended to the SFPI Agreement which includes, without limitation, expanding MaSTherCell’s facilities in Belgium with the addition of five new cGMP manufacturing cleanrooms. The agreement contains customary representations, warranties and covenants by MaSTherCell and the Company, in respect of which the Company has undertaken to indemnify SFPI for the consequences of any breach thereof by MaSTherCell or the Company.

F-27

Under the Agreement, SFPI has the right to appoint one member to the board of directors of MaSTherCell’s five-person board. In addition, the holders of the B-Shares have a right to, along with the Company, appoint an independent director who will serve as the chairman of the board of MaSTherCell for a renewable three-year term. The agreement provides that, under certain specified circumstances, SFPI is entitled to transfer its equity interest in MaSTherCell to the Company at a price equal to the total investment amount, plus a specified annual premium ranging from 10% to 25%, depending on the year following the subscription in which the put is exercised.

Under the terms of the agreement since the Company listed to Nasdaq, SFPI is entitled to convert its MaSTherCell equity interest (using an exchange rate of approximately $0.85), into shares of Common Stock of the Company based upon a conversion price of $6.24, the exercise period of the option is 3 years from the closing date of the SFPI Agreement. The $6.24 conversion price represents the price after the previous stock split of the Company.

Furthermore, under the agreement, the Company had the right to spin-off the CDMO business into a Subsidiary provided that the Subsidiary adhered to the terms of the agreement. In June 2018, the Company effectuated such a spin-off and consolidated the CDMO business into Masthercell Global and Masthercell Global adhered to the terms of this agreement. Also, the Company possesses a drag along right under the Agreement whereby if the Company transfers all or the majority of its shares in MaSTherCell, it can force SFPI to do the same. (See also Note 3(b)).

On June 13, 2018, SFPI paid MaSTherCell the remaining amount of Euro 1.9 million (approximately $2.3 million) to complete its subscription obligations under the agreement.

Due to the embedded redemption feature whose settlement is not at the Company discretion, the Company accounted for the investment made by SFPI as a redeemable non-controlling interest. As of December 31, 2019 and November 30, 2018, the SFPI investment was presented as redeemable non-controlling interest in the balance sheet, in the amount of $6.0 million and $5.8, respectively.

b.	Stock Purchase Agreement and Stockholders’ Agreement with Great Point Partners, LLC (“GPP”)

On June 28, 2018, the Company, Masthercell Global GPP, and certain of GPP’s affiliates, entered into a series of definitive strategic agreements intended to finance, strengthen and expand Orgenesis’ CDMO business. In connection therewith, the Company, Masthercell Global and GPP-II Masthercell, LLC, a Delaware limited liability company (“GPP-II”) and an affiliate of GPP entered into Stock Purchase Agreement (the“SPA”) pursuant to which GPP-II purchased 378,000 shares of newly designated Series A Preferred Stock of Masthercell Global (the“Masthercell Global Preferred Stock”), representing 37.8% of the issued and outstanding share capital of Masthercell Global, for a cash consideration to be paid into Masthercell Global of up to $25 million, of which $13.2 million was subject to certain contingencies described below (the“Consideration”). An initial cash payment of $11.8 million of the Consideration was remitted at closing by GPP-II. $1.5 Million of the initial capital contributed to Masthercell Global was used to reimburse the investors for their fees and expenses incurred in conjunction with this transaction (net payment of $10.3 million). Under the terms of the SPA the follow up payments were to be in the amount of $6.6 million to be made in each of years 2018 and 2019 (the“Future Payments”), if (a) Masthercell Global achieved specified EBITDA and revenues targets during each of these years, and (b) the Orgenesis’ shareholders approved certain provisions of the SPA entered into by these parties. Such shareholder approval was obtained on October 23, 2018. Masthercell Global achieved the specified EBITDA and revenue targets in both 2018 and 2019, and the Company received an aggregate of $13.2 million from GPP in 2019.

F-28

In connection with the entry into the SPA as described above, each of the Company, Masthercell Global and GPP-II entered into the Masthercell Global Inc. Stockholders’ Agreement (the“Stockholders’ Agreement”) providing for certain restrictions on the disposition of Masthercell Global securities, the provisions of certain options and rights with respect to the management and operations of Masthercell Global, certain rights to GPP-II (including, without limitation, a tag along right, drag along right and certain protective provisions). After the earlier of the second anniversary of the closing or certain enumerated circumstances, GPP-II is entitled to effectuate a spinoff of Masthercell Global and the Masthercell Global Subsidiaries (the“Spinoff”).

The Spinoff is required to reflect a market value, provided that under certain conditions, such market valuation shall reflect a valuation of Masthercell Global and its Subsidiaries of at least $50 million. In addition, upon certain enumerated events described below, GPP-II is entitled, at its option, to put to the Company (or, at Company’s discretion, to Masthercell Global if Masthercell Global shall then have the funds available to consummate the transaction) its shares in Masthercell Global or, alternatively, purchase from the Company its share capital in Masthercell Global at a purchase price equal to the fair market value provided that the purchase price shall not be greater than three times the price per share of Masthercell Global Preferred Stock paid by GPP-II and shall not be less than the price per share of Masthercell Global Preferred Stock paid by GPP-II. GPP-II may exercise its put or call option upon the occurrence of any of the following: (i) there is an Activist Shareholder of the Company; (ii) the Chief Executive Officer and/or Chairman of the board of directors of the Company resigns or is replaced, removed, or terminated for any reason prior to June 28, 2023; (iii) there is a change of control event of the Company as defined in the Stockholders’ Agreement; or (iv) the industry expert director appointed to the board of directors of Masthercell Global is removed or replaced (or a new such director is appointed) without the prior written consent of GPP-II. Activist Shareholder shall mean any Person who acquires shares of capital stock of the Company who either: (x) acquires more than a majority of the voting power of the Company, (y) actively takes over and controls a majority of the board of directors of the Company, or (z) is required to file a Schedule 13D with respect to such Person’s ownership of the Company and has described a plan, proposal or intent to take action with respect to exerting significant pressure on the management of or directors of, the Company.

The Stockholders’ Agreement further provides that GPP-II is entitled, at any time, to convert its share capital in Masthercell Global for the Company’s common stock in an amount equal to the lesser of (a)(i) the fair market value of GPP-II’s shares of Masthercell Global Preferred Stock to be exchanged, divided by (ii) the average closing price per share of the Company’s Common Stock during the thirty day period ending on the date that GPP-II provides the exchange notice (the“Exchange Price”) and (b)(i) the fair market value of GPP-II’s shares of Masthercell Global Preferred Stock to be exchanged assuming a value of Masthercell Global equal to three and a half (3.5) times the revenue of Masthercell Global during the last twelve (12) complete calendar months immediately prior to the exchange divided by (ii) the Exchange Price; provided, that in no event will (A) the Exchange Price be less than a price per share that would result in Orgenesis Inc. having an enterprise value of less than $250 million and (B) the maximum number of shares of the Company’s Common Stock to be issued shall not exceed 2,704,247 shares, unless the Company obtains shareholder approval for the issuance of such greater amount of shares of the Company in accordance with the rules and regulations of the Nasdaq Stock Market.

F-29

Great Point and Masthercell Global entered into an advisory services agreement pursuant to which Great Point is to provide management services to Masthercell Global for which Great Point will be compensated at an annual base compensation equal to the greater of (i) $250 thousand per each 12 month period or (ii) 5% of the EBITDA for such 12 month period, payable in arrears in quarterly installments; provided, that these payments will (A) begin to accrue immediately, but shall not be paid in cash to Great Point until such time as Masthercell Global generates EBITDA of at least $2 million for any 12 month period or the sale of or change in control of Masthercell Global, and (B) shall not exceed an aggregate annual amount of $0.5 million. Such compensation accrues but is not owed to Great Point until the earlier of (i) Masthercell Global generating EBITDA of at least $2 million for any 12-month period following the date of the agreement or (ii) a Sale of the Company or Change of Control of the Company (as both terms are defined therein).

GPP and Masthercell Global entered into a transaction services agreement pursuant to which GPP is to provide certain brokerage services to Masthercell Global for which GPP will be entitled to a certain exit fee and transaction fee (as both terms are defined in the agreement), such fees not to be less than 2 percent of the applicable transaction value.

Each of the agreements described above terminated upon the sale of Masthercell Global on February 10, 2020.

Due to the embedded redemption feature whose settlement is not at the Company discretion, the Company had accounted for the investment made by GPP as a redeemable non-controlling interest.

NOTE 4- CORPORATE REORGANIZATION OF CURECELL AND ATVIO

Description of the Transactions

Contemporaneous with the execution of the SPA and the Stockholders’ Agreement (see Notes 3 and 12), the Company and Masthercell Global entered into a Contribution, Assignment and Assumption Agreement pursuant to which the Company contributed to Masthercell Global assets including: (i) all of the Company’s holdings in Masthercell Global Subsidiaries; (ii) the debt in the total amount of $2.3 million owed to the Company by Atvio and CureCell; (iii) the license agreement between the Company and MaSTherCell dated December 30, 2016; (v) the Joint Venture Agreement with Atvio dated May 10, 2016 (as amended on May 30, 2016); (vi) the SFPI Agreement and (vii) the Joint Venture Agreement between Orgenesis and CureCell dated March 14, 2016 (the“Corporate Reorganization”). See Note 12(b).

F-30

In furtherance thereof, Masthercell Global, as the Company assignee, acquired all of the issued and outstanding share capital of Atvio and 94.12% of the share capital of CureCell. The Company exercised the“call option” to which it was entitled under the joint venture agreements with each of these entities to purchase from the former shareholders their equity holding. The consideration for the outstanding share equity in each of Atvio and CureCell consisted solely of the Company Common Stock.

In respect of the acquisition of Atvio, the Company issued to the former Atvio shareholders an aggregate of 83,965 shares of Company’s Common Stock. In respect of the acquisition of CureCell, the Company issued the former CureCell shareholders an aggregate of 202,846 shares of the Company Common Stock. The exercise of the call options of CureCell and Atvio, pursuant to which the Company obtained effective control over such entities, was accounted for as a business combination. The results of operations of CureCell and Atvio have been included in the Company’s condensed consolidated statements of operations starting from June 28, 2018, the date on which the Company obtained effective control of CureCell and Atvio. Before the closing date Atvio and CureCell were associated companies, see Note 12. The net gain on remeasurement of the previously held equity interest in Atvio and CureCell to acquisition date fair value was $4.5 million.

CureCell

The following table summarizes the allocation of purchase price to the fair values of the assets acquired and liabilities assumed as of the transaction date:

Total assets acquired:
Cash and cash equivalents	$58
Property, plants and equipment, net	1,104
Inventory	148
Other assets	300
Other Intangible assets (a)	3,933
Goodwill (b)	3,950
Total assets	9,493

Total liabilities assumed:
Deferred income from the Company and others	1,945
Deferred taxes	80
Fair value of convertible loan from the Company	892
Non-controlling interests*	299
Other liabilities	1,487
Total liabilities	4,703
Total consideration transferred	$4,790

Fair value of 36.4% of shared issued *	1,853
Acquisition date fair value of previously held equity interest	2,937
Total consideration transferred	$4,790

* Fair value of the consideration is based on the company’s market share price.

F-31

a.       The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of other intangible assets which comprised of: Customer Relationships of $859 and“Know How” of $3,074. These other intangible assets have a useful life of 10 and 12 years, respectively. The useful life of the other intangible assets for amortization purposes was determined considering the period of expected cash flows generated by the assets used to measure the fair value of the intangible assets adjusted as appropriate for the entity-specific factors, including legal, regulatory, contractual, competitive, economic or other factors that may limit the useful life of intangible assets.

The fair value of the Know How was estimated using a relief of royalties’ approach. Under this method, the fair value of the Know How is equal to the royalty fee that the owner of the Know How could profit from if he was to license the Know How out.

Customer Relationships were estimated using a discounted cash flow method with the application of the multi-period excess earnings method. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset after deducting contributory asset charges. An income and expenses forecast were built based upon revenue and expense estimates.

b.       The primary items that generate goodwill include the value of the synergies between the acquired company and the Company and the acquired assembled workforce, neither of which qualifies for recognition as an intangible asset. The Goodwill is not deductible for tax purposes.

Atvio

The total consideration of Atvio of $890 thousand was attributed mainly to goodwill.

On August 7, 2019, the Company, Masthercell Global and GPP-II Masthercell, LLC, a Delaware limited liability company (“GPP-II”), (the“Parties”) entered into a Transfer Agreement (the“Transfer Agreement”). As a result of the Transfer Agreement, Masthercell Global transferred all of its equity interests of Atvio and CureCell to Orgenesis Inc in exchange for one dollar ($1.00). The Transfer Agreement also contains agreements made with respect to certain intercompany loans. The Company accounted for the Transfer Agreement as a transaction with non-controlling interest.

F-32

NOTE 5 – PROPERTY, PLANTS AND EQUIPMENT

The following table represents the components of property, plants and equipment:

	December 31,
	2019	2018
	(in thousands)
Cost:
Production facility	$2,481	$2,253
Office furniture and computers	606	419
Lab equipment	656	341
Subtotal	3,743	3,013
Less – accumulated depreciation	(1,438)	(868)
Total	$2,305	$2,145

Depreciation expense for the years ended December 31, 2019 and November 30, 2018 were $634 thousand and $233 thousand, respectively. Depreciation expense for the one month ended December 31, 2018 was $33 thousand.

Property, plants and equipment, net by geographical location were as follows:

	December 31,
	2019	2018
	(in thousands)
Korea	$983	$1,062
Israel	$1,322	$1,083
Total	$2,305	$2,145

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL

Changes in the carrying amount of the Company’s goodwill for the years ended December 31, 2019 and 2018 are as follows:

(in thousands)
Goodwill as of November 30, 2017	$-
Goodwill acquired	4,918
Translation differences	5
Goodwill as of November 30, 2018	4,923
Translation differences	19
Goodwill as of December 31, 2018	$4,942
Translation differences	(130)
Goodwill as of December 31, 2019	$4,812

F-33

Goodwill Impairment

The Company reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. The Company performed a quantitative or qualitative assessment for goodwill impairment for each reporting unit.

Reporting Unit of Atvio’s and CureCell’s Goodwill

As part of the impairment test, the Company compared the fair value of the reporting unit to its carrying value and determined that the carrying amount of the unit do not exceed its fair value. The Company estimated the fair value of the unit by using an income approach based on discounted cash flows. The assumptions used to estimate the fair value of the Company’s reporting unit were based on expected future cash flows and an estimated terminal value using a terminal year growth rate based on the growth prospects for each reporting unit. The Company used an applicable discount rate which reflected the associated specific risks for the reporting unit future cash flows.

CureCell’s Goodwill

Key assumptions used to determine the estimated fair value of CureCell include: (a) expected cash flow for the four-year period following the testing date (including market share, sales volumes and prices, costs to produce and estimated capital needs); (b) an estimated terminal value using a terminal year growth rate of 3% determined based on the growth prospects; and (c) a discount rate of 18.9%. Based on the Company’s assessment, as of November 30, 2018, December 31, 2018 and December 31, 2019, the carrying amount of its reporting unit does not exceed its fair value and therefore no impairment charge was required.

A decrease in the terminal year growth rate of 1% or an increase of 1% to the discount rate would reduce the fair value of the reporting unit by approximately $336 thousand and $607 thousand, respectively. These changes would result an impairment of approximately $187 thousand and $458 thousand, respectively. A decrease in the terminal year growth rate and an increase in the discount rate of 1% would reduce the fair value of the reporting unit by approximately $894 thousand.

Atvio’s Goodwill

Key assumptions used to determine the estimated fair value of Atvio include: (a) expected cash flow for the four-year period following the testing date (including market share, sales volumes and prices, costs to produce and estimated capital needs); (b) an estimated terminal value using a terminal year growth rate of 3% determined based on the growth prospects; and (c) a discount rate of 17.8%. Based on the Company’s assessment, as of November 30, 2018, December 31, 2018 and December 31, 2019, the carrying amount of its reporting unit does not exceed its fair value and therefore no impairment charge was required.

A decrease in the terminal year growth rate of 1% or an increase of 1% to the discount rate would reduce the fair value of the reporting unit by approximately $149 thousand and $245 thousand, respectively. These changes would result an impairment of approximately $85 thousand and $181 thousand, respectively. A decrease in the terminal year growth rate and an increase in the discount rate of 1% would reduce the fair value of the reporting unit by approximately $371 thousand.

F-34

Other Intangible Assets

Other intangible assets consisted of the following:

	December 31,	December 31,
	2019	2018
	(In thousands)
Gross Carrying Amount:
Know How	$2,991	$3,093
Backlog	-	117
Customer relationships	895	924
	3,886	4,134
Accumulated amortization	(538)	(228)
Net carrying amount of other intangible assets	$3,348	$3,906

Intangible assets amortization expenses were approximately $430 thousand and $188 thousand for the years ended December 31, 2019 and November 30, 2018, respectively. Amortization expense for the one month ended December 31, 2018 was $38 thousand.

Estimated aggregate amortization expenses for the five succeeding years ending on December 31st are as follows:

	2020	2021 to 2024
	(in thousands)
Amortization expenses	$356	$1,332

NOTE 7– CONVERTIBLE LOANS

a.	Long term convertible loans outstanding as of December 31, 2019 and December 31, 2018 are as follows:

Principal Amount	Issuance Year	Interest Rate	Maturity Period	Exercise Price		BCF
(in thousands)			(Years)
Convertible Loans Outstanding as of December 31, 2019
$1,500	2018	2%	3	7.00	(1)	124
11,400	2019	6%-8%	2-5	7.00	(2)	-
$12,900

Convertible Loans Outstanding as of December 31, 2018

$1,500	2018	2%	3	7.00 (1)		124

F-35

Convertible Loans converted during the year ended November 30, 2018

								Accumulated	Shares and Warrants
								Interest Up to	Issued Upon Conversion
Principal Amount		Issuance Year	Interest Rate		Maturity Period	Exercise Price	BCF	Conversion Date	Shares	Warrants (6)
								(in thousands)

220		2018	6%		2	$6.24	$87	$2	35,543	35,543
500	(3)	2018	6%		0.5	6.24	106	4	80,756	80,756
5,050		2017	6%		2	6.24	2,311	235	846,961	846,961
798	(4)	2017	6%		0.5-1.7	6.24	81	40	134,372	34,269
1,388		2016	6%		2	6.24	251	132	243,443	243,443
100		2014	6%/24	% (5)	0.5	4.80	85	81	37,662	-
8,056								494	1,378,737	1,240,972

There were no repayments of convertible loans during the fiscal years ended November 30, 2018 and December 31, 2019 and month ended December 31, 2018. In addition, there were no conversions during the fiscal year ended December 31, 2019 and the month one ended December 31, 2018.

(1)       The holders, at their option, may convert the outstanding principal amount and accrued interest under this note into a total of 219,018 shares and 219,018 three-year warrants to purchase up to an additional 219,018 shares of the Company’s common stock at a per share exercise price of $7. In the initial two years, the holders have the right to convert the outstanding principal amount and accrued interest into shares of capital stock of Hemogenyx-Cell or Immugenyx, LLC according under the relevant note agreement, subsidiaries of Hemogenyx Pharmaceuticals Plc, at a price per share based on a pre-money valuation of Hemogenyx-Cell or Immugenyx, LLC of $12 million and $8 million, respectively, pursuant to the collaboration agreement with Hemogenyx Pharmaceuticals Plc and Immugenyx, LLC. As of December 31, 2019, the loans are presented in long term convertible notes in the balance sheet. See Note 11(f) and 11(g).

(2)       The holders, at their option, may convert the outstanding principal amount and accrued interest under this note into a total of 1,673,913 shares and 1,110,736 three-year warrants to purchase up to an additional 1,110,736 shares of the Company’s common stock at a per share exercise price of $7. See also Notes 13a(2), 13a(3), 13a(5), 13a(6) and 13a(7).

(3)       On the issuance date of the note the Company issued to certain investors 40,064 three-year warrants to purchase up to an additional one share of the Company’s common stock at a per share exercise price of $6.24.

F-36

(4)        On the issuance date of the note the Company issued to certain investors 145,509 three-year warrants to purchase up to an additional one share of the Company’s common stock at a per share exercise price of $6.24.

(5)        The Company failed to reimburse the loan by the maturity date, therefore the interest expenses increase to loan had a default interest of 24% under the terms of the agreement.

(6)        The warrant, exercisable for a period of three years from the date of conversion, for an additional share of Common Stock, at a per share exercise price of $6.24.

b.       On February 27, 2017, the Company and Admiral Ventures Inc. (“Admiral”) entered into an agreement resolving the payment of convertible loan received in prior years and owed to Admiral. Under the terms of the settlement agreement, Admiral extended the maturity date to June 30, 2018. The Company agreed to pay to Admiral, on or before March 1, 2017, between $0.3 million and $1.5 million. Further, beginning April 2017, the Company agreed to make a monthly payment of $125 thousand on account of remaining unpaid balance, and also agreed to remit additional payments under the term of the agreement. The Company accounted for the above changes as a modification of the old debt.

During the year ended November 30, 2017, the Company repaid $1,875 thousand on account of the principal amount and accrued interest. In January 2018, the Company repaid the remaining of accrued interest in total amount of $179 thousand. In 2018 and 2017 the Company was in arrears in its payment obligations under such agreement therefore, the Company issued to Admiral 120,193 units as forbearance fees according to the terms of the agreement. Each unit consisting of one share of the Company’s common Stock and one three-year warrant exercisable into an additional share of common stock at a per share exercise price of $6.24. The fair value of the units was recorded as financial expenses during the year ended November 30, 2018 and 2017 in the total amount of $179 and 983 thousand, respectively, out of which $434 thousand reflect the fair value of the warrants using the Black-Scholes valuation model.

c.        On November 2, 2016, the Company entered into unsecured convertible note agreements with accredited or offshore investors for an aggregate amount of NIS 1 million ($280 thousand). The loan bears a monthly interest rate of 2% and mature on May 1, 2017, unless converted earlier. On April 27, 2017 and November 2, 2017, the Company entered into extension agreements through November 2, 2017 and May 2, 2018, respectively.

In March 2018, the investor submitted a notice of its intention to convert into shares of the Company’s common stock the principal amount and accrued interest of approximately $383 thousand outstanding. A related party of such investor at the same time, exercised warrants issued in November 2016 to purchase shares of the Company’s Common Stock. The exercise price of the warrants and conversion price were fixed at $0.52 per share (pre-reverse stock split implemented by the Company in November 2017). There is a significant disagreement between the Company and these two entities as to the number of shares of Common Stock issuable to these entities, and they contend that the number of shares of Common Stock issuable to them should not consider the reverse stock split. The Company rejects these contentions in their entirety and, based on the advice of specially retained counsel, believes that these claims are without legal merit and not made in good faith. The Company intends to vigorously defend its interests and pursue other avenues of legal address. Through its counsel, the Company has advised these entities that unless they withdraw their request within a specified period, the Company will cancel the above referenced agreements and these parties’ right to receive any shares of the Company’s Common Stock. In April 2018, the Company withdrew the agreements and deposited the shares in total amount of 107,985 issued under those agreements and the principal amount and accrued interest of the loan in escrow account. The deposit of the principal amount and accrued interest presented as restricted cash in the balance sheet as of December 31, 2019.

See Note 22.

F-37

NOTE 8 – LOANS

Terms of Short-term Loans and Current Portion of Long-Term Loans

			December 31,
	Currency	Interest Rate	2019	2018
			(in thousands)
Short term loans	KRW	3.61%	260	269
Short term loans	KRW	6.00%	131	-
			$391	$269

NOTE 9 – LEASES

As of January 1, 2019, the Company adopted ASU No. 2016-02,“Leases (Topic 842),” which requires leases with durations greater than twelve months to be recognized on the balance sheet. The Company adopted the standard using the modified retrospective approach with an effective date as of the beginning of our fiscal year, January 1, 2019. The total impact of the adoption of this standard at January 1, 2019 is an increase of assets and liabilities in the amount of 147 thousand. The weighted average discount rate used in the adoption date was 8.7%. Prior year financial statements were not recast under the new standard and, therefore, those amounts are not presented below. The Company elected the package of transition provisions available for expired or existing contracts, which allowed us to carryforward our historical assessments of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs.

The Company leases research and development facilities, equipment and offices under finance and operating leases. For leases with terms greater than 12 months, the Company record the related asset and obligation at the present value of lease payments over the term. Many of the leases include rental escalation clauses, renewal options and/or termination options that are factored into the determination of lease payments when appropriate.

The Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company estimated the incremental borrowing rate to discount the lease payments based on information available at lease commencement.

Manufacturing facilities

The Company leases space for its manufacturing facilities in Israel under operating lease agreements. The leasing contracts are for a period of 5 years.

Research and Development facilities

The Company leases space for its research and development facilities in South Korea under an operating lease agreement. The leasing contracts are for a period of 2 years.

F-38

Offices

The Company leases space for offices in Israel under operating leases. The leasing contracts are valid for terms of 5 years. These contracts are considered as operational leasing and under operating lease right-of-use assets.

Lease Position

The table below presents the lease-related assets and liabilities recorded on the balance sheet.

December 31, 2019
Assets
Operating Leases
Operating lease right-of-use assets	$725

Liabilities
Current liabilities
Current maturities of operating leases	$357
Long-term liabilities
Non-current operating leases	$455

Weighted Average Remaining Lease Term
Operating leases	3 years
Weighted Average Discount Rate
Operating leases	8.7%

Lease Costs

The table below presents certain information related to lease costs and finance and operating leases during the year ended December 31, 2019.

Year ended December 31, 2019

Operating lease cost:	$345

F-39

The table below presents supplemental cash flow information related to leases during the year ended December 31, 2019:

Year ended December 30, 2019
(in Thousands)
Cash paid for amounts included in the measurement of leases liabilities:
Operating leases	$242

Right-of-use assets obtained in exchange for lease obligations:
Operating leases, net	$927

Undiscounted Cash Flows

The table below reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the finance lease liabilities and operating lease liabilities recorded on the balance sheet.

Operating Leases
Year ended December 31,
2020	$389
2021	205
2022	194
2023	141
2024	28
Total minimum lease payments	957
Less: amount of lease payments representing interest	(145)
Present value of future minimum lease payments	812
Less: Current leases obligations	(357)
Long-term leases obligations	$455

Right-of-use assets by geographical location were as follows:

December 31,
2019
(in thousands)
Korea	$145
Israel	$580
Total	$725

F-40

NOTE 10 - COMMITMENTS

See note 11 for additional commitments for funding of the ventures of the company.

a.	Maryland Technology Development Corporation

On June 30, 2014, the Company’s U.S. Subsidiary entered into a grant agreement with Maryland Technology Development Corporation (“TEDCO”). TEDCO was created by the Maryland State Legislature in 1998 to facilitate the transfer and commercialization of technology from Maryland’s research universities and federal labs into the marketplace and to assist in the creation and growth of technology-based businesses in all regions of the State. Under the agreement, TEDCO paid to the U.S Subsidiary an amount of $406 thousand (the“Grant”). On June 21, 2016 TEDCO has approved an extension until June 30, 2017.

b.            Department De La Gestion Financiere Direction De L’analyse Financiere (“DGO6”)

(1)       On November 17, 2014, the Belgian Subsidiary, received the formal approval from the DGO6 for a Euro 2 million ($2.4 million) support program for the research and development of a potential cure for Type 1 Diabetes. The financial support was composed of Euro 1,085 thousand (70% of budgeted costs) grant for the industrial research part of the research program and a further recoverable advance of Euro 930 thousand (60% of budgeted costs) of the experimental development part of the research program. In December 2014, the Belgian Subsidiary received advance payment of Euro 1,209 thousand under the grant. The grants are subject to certain conditions with respect to the Belgian Subsidiary’s work in the Walloon Region. In addition, the DGO6 is also entitled to a royalty upon revenue being generated from any commercial application of the technology. In 2017 the Company received by the DGO6 final approval for Euro 1.8 million costs invested in the project out of which Euro 1.2 million founded by the DGO6. As of December 31, 2019, the Company repaid to the DGO6 a total amount of $57 thousand (Euro 51 thousand) and amount of $124 thousand was recorded in other payables.

(2)       ln April 2016, the Company’s Belgian Subsidiary received the formal approval from DGO6 for a Euro 1.3 million ($1.5 million) support program for the development of a potential cure for Type 1 Diabetes. The financial support was awarded to the Belgium Subsidiary as a recoverable advance payment at 55% of budgeted costs, or for a total of Euro 717 thousand ($800 thousand). The grant will be paid over the project period. The Belgian Subsidiary received advance payment of Euro 438 thousand ($491 thousand). Up through December 31, 2019, an amount of Euro 358 thousand ($402 thousand) was recorded as deduction of research and development expenses and an amount of Euro 80 thousand was recorded as advance payments on account of grant.

(4)        On October 8, 2016, the Belgian Subsidiary received the formal approval from the DGO6 for a Euro 12.3 million ($12.8 million) support program for the GMP production of AIP cells for two clinical trials that will be performed in Germany and Belgium. The project will be conducted during a period of three years commencing January 1, 2017. The financial support is awarded to the Belgium subsidiary at 55% of budgeted costs, a total of Euro 6.8 million ($7 million). The grant will be paid over the project period. On December 19, 2016, the Belgian Subsidiary received a first payment of Euro 1.7 million ($1.8 million). Up through December 31, 2019, an amount of Euro 1.5 million was recorded as deduction of research and development expenses and an amount of Euro 143 thousand was recorded as advance payments on account of grant.

F-41

c.       Israel-U.S. Binational Industrial Research and Development Foundation (“BIRD”)

On September 9, 2015, the Israeli Subsidiary entered into a pharma Cooperation and Project Funding Agreement (CPFA) with BIRD and Pall Corporation, a U.S. company. BIRD awarded a conditional grant of $400 thousand each (according to terms defined in the agreement), for a joint research and development project for the use Autologous Insulin Producing (AIP) Cells for the Treatment of Diabetes (the“Project”). The Project started on March 1, 2015. Upon the conclusion of product development, the grant shall be repaid at the rate of 5% of gross sales. The grant will be used solely to finance the costs to conduct the research of the project during a period of 18 months starting on March 1, 2015. On July 28, 2016, BIRD approved an extension for the project period until May 31, 2017 and the final report was submitted to BIRD. As of December 31, 2019, the Israeli Subsidiary received a total amount of $299 thousand under the grant and the project was completed.

d.       Korea-Israel Industrial Research and Development Foundation (“KORIL”)

On May 26, 2016, the Israeli Subsidiary and CureCell entered into a pharma Cooperation and Project Funding Agreement (CPFA) with KORIL. KORIL will give a conditional grant of up to $400 thousand each (according to terms defined in the agreement), for a joint research and development project for the use of AIP Cells for the Treatment of Diabetes (the“Project”). The Project started on June 1, 2016. Upon the conclusion of product development, the grant shall be repaid at the yearly rate of 2.5% of gross sales. The grant will be used solely to finance the costs to conduct the research of the project during a period of 18 months starting. On July 26, 2018 KORIL approved extension for the project period till May 31, 2019 and was further extended to May 2020. During 2019, the grant was assigned to Cure Therapeutics from CureCell. As of December 31, 2019, the Israeli Subsidiary and CureCell received $440 thousand under the grant.

e.       BIRD Secant

On July 30, 2018, Orgenesis Inc and Atvio entered into a collaboration agreement with Secant Group LLC (“Secant”). Under the agreement, Secant will engineer and prototype 3D scaffolds based on novel biomaterials and technologies involving bioresorbable polymer microparticles, while Atvio will provide expertise in cell coatings, cell production, process development and support services. Under the agreement, Orgenesis is authorized to utilize the jointly developed technology for its autologous cell therapy platform, including its Autologous Insulin Producing (“AIP”) cell technology for patients with Type 1 Diabetes, acute pancreatitis and other insulin deficient diseases. In the beginning of 2018, Atvio entered into a Cooperation and Project Funding Agreement (CPFA) with BIRD and Secant. BIRD will give a conditional grant up to $450 thousand each to support the joint project (according to terms defined in the agreement).

As of December 31, 2019, Atvio received a total amount of $305 thousand under the grant. Up through December 31, 2019, an amount of $164 thousand was recorded as deduction of research and development expenses and $35 thousand as a receivable on account of grant.

F-42

NOTE 11 – COLLABORATION AND LICENSE AGREEMENTS

a.	Adva Biotechnology Ltd.

On January 28, 2018, the Company and Adva Biotechnology Ltd. (“Adva”), entered into a Master Services Agreement (“MSA”), under which the Company and/or its affiliates are to provide certain services relating to development of products to Adva, as may be agreed between the parties from time to time. Under the MSA, the Company undertook to provide Adva with in kind funding in the form of materials and services having an aggregate value of approximately $760 thousand at the Company’s own cost in accordance with a project schedule and related mutually acceptable project budget. The Company entered into an agreement with Atvio, to fulfill its obligations pursuant this MSA and it completed its contractual obligations under the contract during 2019.

In consideration for and subject to the fulfillment by the Company of such in-kind funding commitment, Adva agreed that upon completion of the development of the products, the Company and/or its affiliates and Adva shall enter into a supply agreement pursuant to which for a period of eight (8) years following execution of such supply agreement, the Company and/or its affiliates (as applicable) is entitled (on a non-exclusive basis) to purchase the products from Adva at a specified discount pricing from their then standard pricing. The Company and/or its affiliates were also granted a non-exclusive worldwide right to distribute such products, directly or through any of their respective contract development and manufacturing organization (CDMO) service centers during such term. The MSA shall remain in effect for 10 years unless earlier terminated in accordance with its terms.

b.	Tel Hashomer Medical Research, Infrastructure and Services Ltd (“THM”).

On February 2, 2012, the Company’s Israeli Subsidiary entered into a licensing agreement with THM. According to the agreement, the Israeli Subsidiary was granted a worldwide, royalty bearing, exclusive license to trans-differentiation of cells to insulin producing cells, including the population of insulin producing cells, methods of making this population, and methods of using this population of cells for cell therapy or diabetes treatment developed by Dr. Sarah Ferber of THM.

As consideration for the license, the Israeli Subsidiary will pay the following to THM:

1)	A royalty of 3.5% of net sales;
2)	16% of all sublicensing fees received;
3)	An annual license fee of $15 thousand, which commenced on January 1, 2012 and shall be paid once every year thereafter. The annual fee is non-refundable, but it shall be paid each year against the royalty noted above, to the extent that such are payable, during that year; and

F-43

4)	Milestone payments as follows:

a.	$50 thousand on the date of initiation of phase I clinical trials in human subjects;
b.	$50 thousand on the date of initiation of phase II clinical trials in human subjects;
c.	$150 thousand on the date of initiation of phase III clinical trials in human subjects;
d.	$750 thousand on the date of initiation of issuance of an approval for marketing of the first product by the FDA; and
e.	$2 million when worldwide net sales of Products (as defined in the agreement) have reached the amount of $150 million for the first time, (the“Sales Milestone”).

As of December 31, 2019, the Israeli Subsidiary had not reached any of these milestones.

In the event of closing of an acquisition of all of the issued and outstanding share capital of the Israeli Subsidiary and/or consolidation of the Israeli Subsidiary or the Company into or with another corporation (“Exit”), the THM shall be entitled to choose whether to receive from the Israeli Subsidiary a one-time payment based, as applicable, on the value of either 463,651 shares of common stock of the Company at the time of the Exit or the value of 1,000 shares of common stock of the Israeli Subsidiary at the time of the Exit.

c.        Mircod Limited

On June 19, 2018, the Company and Mircod Limited, a company formed under the laws of Cyprus (“Mircod”) entered into a Collaboration and License Agreement (the“Mircod Collaboration Agreement”) for the adaptation of Mircod’s background technologies related to biological sensing for use for the Company’s clinical development and manufacturing projects (the“Development Project”). The Development Project is to be carried out in accordance with an agreed development plan. Under the Mircod Collaboration Agreement, subject to fulfillment of Mircod’s obligations, Company is required to pay Mircod certain amounts in accordance with the agreed upon budget. Under the Mircod Collaboration Agreement, all results of such Development Project (“Project Results”) shall be jointly owned by Mircod and the Company. The Company was granted an exclusive, worldwide sub licensable license under Mircod’s right in such Project Results to use and commercialize Project Results and a non-exclusive license under Mircod’s background technology to the extent required to use and commercialize the Project Results in consideration for a royalty of 5% of net sales (as defined in the Collaboration Agreement) of biological systems of devices incorporating Project Results (“Products”). Upon and subject to completion of the Development Project, Mircod and the Company are to negotiate and enter into a manufacturing and supply agreement under which Mircod is to manufacture and supply Products only to Company and/or its affiliates and, at the Company’s request, to provide support and maintenance service for such Products. If, for whatever reason, the parties fail to enter into such manufacturing and supply agreement within 90 days of the completion of the Development Project or if Mircod is unable to perform such services, then: (i) the Company shall be required to pay Mircod a one-time payment of $80,000; (ii) the Company and its affiliates shall have the exclusive right to manufacture the Products; and (iii) and royalties on Net Sales of Products shall be increased to 8% of Net Sales.

F-44

In addition, Mircod shall form a wholly owned US subsidiary named Mircod Biotech (“Mircod subsidiary”), and that the Mircod Subsidiary shall perform the duties of Mircod under the Collaboration Agreement, provided that Mircod shall remain responsible for the performance of the Mircod Subsidiary. At any time, the Company shall have the option, at its sole discretion, to transfer and require Mircod or the Mircod Subsidiary to transfer the Project and/or the rights and licenses granted by Mircod to a joint venture company (“JV Entity”) which shall be established by the Parties for the purposes of carrying out the Development Project and commercializing the Product, and in which the the Company and Mircod will each hold 50%. The Company shall also have the option to, at its sole discretion and subject to all rules and regulations to which it is then subject, require Mircod to transfer to the the Company the entirety of Mircod’s equity interest in the JV Entity for a consideration of shares of common stock of the Company according to an agreed formula. The Parties agreed to amend the development plan to reflect the fact that the Parties shall collaborate with each other on: (i) Point of Care processing, regulatory and therapy development; (ii) setting up one or more point of care processing facilities in institutions or hospitals the territory of Russia; (iii) supply of the Company’s products and services within Russia and (iv) clinical, regulatory, development and commercialization in Russia. The Company may, at its sole discretion agree to provide Mircod with a convertible loan (which may be converted into shares of Mircod then outstanding or into the JV Entity, upon a valuation to be agreed between the Parties and validated by a third party subject to terms to be agreed upon by the parties in a separate convertible loan agreement. The convertible loan will be used to finance the modification of the processing facility or facilities including, planning, designing, testing, training and supervising, as required for obtaining cGMP status approval(s) and/or relevant certification for any processing facility and other activities. As at December 31, 2019, the loan agreement was not executed and the JV Entity was not incorporated.

See Note 22

d.        HekaBio K.K

On July 10, 2018, the Company and HekaBio K.K. (“HB”), a corporation organized under the laws of Japan entered into a Joint Venture Agreement (the“HB JVA”) pursuant to which the parties will collaborate in the clinical development and commercialization of regeneration and cell and gene therapeutic products (hereinafter the“Products”) in Japan (the“Project”). The parties intend to pursue the joint venture through a newly established Japanese company (hereinafter the“JV Company”) which the Company by itself, or together with a designee, will hold a 49% participating interest therein, with the remaining 51% participating interest being held by HB. HB will fund, at its sole expense, all costs associated with obtaining the requisite regulatory approvals for conducting clinical trials, as well as performing all clinical and other testing required for market authorization of the Products in Japan.

F-45

Under the JVA, each party may invest up to $10 million, which may take the form of a loan, if (i) such additional sum is deemed required, as determined by the steering committee or (ii) for a party to maintain its pro-rata interest in the JV Company. The terms of such investment, if any, will be on terms mutually agreeable to the parties, provided that the minimum pre-money valuation for any such investment shall not be less than $10 million. As at December 31, 2019 no investments were made. Additionally, HB was granted an option to affect an equity investment in the Company of up to $15 million within the next 12 months on mutually agreeable terms. If such investment is in fact consummated, the Company agreed to invest in the JV Company by way of a convertible loan an amount equal to HB’s pro-rata participating interest in the JV Company, which initially will be at 51%. Such loan may then be converted by the Company into share capital of the JV company at an agreed upon formula for determining JV Company valuation which in no event shall be less than $10 million. Under the JVA, the Company can require HB to sell to the Company its equity) interest in the JV Company in consideration for the issuance of the Company’s common stock based on an agreed upon formula for determining JV Company valuation which in no event shall be less than $10 million.

In addition, under the JVA, the Company shall grant the JV Company an exclusive license to certain intellectual property of the Company as may be required for the JV Company to develop and commercialize the Products in Japan. In consideration of such license, the JV Company shall pay the Company, in addition to other payments, royalties at the minimum rate of 10% of the JV Company’s net sales of Products.

It was further agreed that the JV Company shall grant the Company (and its affiliates) a non-exclusive, worldwide (other than Japan), royalty-free and fully paid-up license to use and practice, for any purpose, new inventions, discoveries and intellectual property rights that are generated by and/or on behalf of HB and/or the JV Company in connection with the Project.

On October 3, 2018, the Company entered into a License Agreement with the JV Company pursuant to the JVA pertaining to the licenses described above.

Apart from the above, as of December 31, 2019, no activity had begun in the said JV and no investments were made therein.

See Note 22

e.       Image Securities Ltd. (a related party)

On July 11, 2018, the Company and Image Securities Ltd., a corporation with its registered office in Grand Cayman, Grand Cayman Islands (“India Partner”) entered into a Joint Venture Agreement (the“India JVA”) pursuant to which the parties will collaborate in the development and/or marketing, clinical development and commercialization of cell therapy products in India (the“Cell Therapy Products”). The India Partner will collaborate with a network of healthcare facilities and a healthcare infrastructure as well as financial partners to advance the development and commercialization of the Cell Therapy Products.

F-46

The India JVA became effective upon the consummation of an equity investment by the India Partner in the Company of $5 million through the purchase of units of the Company securities at a per unit purchase price payable into the Company of $6.24, with each unit comprised of one share of the Company and three-year warrant for the acquisition of an additional common share at a per share exercise price of $6.24. Following the consummation of such equity investment in the Company, on October 18, 2018, the Company entered into a convertible loan agreement with the India Joint Venture company (“India JV”) pursuant to which the Company agreed to invest $5 million into the India JV. The loan is convertible into equity capital of the India JV at an agreed upon formula for determining India JV valuation. The investment in the Company by the India Partner was the consummation of the previously disclosed private placement subscription agreement entered into in December 2016 between the Company and an affiliate of the India Partner pursuant to which the closing of such subscription agreement was by the terms thereof delayed until terms comprising the India JV were mutually agreed to. As of December 31, 2019, the Company has advanced $2.5 million to the JV Company under the convertible loan agreement (held under escrow), the loan will bear interest of 6% per annum and the outstanding amount (principal and interest) will be payable after two years. The loan was presented in the balance sheet as loan to related party.

Under the India JVA, the India Partner agreed to invest in the JV $10 million within 12 months of the incorporation of the India JV. If for whatever reason such investment is not made by the India Partner within such time, then the Company is authorized to convert its above-referenced loan into 50% of the equity capital of the India JV on a fully diluted basis, provided that if the pre-money valuation of the India JV is then independently determined to be less than $5 million, then such conversion to be effected on the basis of such valuation. Under the India JVA, the Company can require the India Partner to sell to the Company its entire equity interest in the JV Company in consideration for the issuance of the Company’s common stock based on an agreed upon formula for determining JV Company valuation.

Effective January 1, 2019, the Company entered into a master service agreement for the provision of certain POC services. Payments of $1.5 million for these POC services were received during 2019. Total amount of $1,270 thousand was recognized as income during the year ended December 31, 2019. Prior to the establishment of the JV Entity, all activities are being carried out by the India Partner.

Apart from the above, there was no material activity with respect to the Indian JV Entity during the year ended December 31, 2019. See also Note 22.

f.       Hemogenyx Pharmaceuticals PLC.

On October 18, 2018, the Company and Hemogenyx Pharmaceuticals PLC., a corporation with its registered office in the United Kingdom and Hemogenyx-Cell (“H-Cell”), a corporation with its registered office in Belgium (together“Hemo”), who are engaged in the development of cell replacement bone marrow therapy technology, entered into a Collaboration Agreement (the“Hemo Agreement”) pursuant to which the parties will collaborate in the funding, continued development, and commercialization of the Hemo technology via Hemo. Pursuant to the Hemo agreement the Company and Hemogenyx LLC (“Hemo-LLC”) (a wholly owned US subsidiary of Hemo) entered into a loan agreement on November 7, 2018 according to which the Company agreed to loan Hemo-LLC not less than $1 million by way of a convertible loan. On November 25, 2018 the Company and Hemo entered into a License and Distribution agreement according to which Company received the worldwide rights to market the products under the agreement in consideration for the payment of a 12% royalty all subject to the terms of the agreement. On November 25, 2018, the Company and H-Cell signed an Exclusive Manufacturing agreement according to which the Company will receive the exclusive right to manufacture certain of H-Cell products.

F-47

During 2018 the Company advanced $0.75 million to Hemo as a convertible loan and the entire loan was charged to expenses under ASC 730-10-50 and 20-50 and presented as research and development costs.

During 2019, no further transfers were made to Hemo.

See Notes 7 and 22.

g.       Immugenyx LLC.

On October 16, 2018, the Company and Immugenyx LLC., a corporation with its registered office in the USA (“Immu”), who is engaged in the development of technology related to the production and use of humanized mice entered into a Collaboration Agreement (the“Immu Agreement”) pursuant to which the parties will collaborate in the funding, continued development, and commercialization of the Immu technology. Pursuant to the agreement, the Company received the worldwide rights to market the products under the agreement in consideration for the payment of a 12% royalty all subject to the terms of the agreement. Pursuant to the Immu agreement the Company and Immu entered into a loan agreement on November 7, 2018 according to which the Company agreed to loan Immu not less than US$1 Million by way of a convertible loan.

During 2018 the Company advanced $0.75 million to Hemo as a convertible loan and the entire loan was charged to expenses under ASC 730-10-50 and 20-50 and presented as research and development costs.

During 2019, no further transfers were made to Immu. See Notes 7 and 22.

h.        BG Negev Technologies and Applications (“BGN”).

On August 2, 2018, the Company’s U.S. Subsidiary entered into a licensing agreement with BGN. According to the agreement, the U.S. Subsidiary was granted a worldwide, royalty bearing, exclusive license to develop and commercialize a novel alginate scaffold technology for cell transplantation focused on autoimmune diseases.

On November 25, 2018, the Company’s U.S. Subsidiary entered into a further licensing agreement with BGN. According to the agreement, the U.S. Subsidiary was granted a worldwide, royalty bearing, exclusive license to develop and commercialize technology directed to RAFT modification of polysaccharides and use of a bioreactor for supporting cell constructs.

F-48

As consideration for the licenses, the U.S. Subsidiary will pay royalties of between 4% and 7% (subject to rate reductions to 5% and 4%, respectively, in specific circumstances) of net sales of the licensed product, sub-license fees of 20% of sub-license income received, license fees of $10,000 per year per license, and milestone and budget payments according to agreed upon work plans to BGN.

During 2019, the Company was charged $352 for development work by BGN.

i.        Cure Therapeutics

During 2018, the Company and Cure Therapeutics entered into a collaboration agreement for the development of therapies based on liver and NK cells. The agreement will be governed by a joint steering committee and carried out in accordance with the projects’ work plans. Under the plan, each party will generally bear its own share of expenses. For the year ended December 31, 2019, the Company incurred $1.1 million of expenses (2018: $1.5 million) in relation to the project. As part of the agreement, Cure Therapeutics had subcontracted development and contract manufacturing activates to CureCell, for which service revenue of $323 for the year ended December 31, 2019 thousand has been recognized (2018: $1 million).

Effective July 1, 2019, the Company entered into a master service agreement for the provision of certain POC services to Cure Therapeutics in Korea and Japan. $982 Thousand for these POC services were recognized as income during the year ended December 31, 2019.

See Note 22

j.       Collaboration Agreement with Tarus Therapeutics, Inc.

On February 27, 2019, the Company and Tarus Therapeutics Inc., a Delaware corporation, (“Tarus”) entered into a Collaboration Agreement (the“Tarus Agreement”) for the collaboration in the funding, development and commercialization of certain technologies, products and patents of Tarus in the areas of therapeutics for cancer and other diseases in the field of cell therapies and their combination with checkpoint inhibitors comprised of Adenosine Receptor Antagonists. Under the terms of the Tarus Agreement and subject to final due diligence and approved financing of the Company, the Company and/or one or more qualified investors (the“Investors”) shall advance to Tarus a convertible loan in an amount of not less than $1,750 thousand and up to $3,000 thousand (the“Loan Agreement”). As of December 31, 2019, the loan agreements have not been concluded, nor has any financing been made to Tarus. As part of such Loan Agreement, and subject to approval by the board of directors of the Company, the Investors shall have the right, within two years of the date of the Loan Agreement, to convert the outstanding convertible loan into either (i) shares of Tarus at a price per share based on a pre- money valuation of $12,500 thousand or (ii) shares of the Company’s common stock at a price per share set in accordance with an approved financing of the Company, with such terms as approved by the Company in its sole discretion. In the event the Investors elect to convert into shares of the Company’s common stock, the Company shall have the right upon notice to Tarus to receive the same number of shares of capital stock of Tarus that the Investors would have received had the Investors converted their convertible loans into shares of Tarus. Further, as part of the Loan Agreement, the Company shall advance to Tarus up to $500 thousand within fourteen days of execution of the Loan Agreement. Subject to the closing of the Loan Agreement, the Company and/or the Investors shall have an option, exercisable by sending written notice to Tarus at any time through the second anniversary of the closing of the Loan Agreement, to invest additional funds in an amount of up to $1,250 thousand and not less than $500 thousand in Tarus. The Company will also have the right to appoint and/or replace one member of board of directors of Tarus. Upon and subject to the execution of a definitive development and manufacturing agreement between the Company and Tarus (“Manufacturing and Supply Agreement”), the Company, or one or more of its affiliates, shall manufacture and supply to Tarus and any of its affiliates, licensees, assignees of interest all requirements for all cell therapy elements of any combination therapy incorporating the technology of Tarus. Following the conclusion of the clinical development stage of each product emanating from the technology of Tarus, the cell therapy component of any such product borne out of the technology of Tarus shall be exclusively supplied by the Company under the Manufacturing and Supply Agreement. If the Company and Tarus fail to sign such Manufacturing and Supply Agreement for any given Tarus product, Tarus shall pay the Company an amount equal to four percent (4%) of gross revenues derived by Tarus from such Tarus products.

Apart from the above, there was no activity in the Tarus collaboration.

F-49

k.       Theracell Advanced Biotechnology

On February 14, 2019, the Company and Theracell Advanced Biotechnology (“Theracell”), a corporation organized under the laws of Greece, entered into a Joint Venture Agreement (the“Greek JVA”) pursuant to which the parties will collaborate in the clinical development and commercialization of the Company’s products (hereinafter, the“Company Products”) in Greece, Turkey, Cyprus and Balkan countries (the“Territory”) and the clinical development and commercialization of Theracell’s products (hereinafter, the“Theracell Products”) worldwide (the“Project”). The parties intend to pursue the Project through a joint venture (“JV”) by forming a JV entity (the“Greek JV Entity”). Until the Greek JV Entity is formed, all JV activities are being carried out by Theracell. The Company by itself, or together with a designee, will hold a 50% participating interest in the Greek JV Entity, with the remaining 50% participating interest being held by Theracell or its affiliate following the parties’ contributions to the Greek JV Entity as set forth under the Greek JVA. The Greek JV Entity will have a steering committee that will act as the board of directors of the Greek JV Entity and shall be composed of a total of five members, with two members appointed by each party and one industry expert.

Under the Greek JVA, each party shall be responsible for providing up to $10 million in funding, of which $5 million shall be provided in the form of in-kind contributions. Each party shall also have the right to invest up to an additional $10 million, if such financing is determined to be necessary by the steering committee of the Greek JV Entity or if a party wishes to maintain its pro rata participating interest upon a future financing round in the Greek JV Entity (“Additional Investment”). The terms of such Additional Investment, if any, will be on terms mutually agreeable to the parties, provided that the minimum pre-money valuation for any such Additional Investment shall be at least $20 million. Any Additional Investment by a Party may lead to dilution of the other Party’s participating interest unless such other party provides the requisite investment to maintain its participating percentage within two (2) years of such Additional Investment.

F-50

Under the Greek JVA, the Company can require Theracell to sell to the Company its entire participating interest in the Greek JV Entity in consideration for the issuance of the Company’s Common Stock based on an agreed upon formula for determining the Greek JV Entity’s valuation, which shall be the higher of (i) $20 million, (ii) two times the revenues of the Greek JV Entity, (iii) four times the EBITDA of the Greek JV Entity or (iv) the valuation of the Greek JV Entity in its last Additional Investment round. If the parties decide to sell the Greek JV Entity, they will mutually agree upon the terms of such sale.

Under the Greek JVA, the Company shall, subject to fulfilment of Theracell’s obligations under the Greek JVA, grant the Greek JV Entity an exclusive license to certain intellectual property of the Company as may be required for the Greek JV Entity to develop and commercialize the Company Products in the Territory. In consideration for such license, the Greek JV Entity shall pay the Company, royalties at the rate of 15% of the Greek JV Entity’s net sales of Company Products in the Territory.

In addition, under the Greek JVA, Theracell shall, subject to fulfillment of the Company’s obligations under the Greek JVA, grant the Greek JV Entity an exclusive license to certain intellectual property of Theracell as may be required for the Greek JV Entity to develop and commercialize the Theracell Products globally. In consideration of such license, the Greek JV Entity shall pay Theracell, in addition to other payments, royalties at the rate of 15% of the Greek JV Entity’s worldwide net sales of Theracell Products.

Any new intellectual property discovered in connection with the development undertaken by the Greek JV Entity shall belong to the Greek JV Entity and such intellectual property will be licensed to the Company on a non-exclusive, worldwide (other than the Territory, as defined in the Greek JVA), royalty free basis.

On February 14, 2019, the Company entered into a master service agreement with Theracell whereby the Company, subject to mutually agreed timing and definition of the scope of services provided regulatory services, pre-clinical studies, intellectual property services, GMP process translation services and co-development services to Theracell during 2019. During the year ended December 31, 2019, the Company recognized POC development service revenue in the amount of $857 thousand.

During 2019 the Company recorded expenses related to activities in the territory in the amount of $698 thousand. Prior to the establishment of the JV Entity, all activities were being carried out by Theracell.

Apart from the above, there was no material activity under the Greek JVA and the Greek JV had not yet been incorporated.

See Note 22

F-51

l. First Choice International Company, Inc.

On March 12, 2019, the Company and First Choice International Company, Inc. (“First Choice”), a corporation organized under the laws of Delaware, entered into a Joint Venture Agreement (the “Panama JVA”) pursuant to which the parties will collaborate in the clinical development and commercialization of the Company’s products (hereinafter the “Company Products”) in Panama and certain other Latin American countries as agreed by the parties (the “Territory”) and the clinical development and commercialization of First Choice’s products (hereinafter the “First Choice Products”) worldwide (other than in the Territory) (the “Project”). The parties intend to pursue the Project through a joint venture (“Panama JV”) by forming a JV entity (“Panama JV Entity”). Until the Panama JV Entity is formed, all Panama JV activities will be carried out by First Choice within the Territory. Upon formation of the Panama JV Entity, the Company by itself, or together with a designee, will hold a 50% participating interest in the Panama JV Entity, with the remaining 50% participating interest being held by First Choice or its affiliate or partner. The Panama JV Entity will have a steering committee that will act as the board of directors of the Panama JV Entity and shall be composed of five members, with two members appointed by each party and one industry expert.

Under the Panama JVA, each party shall endeavor to provide up to $5 million in funding for development, either through investment instruments or in-kind contributions within the first three (3) years of the Panama JV. Each party shall also have the right to invest additional funds in the Panama JV Entity (which such investment(s) may also be in the form of a convertible loan), if such financing is determined to be necessary by the steering committee of the Panama JV Entity or to maintain such Party’s pro-rata share of the Panama JV Entity (“Additional Investment”).

In order to compensate First Choice for the Panama JV activities that First Choice has already completed prior to the Panama JVA, the Company paid First Choice $100,000. In addition, it issued to First Choice 525,000 shares of Common Stock. These payments and the value of Common Stock issued in the amount of $2.6 million were charged to research and development expenses during the year ended December 31, 2019 under ASC 730-10-50 and ASC 20-50.

Each of the Company and First Choice shall provide strategic guidance to the Panama JV Entity and the Company shall provide hospital (management) services to the Panama JV Entity, among other POC development services as shall be set forth in a master service agreement to be negotiated in good faith and entered into by the parties.

Under the Panama JVA, the Company can require First Choice to sell to the Company its participating interest in the JV Entity in consideration for the issuance of the Company’s Common Stock by dividing an agreed upon Panama JV Entity valuation by the weighted average price of the Company’s Common Stock during the three (3) trading day preceding the closing of such sale. The Panama JV Entity valuation will be the higher of (i) two times the revenues of the Panama JV Entity, (ii) four times the EBITDA of the Panama JV Entity or (iii) the valuation of the Panama JV Entity in its last Additional Investment round. If the parties decide to sell the Panama JV Entity, they will mutually agree on the terms of such sale.

Under the Panama JVA, the Company shall, subject to fulfilment of First Choice’s obligations under the Panama JVA, grant the Panama JV Entity an exclusive license to certain intellectual property of the Company as may be required for the Panama JV Entity to develop and commercialize the Company Products in the Territory, subject to minimum sales obligations. In consideration of such license, the Panama JV Entity shall pay the Company royalties at the rate of 15% of the Panama JV Entity net sales of Company Products sold in the Territory.

F-52

In addition, under the Panama JVA, First Choice shall, subject to fulfilment of the Company’s obligations under the Panama JVA, grant the Panama JV Entity an exclusive license to certain intellectual property of First Choice as may be required for the Panama JV Entity to develop and commercialize the First Choice Products globally. In consideration of such license, the Panama JV Entity shall pay First Choice, royalties at the rate of 15% of the Panama JV Entity’s worldwide net sales of First Choice Products. Additionally, and for separate consideration to the Company, First Choice shall be granted a limited, non-exclusive license to certain Company owned rights relating to the Human Papilloma Virus.

Any new inventions discovered during the development with respect to the Panama JV shall belong to the Panama JV Entity and will be licensed to the Company on a non-exclusive, worldwide (other than the Territory), royalty free basis.

At the request of either party, the parties shall discuss between them in good faith the terms upon which a party may convert its participating interests in the Panama JV Entity into streaming royalties based on Panama JV Entity’s revenues.

Apart from the above, there was no activity in the Panama JVA and the Panama JV had not been incorporated.

m. KinerjaPay Corp.

On May 6, 2019 (the “Effective Date”), the Company and KinerjaPay Corp., a Delaware corporation, entered into a Joint Venture Agreement (the “Singapore JVA”) pursuant to which the parties will collaborate in the clinical development and commercialization of the Company’s products in Singapore and the introduction of KinerjaPay products to be offered for sale by the Company globally outside Singapore. The parties intend to pursue the joint venture through a newly established company (hereinafter the “Singapore JV Entity”), which the Company by itself, or together with a designee, will hold a 51% participating interest therein, with the remaining 49% participating interest being held by KinerjaPay Corp.

Under the Singapore JVA, each party shall endeavor to provide the Singapore JV Entity up to $5 million within three (3) years of the Singapore JVA. Funding may be provided in part in the form of convertible loans, in-kind contributions, including intellectual property, and services related to advancement of the Singapore JV Entity. The Company’s in-kind contribution may be in the form of 250,000 shares of the Company’s restricted stock, issuable to KinerjaPay or KinerjaPay designated third party (instead of to the Singapore JV Entity) on the Effective Date and to be held in escrow by the Company to be released to KinerjaPay in return for services to be provided by KinerjaPay or KinerjaPay designated third party as will be mutually agreed between the parties.

F-53

Under the Singapore JVA, the Company can require KinerjaPay to sell to the Company its participating interest in the Singapore JV Entity in consideration for the issuance of the Company’s common stock based on an agreed upon formula for determining Singapore JV Entity valuation.

Apart from the above, there was no activity in the Singapore JV Entity and the Singapore JV had not been incorporated.

n. Sponsored Research and Exclusive License Agreement with Columbia University

Effective April 2, 2019, the Company and The Trustees of Columbia University in the City of New York, a New York corporation, (“Columbia”) entered into a Sponsored Research Agreement (the “SRA”) whereby the Company will provide financial support for studying the utility of serological tumor marker for tumor dynamics monitoring. Under the terms of the SRA, the Company shall pay $300 thousand per year for three years, or for a total of $900 thousand, with payments of $150 thousand due every six months.

Effective April 2, 2019, the Company and Columbia entered into an Exclusive License Agreement (the “Columbia License Agreement”) whereby Columbia granted to the Company an exclusive license to discover, develop, manufacture, sell, and otherwise distribute certain product in the field of cancer therapy. In consideration of the licenses granted under the Columbia License Agreement, the Company shall pay to Columbia (i) a royalty of 5% of net sales of any product sold which incorporates a licensed Columbia patent and (ii) 2.5% of net sales of other products. In addition, the Company shall pay a flat $100 thousand fee to Columbia upon the achievement of each regulatory milestone.

o. IRB Approval for Liver Cell Collection

On April 29, 2019, the Company received Institutional Review Board (“IRB”) approval to collect liver biopsies from patients at Rambam Medical Center located in Haifa, Israel for a planned study to confirm the suitability of liver cells for personalized cell replacement therapy for patients with insulin-dependent diabetes resulting from total or partial pancreatectomy. The liver cells are intended to be bio-banked for potential future clinical use.

The goal of the proposed study, entitled “Collection of Human Liver Biopsy and Whole Blood Samples from Type 1 Diabetes Mellitus (T1DM), Total or Partial Pancreatectomy Patients for Potential use as an Autologous Source for Insulin Producing Cells in Future Clinical Studies,” is to confirm the suitability of the liver cells for personalized cell replacement therapy, as well as eligibility of patients to participate in a future clinical study, as defined by successful AIP cell production from their own liver biopsy. The secondary objective of the study is to evaluate patients’ immune response to AIPs based on the patient’s blood samples and followed by subcutaneous implantation into the patients’ arm which would represent the first human trial. The Company has developed a novel technology based on technology licensed from Tel Hashomer Medical Research Infrastructure and Services Ltd., utilizing liver cells as a source for AIP cells as replacement therapy for islet transplantation.

F-54

During the study, liver samples will be collected and then processed and stored in specialized, clinical grade, tissue banks for potential clinical use. The propagated cells will be maintained in a tissue bank and are intended to be utilized in a future clinical study, in which the cells will be transdifferentiated and administered back to the patients as a potential treatment. This personalized autologous process will be performed under our POC platform in which the patient liver samples are processed, cryopreserved and potentially re-injected, all in the medical center under clinical grade/GMP level conditions.

In June, 2019, the Company received additional Institutional Review Board (“IRB”) approval to collect liver biopsies from patients at a leading medical center in USA for a planned study to confirm the suitability of liver cells for personalized cell replacement therapy for patients with insulin-dependent diabetes resulting from total pancreatectomy (the granted Orphan Drug Designation indication). The liver cells are intended to be bio-banked at the New York Blood Center, NYC for potential future clinical use. In October 2019, a liver sample from the first recruited patient was collected and processed and stored at the New York Blood Center, NYC in specialized, clinical grade, tissue banks for potential clinical use.

p. Joint Venture Agreement with SBH Sciences, Inc.

On May 15, 2019, the Company entered into a Joint Venture Agreement with SBH Sciences, Inc., a Massachusetts corporation, (“SBH”) for the establishment of a joint venture with SBH to collaborate in the field of gene and cell therapy development, process and services of bio-exosome therapy products and services in the areas of diabetes, liver cells and skin applications, including wound healing (the “SBH JV Agreement”). Under the terms of the SBH JV Agreement, a joint venture entity shall be formed as an LLC in the State of Delaware, with participating interests equally held by the Company and SBH (the “SBH JV Entity”). The SBH JV Agreement requires that SBH and the Company shall each contribute $250,000 to the SBH JV Entity for the purpose of carrying out the initial development activities relating to (i) a development hub for in vitro assays design, development and optimization of standard operating procedures in order to demonstrate product safety, identity, purity, content and potency for cell-based product quality control, as required by regulatory agencies and (ii) novel therapies/assays in the gene and cell therapy field. In addition to the Company’s and SBH’s cash contributions to the SBH JV Entity, SBH and the Company shall make an in-kind contribution toward the development activities valued at least $250 thousand (i) SBH to create and manage a certified facility, know-how related to assay development, contribution of a human cell-line bank, the provision of a fully equipped in vitro cell culture lab, and the establishment and training and performance of developed assays and for (ii) the Company to identify potential business development and revenue opportunities, regulation and intellectual property consulting, assay development as required for GMP manufacturing, budget and work planning and control testing. The board of directors of the SBH JV Entity shall be comprised of three directors with one appointed by SBH and two appointed by the Company. All intellectual property conceived or developed resulting from the business of the SBH JV Entity, that is not SBH’s or the Company’s background intellectual property, shall be owned exclusively by the SBH JV Entity, although the Company shall be granted the right to exclusively license any intellectual property arriving from the development activities of the SBH JV Entity, or exclusively distribute products based thereon.

F-55

During the third quarter of 2019, the Company transferred $50 thousand to SBH. Apart from the above, there was no material activity in the SBH Collaboration and the SBH JV entity had not been incorporated as at December 31, 2019.

q. FDA Approval for Orphan Drug Designation for AIP Cells

On June 11, 2019, the FDA granted Orphan Drug Designation for the Company’s AIP cells as a cell replacement therapy for the treatment of severe hypoglycemia-prone diabetes resulting from total pancreatectomy (“TP”) due to chronic pancreatitis. The incidence of diabetes following TP is 100%, resulting in immediate and lifelong insulin-dependence with the loss of both endogenous insulin secretion and that of the counter-regulatory hormone, glucagon. Glycemic control after TP is notoriously difficult with conventional insulin therapy due to complete insulin dependence and loss of glucagon-dependent counter-regulation. Patients with this condition experience both severe hyperglycemic and hypoglycemic episodes.

r. Broaden Bioscience and Technology Corp

On November 10, 2019, the Maryland Subsidiary and Broaden Bioscience and Technology Corp, a Delaware corporation (“Broaden”) entered into a Joint Venture Agreement (the “Broaden JVA”) pursuant to which the parties will collaborate in the development and/or marketing, clinical development and commercialization of cell therapy products and the setting up of POC processing facilities in China and the Middle East (the “Project”).

Under the Broaden JVA, Broaden undertook to set up a Joint Venture company (“Broaden JV Entity”) to carry out the Project and until otherwise requested by the Maryland Subsidiary, will hold 100% of its equity. The Maryland Subsidiary has the right, at any time, to request that its shareholding be raised to 49% of the Broaden JV Entity and Broaden will accede to such request. Broaden shall be responsible for providing to the Broaden JV Entity the funding required to complete clinical and regulatory activities, including, pre-clinical and clinical trials as required for obtaining required regulatory approvals and/or reimbursement approval for commercialization of the Company’s products and commercialization of Broaden products globally and for any and additional activities as may be defined in any work plans agreed upon, including without limitation, regulatory and management expenses. Orgenesis shall be responsible for providing to the Broaden JV Entity the funding required to complete the modification of the relevant POC facilities including, planning, designing, remodeling, testing, training and supervising, as required for obtaining cGMP status approval(s) and/or relevant certification.

Prior to and as a condition to the financing of the Broaden JV Entity by the Maryland Subsidiary and/or Broaden, the evaluation of the Broaden JV Entity will be agreed upon by the parties. The financing may be in the form of an equity financing, convertible debt or and other form agreed by the Parties

If required in order to maintain the activity of the Broaden JV Entity (as determined by the steering committee) or to maintain a Party’s participating inserts in the Broaden JV Entity, each Party shall have the right, to invest additional sums in the JV Entity in an aggregate amount of up to ten million US Dollars each, of which five million may be provided in the form of in-kind contributions, and such investments may also be in the form of a convertible loan. See note 23.

F-56

At any time the Maryland Subsidiary shall have the option to require that Broaden transfer to the Maryland Subsidiary the entirety of Broaden’s equity interest in the JV Entity inconsideration of such number of shares of common stock of the Company to be calculated by dividing: (A) (i) the number of Broaden JV Entity’s outstanding and issued shares being purchased from the Broaden expressed as a percentage of the then total outstanding equity interest of Broaden JV Entity that Broaden holds, multiplied by (ii) the Call Valuation (where “Call Valuation” is defined as the JV Entity Valuation in addition to any other financing invested by the Parties, immediately prior to the closing of the Sale Transaction), by (B) the weighted average price of the Company’s common stock during the three (3) trading day preceding the closing of the Sale Transaction. The “Broaden JV Entity Valuation” will be defined as the higher of the following: (i) the latest Additional Investment round valuation as defined in Section 3.1 above; or (ii) an amount equal to two (2) times the revenues of the Broaden JV Entity (if applicable); or (iii) an amount equal to four (4) times the EBIDA of the Broaden JV Entity.

The Broaden JV Entity shall be governed by a steering committee which shall also serve as its Board of Directors of the JV Entity. The Steering Committee shall be composed of a total of five members with each Party having the right to appoint and replace two members and one member shall be an independent industry expert whose appointment requires the joint consent of both Parties.

Under the Broaden JVA, and subject to the entering into a separate license agreement between the Maryland Subsidiary and the JV Entity (“ORGS License”), the Maryland Subsidiary shall grant the JV Entity a non-exclusive license to certain intellectual property of the Maryland Subsidiary as may be required for the JV Entity to develop and commercialize the Maryland Subsidiary’s products solely within the China, Middle East and other POC processing facilities which may be agreed upon by the Parties (“Facility”). In consideration for such license, the JV Entity shall pay the Maryland Subsidiary royalties at the rate of 10% net sales generated by the JV Entity’s and/or its sublicensees with respect to providing treatment to patients within treatment facilities where such treatment utilizes the Maryland Subsidiary’s Products. Broaden shall grant the JV Entity an exclusive license to certain intellectual property of Broaden (“Broaden Background IP”) as may be required for the JV Entity to develop and commercialize the Broaden products globally (not including China). In consideration for such license, the JV Entity shall pay Broaden royalties at the rate of 10% of the JV Entity’s or its sublicensees’ net sales with respect to providing treatment to patients within treatment facilities where such treatment utilizes’ Broaden products.

It was further agreed that as part of and as a condition to the ORGS Licenses, the JV Entity will grant the Maryland Subsidiary and its affiliates an: (i) exclusive, perpetual, irrevocable, worldwide, sublicensable license to make use of new intellectual property generated, conceived, developed and/or reduced to practice by and/or on behalf of Broaden and/or the Broaden JV Entity (as applicable), alone or together with others, resulting from the performance of the Project (“Project IP”) for any and all lawful purposes (outside of the Facility), including without limitation, for their respective worldwide operations; and (ii) an exclusive, worldwide (not including China), sublicensable, sublicense under its rights in the Broaden Background IP, to develop and commercialize the Broaden products globally (not including China) during the term of the Broaden JVA, in consideration for the payment by the Maryland Subsidiary to the Broaden JV Entity of royalties in a minimum amount equal to fifteen percent (15%) of the net sales generated by the Maryland Subsidiary and/or its sublicensees with respect to providing treatment to patients within treatment facilities where such treatment utilizes Project IP and/or Broaden Products.

F-57

The Broaden JV Entity reserves the non-exclusive right to use the Project IP to the extent required in order to develop and commercialize ORGS Products within the Facility.

Apart from the above, as of December 31, 2019, no activity had begun in the said JV and no investments were made therein and the JV had not been incorporated.

See Note 22

s. Regents of the University of California

In December 2019, the Company and the Regents of the University of California (“University”) entered into a joint research agreement in the field of therapies and processing technologies according to an agreed upon work plan. According to the agreement, the Company will pay the University royalties of up to 5% (or up to 20% of sub-licensing sales) in the event of sales that includes certain types of University owned IP.

t. Caerus Therapeutics Inc (a related party)

In October 2019 the Company and Caerus Therapeutics (“Caerus”), a Virginia company, concluded a license agreement whereby Caerus granted the Company an exclusive license to all Caerus IP relating to Advance Chemeric Antigen Vectors for Targeting Tumors for the development and/or commercialization of certain licensed products. In consideration for the License granted to the Company under this Agreement, the Company shall pay Caerus feasibility fees (including the grant to purchase 70,000 options in the Company, annual maintenance fees and royalties of sales of up to 5% and up to 18% of sub-license fees. Expenses in the amount of approximately $200 thousand including the fair value of the options granted were recorded as research and development expenses. The Company also has the right to instruct Caerus to transfer the license, development, development results and any other rights and licenses granted to the Company to a joint venture (“JV”) in which Company shall have a 51% controlling ownership stake in the JV Entity. Upon Company’s election of such option, the development shall be carried out by Caerus for the JV and the royalty, sublicense fees and annual maintenance fee shall be terminated. Company may provide requisite funding for the JV Entity as determined by the Company and Caerus.

NOTE 12 – INVESTMENTS IN ASSOCIATES, NET

a. On May 10, 2016, the Company and Atvio entered into joint venture agreement, pursuant to which the parties agreed to collaborate in the field of the CDMO in Israel (the “Atvio JVA”). The parties pursued the joint venture through Atvio, the Company had 50% participating interest therein in any and all rights and obligations and in any and all profits and losses. Atvio’s operations commenced in September 2016. On June 28, 2018, the Company exercised its call options in Atvio. See also Note 4.

F-58

b. On March 14, 2016, Orgenesis Inc. and CureCell entered into a joint venture agreement (the “CureCell JVA”), pursuant to which the parties are collaborating in the field of the CDMO in Korea.

Under the CureCell JVA, CureCell had procured, at its sole expense, a GMP facility and appropriate staff in Korea for the manufacture of the cell therapy products. The Company had to share with CureCell the Company’s know-how in the field of cell therapy manufacturing All obligations were fulfilled by the parties and each party had 50% from the participating interest and in any and all profits and losses of the joint venture. The Company remitted to CureCell $2.1 million under the terms of the CureCell JVA. On June 28, 2018, the Company exercised its call options in CureCell. See also Note 4.

c. The table below sets forth a summary of the changes in the investments for the year ended November 30, 2018:

November 30,
2018
(In thousands)

Opening balance	$1,321
Reclass with short-term receivables	(795)
Investments during the period	-
Share in losses	(731)
Reductions due to the acquisition of CureCell and Atvio – see also Note 4	205
$-

NOTE 13 – EQUITY

a. Financings

(1) In January 2017, the Company entered into definitive agreements with an institutional investor for the private placement of 2,564,115 units of the Company’s securities for aggregate subscription proceeds to the Company of $16 million at $6.24 price per unit. Each unit is comprised of one share of the Company’s Common Stock and a one warrant, exercisable over a three-years period from the date of issuance, to purchase one additional share of Common Stock at a per share exercise price of $6.24 (“Unit”). The subscription proceeds were paid to the Company on a periodic basis through October 2018.

F-59

In July 2018, the Company entered into definitive agreements with assignees of the aforementioned institutional investor whereby these assignees remitted $4.6 million in respect of the units available under the original subscription agreement that were not been subscribed for, entitling such investors to 702,307 units, with each unit being comprised of (i) one share of the Company’s common stock and (ii) one three-year warrant to purchase up to an additional one share of the Company’s common stock at a per share exercise price of $6.24.

During the year ended November 30, 2018 the investor remitted to the Company $6.9 million and the Company issued 1,111,380 units.

In connection therewith, during the year ended November 30, 2018 and 2017, the Company had transaction costs of approximately $328 and $225 thousand, respectively, out of which $121 and $253 thousand are stock-based compensation expenses due to issuance of warrants and shares.

(2) During April 2019, the Company entered into a convertible loan agreement with an offshore investor for an aggregate amount of $500 thousand into the U.S. Subsidiary. The investor, at its option, may convert the outstanding principal amount and accrued interest under this note into shares and three-year warrants to purchase shares of the Company’s common stock at a per share exercise price of $7.00; or into shares of the U.S. Subsidiary at a valuation of the U.S. Subsidiary of $50 million. See also Note 22.

(3) During May 2019, the Company entered into a private placement subscription agreement with an investor for $5 million. The lender shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of (1) shares of common stock of the Company at a conversion price per share equal to $7.00 and (2) warrants to purchase an equal number of additional shares of the Company’s common stock at a price of $7.00 per share.

The transaction costs were approximately $497 thousand, out of which $97 thousand are stock-based compensation due to issuance of warrants.

(4) In May 2019, the Company had agreed to enter into a 6% convertible loan agreement with an investor for an aggregate amount of $5 million. The lender shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of (1) shares of stock of the Company at a conversion price per share equal to $7.00 and (2) warrants to purchase an equal number of additional shares of the Company’s common stock at a price of $7.00 per share. As of the date of the filing of this Annual Report on Form 8-K, the loan had not yet been received by the Company.

(5) In June 2019, the Company entered into private placement subscription agreements with investors for an aggregate amount of $2 million. The lenders shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of (1) shares of common stock of the Company at a conversion price per share equal to $7.00 and (2) warrants to purchase an equal number of additional shares of the Company’s common stock at a price of $7.00 per share.

(6) During October 2019, the Company entered into a Private Placement Subscription Agreement and Convertible Credit Line Agreement (collectively, the “Credit Line Agreements”) with four non-U.S. investors (the “Lenders”), pursuant to which the Lenders furnished to the Company access to an aggregate $5.0 million credit line (which consists of $1.25 million from each Lender) (collectively, the “Credit Line”). Pursuant to the Credit Line Agreements, the Company is entitled to draw down an aggregate of $1 million (consisting of $250 thousand from each Lender) of the Credit Line in each of October 2019 and November 2019. In each of December 2019, January 2020 and February 2020, the Company may draw down an additional aggregate of $1 million (consisting of $250 thousand from each Lender), until the total amount drawn down under the Credit Line reaches an aggregate of $5 million (consisting of $1.25 million from each Lender), subject to the approval of the Lenders.

F-60

Pursuant to the terms of the Credit Line Agreements and the Notes, the total loan amount, and all accrued but unpaid interest thereon, shall become due and payable on the second anniversary of the Effective Date (the “Maturity Date”). The Maturity Date may be extended by each Lender in its sole discretion and shall be in writing signed by the Company and the Lender. Interest on any amount that has been drawn down under the Credit Line accrues at a per annum rate of eight percent (8%). At any time prior to or on the Maturity Date, by providing written notice to the Company, each of the Lenders is entitled to convert its respective drawdown amounts and all accrued interest, into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a conversion price equal to $7.00 per share.

Furthermore, upon the drawdown of $500 thousand from each Lender and, together with the other Lenders, a drawdown of an aggregate of $2 million under the Credit Line, the existing warrants of the Lenders to purchase shares of Common Stock shall be amended to extend their exercise date to June 30, 2021 and the Company will issue to each of the Lenders warrants to purchase 50,000 shares of Common Stock at an exercise price of $7.00 per share. The new warrants will be exercisable for three (3) years from the Effective Date. During October 2019, such drawdown was reached and the warrants were issued. The modification of the existing warrants in the amount of $145 thousands was recorded against the accumulated deficit and the value of the new warrants in the amount of $370 thousands was offset against the convertible loan amount.

The lender shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of shares of common stock of the Company at a conversion price per share equal to $7.00.

As at December 31, 2019, the Company had received $3.650 million from the Convertible Credit Line investment comprised of $1.15 million from one investor, $1 million from a second investor, and $750 thousand from two of the other lenders.

The transaction costs were approximately $145 thousand, See also Note 22.

(7) In December 2019, the Company entered into private placement subscription agreements with investors for an aggregate amount of $250 thousand. The lenders shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of 1 share of common stock of the Company at a conversion price per share equal to $7.00 and warrants to purchase 183,481 additional shares of the Company’s common stock at a price of $7.00 per share. The fair value of the warrants was $124 thousand using the fair value of the shares on the grant date. As of December 31, 2019, $36 thousands were offset against the convertible loan amount. No costs were recognized during the year ended December 31, 2019

F-61

(8) In December 2018, the Company entered into a Controlled Equity Offering Sales Agreement, or Sales Agreement, with Cantor Fitzgerald & Co., or Cantor, pursuant to which the Company may offer and sell, from time to time through Cantor, shares of its common stock having an aggregate offering price of up to $25.0 million. The Company will pay Cantor a commission rate equal to 3.0% of the aggregate gross proceeds from each sale. Shares sold under the Sales Agreement will be offered and sold pursuant to the Company’s Shelf Registration Statement on Form S-3 (Registration No. 333-223777) that was declared effective by the Securities and Exchange Commission on March 28, 2018, or the Shelf Registration Statement, and a prospectus supplement and accompanying base prospectus that the Company filed with the Securities and Exchange Commission on December 20, 2018. The Company has not yet sold any shares of its common stock pursuant to the Sales Agreement.

See Note 22

b. Warrants

A summary of the Company’s warrants granted to investors and as finder’s fees as of December 31, 2019, November 30, 2018 and December 31, 2018 and changes for the periods then ended is presented below:

	December 31, 2019		November 30, 2018		December 31, 2018 ***
	Number of Warrants	Weighted Average Exercise Price $	Number of Warrants	Weighted Average Exercise Price $	Number of Warrants	Weighted Average Exercise Price $
Warrants outstanding at the beginning of the period	6,286,351	6.29	2,609,864	6.26	6,512,991	6.27
Changes during the period:
Issued	471,980	6.95	4,488,854	6.27	2,858	7.00
Exercised	-	-	(136,646)	6.24	-	-
Expired	(748,244)	6.24	(382,414)	6.10	(229,498)	6.24
Cancelled**	-	-	(66,667)	6.24	-	-
Warrants outstanding and exercisable at end of the period*	6,010,087	6.35	6,512,991	6.27	6,286,351	6.29

* As of December 31, 2018, and November 30, 2018, 542,465 and 769,411 warrants respectively, are subject to exercise price adjustments. As of December 31, 2019, there are no warrants that are subject to exercise price adjustments.

** see also Notes 15(d) and 22.

*** For the month ended December 31, 2018

F-62

NOTE 14 – LOSS PER SHARE

The following table sets forth the calculation of basic and diluted loss per share for the periods indicated:

	Year ended		One month ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands,
	except per share data)

Basic:
Net loss from continuing operations attributable to Orgenesis Inc.	$22,490	$17,508	$2,601

Net loss from discontinued operations attributable to Orgenesis Inc. for loss per share	1,631	783	143
Adjustment of redeemable non-controlling interest to redemption amount	4,095	884	180
	5,726	1,667	323

Net loss attributable to Orgenesis Inc. for loss per share	28,216	19,175	2,924

Weighted average number of common shares outstanding	15,907,995	13,374,103	15,423,040

Loss per common share from continuing operations	$1.41	$1.31	$0.17
Net loss common share from discontinued operations	$0.36	$0.12	$0.02
Net loss per share	$1.77	$1.43	$0.19
Diluted:
Net loss from continuing operations attributable to Orgenesis Inc. for loss per share	$22,490	$17,508	$2,601

Net loss from discontinued operations attributable to Orgenesis Inc. for loss per share	5,726	1,667	323

Net loss attributable to Orgenesis Inc. for loss per share	28,216	19,175	2,924

Weighted average number of shares used in the computation of basic loss per share	15,907,995	13,374,103	15,423,040
Weighted average number of common shares outstanding	15,907,995	13,374,103	15,423,040

Net loss per common share from continuing operations	$1.41	$1.31	$0.17
Net loss per common share from discontinued operations	$0.36	$0.12	$0.02
Diluted loss per common share	$1.77	$1.43	$0.19

For the year ended December 31, 2019, November 30, 2018 and for the one month ended December 31, 2018, all outstanding convertible notes, options and warrants have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive. Diluted loss per share does not include 8,531,547 shares underlying outstanding options and warrants and 970,104 shares upon conversion of convertible loans for the year ended December 31, 2019, because the effect of their inclusion in the computation would be anti-dilutive.

F-63

NOTE 15– STOCK-BASED COMPENSATION

a. Global Share Incentive Plan

On May 11, 2017, the annual meeting of the Company’s stockholders approved the 2017 Equity Incentive Plan (the “2017 Plan”) under which, the Company had reserved a pool of 1,750,000 shares of the Company’s common stock, which may be issued at the discretion of the Company’s board of directors from time to time. Under this Plan, each option is exercisable into one share of common stock of the Company. The options may be exercised after vesting and in accordance with the vesting schedule that will be determined by the Company’s board of directors for each grant. The maximum contractual life term of the options is 10 years. At the Company’s annual meeting of stockholders on November 26, 2019 the Company’s stockholders approved an amendment to increase the number of shares authorized for issuance of awards under the Company’s 2017 Equity Incentive Plan from 1,750,000 shares to an aggregate of 3,000,000 shares of Common Stock. As of December 31, 2019, total options granted under this plan are 1,362,133 and the total options that are available for grants under this plan are 1,724,966.

On May 23, 2012, the Company’s board of directors adopted the Global Share Incentive Plan 2012 (the “2012 Plan”) under which, the Company had reserved a pool of 1,000,000 shares of the Company’s common stock, which may be issued at the discretion of the Company’s board of directors from time to time. Under this plan, each option is exercisable into one share of common stock of the Company. The options may be exercised after vesting and in accordance with the vesting schedule that will be determined by the Company’s board of directors for each grant. The maximum contractual life term of the options is 10 years. As of December 31, 2019, total options granted under this plan are 1,183,182 and the total options that are available for grants under this plan are 248,024.

b. Options Granted to Employees and Directors

Below is a table summarizing all of the options grants to employees and Directors made during the years ended December 31, 2019, and November 30, 2018 and for the one month ended December 31, 2018:

	Year Ended	No. of options granted	Exercise price	Vesting period	Fair value at grant (in thousands)	Expiration period
Employees	December 2019	94,500	$3.14-$5.07	Quarterly over a period of two years	$322	10 years
Directors	December 2019	50,000	$2.99	One-year anniversary	$103	10 years
Employees	November 2018	762,400	$4.42-$8.91	Immediately-4 years	$4,233	10 years
Directors	November 2018	113,800	$5.99	One-year anniversary	$507	10 years

F-64

The fair value of each stock option grant is estimated at the date of grant using a Black Scholes option pricing model. The volatility is based on historical volatility of the Company, by statistical analysis of the weekly share price for past periods based on expected term. The expected option term is calculated using the simplified method, as the Company concludes that its historical share option exercise experience does not provide a reasonable basis to estimate its expected option term. The fair value of each option grant is based on the following assumptions:

	Year Ended		One month ended
	December 31, 2019	November 30, 2018	December 2018
Value of one common share	$2.99-$5.07	$4.42-$8.7	-
Dividend yield	0%	0%	-
Expected stock price volatility	83%-88%	88%-98%	-
Risk free interest rate	1.45%-2.47%	2.33%-3.2%	-
Expected term (years)	5.38-5.56	5-6.06	-

A summary of the Company’s stock options granted to employees and directors as of December 31, 2019 and November 30, 2018 and changes for the years then ended and the one-month ended December 31, 2018 is presented below:

	Year Ended December 2019		Year Ended November 2018		One month ended December 31, 2018
	Number of Options	Weighted Average Exercise Price $	Number of Options	Weighted Average Exercise Price $	Number of Options	Weighted Average Exercise Price $
Options outstanding at the beginning of the period	2,376,427	4.51	1,605,055	3.11	2,376,427	4.51
Changes during the period:
Granted	144,500	4.15	876,200	7.13	-	-
Expired	(16,750)	6.01	(61,463)	5.26	-	-
Forfeited	(38,655)	7.11	(43,365)	4.68	-	-
Options outstanding at end of the period	2,465,522	4.44	2,376,427	4.51	2,376,427	4.51
Options exercisable at end of the period	2,112,567	4.21	1,504,542	2.91	1,716,042	3.56

F-65

The following table presents summary information concerning the options granted and exercisable to employees and directors outstanding as of December 31, 2019:

Exercise Price $	Number of Outstanding Options	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value $	Number of Exercisable Options	Aggregate Exercisable Options Value $
			(in thousands)		(in thousands)
0.0012	230,189	4.65	1,072	230,189	-
0.012	510,017	2.09	2,371	510,017	6
2.99	50,000	9.97	84	-	-
3.14	5,000	9.91	8	-	-
4.42	50,000	7.94	12	50,000	221
4.5	34,000	9.47	5	6,938	31
4.8	525,004	6.41	-	510,420	2,450
5.07	54,188	9.16	-	13,524	69
5.99	363,426	8.32	-	224,319	1,344
6	16,667	4.59	-	16,667	100
7.2	83,334	7.44	-	83,334	600
8.36	250,001	8.50	-	250,001	2,090
8.43	151,937	8.25	-	83,025	700
8.91	22,750	5.79	-	15,125	135
9	20,834	3.54	-	20,834	187
9.48	58,908	2.52	-	58,908	558
10.2	39,267	2.43	-	39,267	401
	2,465,522	6.01	3,552	2,112,567	8,892

Costs incurred with respect to stock-based compensation for employees and directors for the years ended December 31, 2019 and November 30, 2018 were $ 2,107 thousand and $2,426 thousand, respectively out of which 368 and 181 related to options granted to employees of Masthercell Global respectively and presented as part of net loss from discontinued operations in the consolidated statements of comprehensive loss. Costs incurred with respect to options granted to employees for the one month ended December 31, 2018 was $274 thousand out of which 32 related to options granted to employees of Masthercell Global and presented as part of net loss from discontinued operations in the consolidated statements of comprehensive loss. As of December 31, 2019, there was $ 1,415 thousands of unrecognized compensation costs related to non-vested employees and directors stock options, to be recorded over the next 2.81 years out of which 450 related to options granted to employees of Masthercell Global.

F-66

c. Options Granted to Consultants and service providers

Below is a table summarizing all the compensation granted to consultants and service providers during the years ended December 31, 2019 and November 30, 2018 and for the one-month period ended December 31, 2018:

	Year of grant	No. of options granted	Exercise price	Vesting period	Fair value at grant (in thousands)	Expiration period
Non-employees	2019	128,336	$3.14-$7	Vest immediately-5 years	$394	10 years
Non-employees	2018	102,763	$4.42-$8.34	vest immediately-4 years	$444	10 years

The fair value of options granted during 2019 and 2018 to consultants and service providers, was computed using the Black-Scholes model. The fair value of each stock option grant is estimated at the date of grant using a Black Scholes option pricing model. The volatility is based on historical volatility of the Company, by statistical analysis of the weekly share price for past periods based on the expected term period, the expected term is the contractual term of each grant. The underlying data used for computing the fair value of the options are as follows:

	Year Ended		One month ended
	December 31, 2019	November 30, 2018	December 31, 2018
Value of one common share	$3.14-$5.07	$4.42-$8.34	-
Dividend yield	0%	0%	-
Expected stock price volatility	89%-92%	91%-95%	-
Risk free interest rate	1.52%-2.62%	2.33%-3.20%	-
Expected term (years)	10	9.79-10	-

F-67

A summary of the Company’s stock options granted to consultants and service providers as of December 31, 2019, and November 30, 2018 and changes for the years then ended and the one-month ended December 31, 2018 is presented below:

	2019		2018		One month ended December 31, 2018
	Number of Options	Weighted Average Exercise Price $	Number of Options	Weighted Average Exercise Price $	Number of Options	Weighted Average Exercise Price $
Options outstanding at the beginning of the year	469,974	5.75	399,380	7.47	469,974	5.75
Changes during the year:
Granted	128,336	5.65	102,763	4.92	-	-
Forfeited	-	-	(15,500)	-	-	-
Cancelled	-	-	(16,669)	7.02	-	-
Options outstanding at end of the year	598,310	5.76	469,974	5.75	469,974	5.75
Options exercisable at end of the year	539,515	5.88	436,640	5.75	438,514	5.75

The following table presents summary information concerning the options granted and exercisable to consultants and service providers outstanding as of December 31, 2019 (in thousands, except per share data):

Exercise Price $	Number of Outstanding Options	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value* $	Number of Exercisable Options	Aggregate Exercisable Options Value $
			(in thousands)		(in thousands)
3.14	15,000	9.91	23	-	-
3.36	136,775	6.33	179	136,775	460
3.6	83,334	6.17	88	83,334	300
4.09	25,000	9.76	14	12,500	51
4.42	10,325	7.94	2	10,325	46
4.5	13,335	9.53	2	-	-
4.8	16,668	6.95	-	16,668	80
5.07	5,000	9.19	-	1,000	5
5.3	35,000	8.71	-	29,375	156
5.99	25,005	8.82	-	21,671	130
6	90,000	4.59	-	90,000	540
7	70,000	9.83	-	70,000	490
7.32	8,334	2.89	-	8,334	61
8.34	8,600	8.52	-	8,600	72
8.43	8,333	8.05	-	3,332	28
11.52	8,334	3.26	-	8,334	96
16.8	39,267	2.29	-	39,267	660
	598,310	6.77	308	539,515	3,175

Costs incurred with respect to options granted to consultants and service providers for the years ended December 31, 2019 and November 30, 2018 were $330 thousand and $331 thousand respectively.

Offsetting costs incurred with respect to options granted to consultants and service providers for the one month ended December 31, 2018 were $2 thousand. As of December 31, 2019, there was $ 137 thousands of unrecognized compensation costs related to non-vested consultants and service providers, to be recorded over the next 5.59 years.

F-68

d. Warrants and Shares Issued to Non-Employees

The fair value of Common Stock issued was the share price of the shares issued at the day of grant.

1) During the year ended December 31, 2019, the Company granted to several consultants 88,499 warrants each exercisable between $4.3 and $7.00 per share for three years. The fair value of those options as of the date of grant using the Black-Scholes valuation model was $155 thousand, out of which $97 thousand is related to 57,142 warrants granted as a success fee with respect to the issuance of the convertible notes.

2) In September 2019, the Company entered into an investor relation services, marketing and related services agreement. Under the terms of the agreement, the Company agreed to issue the consultant 40,174 shares of restricted common stock, of which the first 20,087 shares will be held in escrow by the Company until the six months anniversary of the agreement and 20,087 shares will be issued on the six months anniversary of the agreement to be held in escrow by the company until the one year anniversary of the agreement. The fair value of the shares was $165 thousand using the fair value of the shares on the grant date. $82 thousand was recognized during the year ended December 31, 2019.

3) In March 2019, the Company issued First Choice 525,000 shares of Common Stock. The value of Common Stock issued in the amount of $2.6 million were charged to research and development expenses during the year ended December 31, 2019. (See note 11 to Item 8 of this Form 8-K for further details).

4) In December 2018, the Company entered into an investor relation services, marketing and related services agreement. Under the terms of the agreement, the Company agreed to issue the consultant 10,000 shares of restricted common stock, of which the first 2,500 shares vested on the signing date, and 7,500 shares are to vest monthly over 3 months commencing January 2019. As of December 31, 2019, 10,000 shares were fully vested. The fair value of the shares was $51 thousand using the fair value of the shares on the vesting dates. $37 thousand was recognized during the year ended December 31, 2019.

5) In December 2018, the Company entered into a separate investor relations services, marketing and related services agreement. Under the terms of the agreement, the Company agreed to issue the consultant 40,000 shares of restricted common stock, of which the first 6,667 shares vested on the signing date, and 33,333 shares vested monthly over five months commencing January 2019. As of December 31, 2019, 40,000 shares were fully vested. The fair value of the shares was $200 thousand using the fair value of the shares at the vesting dates. $163 thousand was recognized during the year ended December 30, 2019.

6) During the year ended November 30, 2018, the Company granted to several consultants 78,782 warrants each exercisable between $6.24 and $15.41 per share for three years. The fair value of those warrants as of the date of grant using the Black-Scholes valuation model was $350 thousand. The warrants granted as a success fee with respect to private placement and the issuance of convertible loans.

7) In January 2018, the Company entered into a consulting agreement with a financial advisor for a period of one year. Under the terms of the agreement, the consultant was entitled to receive $60 thousand and 19,000 units of the Company securities. Each unit is comprised of (i) one share of the Company’s common stock and (ii) a three-year warrant to purchase up to an additional one share of the Company’s Common Stock at a per share exercise price of $6.24. The fair value of the units as of the date of grant was $171 thousand, out of which $62 thousand reflect the fair value of the warrants using the Black-Scholes valuation model. In July 2018, the board approved an additional issuance of 6,629 shares and three-year warrants to purchase up to 6,629 shares of the Company’s Common Stock at a per share exercise price of $6.24. The fair value of the units as of the date of grant was $88 thousand.

8) In December 2017, the Company entered into investor relations services, marketing and related services agreements. Under the terms of the agreement, the Company agreed to grant the consultants a total of 195,000 shares of restricted common stock, out of which the first 50,000 shares will vest after 30 days from the signing date, and 145,000 shares are to vest monthly over 15 months commencing February 2018. As of December 31, 2019, all shares were vested. The fair value of the shares as of the date of grant was $1,439 thousand.

F-69

NOTE 16 – TAXES

a. Corporate taxation in the U.S.

The corporate U.S. Federal Income tax rate applicable to the Company and its US subsidiaries is 21%.

As of December 31, 2019, the Company has an accumulated tax loss carryforward of approximately $34 million (as of December 31, 2018, approximately $19 million).

For U.S. federal income tax purposes, net operating losses (“NOLs”) arising in tax years beginning after December 31, 2017, the Internal Revenue Code of 1986, as amended (the “Code”) limits the ability to utilize NOL carryforwards to 80% of taxable income. In addition, NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely, but carryback is generally prohibited. NOLs generated in tax years beginning before January 1, 2018 will not be subject to the taxable income limitation, and NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and twenty-year carryforward period. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOL is expected to be utilized. The changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact the Company’s valuation allowance assessments for NOLs generated after December 31, 2017.

In addition, utilization of the NOLs may be subject to substantial annual limitation under Section 382 of the Code due to an “ownership change” within the meaning of Section 382(g) of the Code. An ownership change, subjects pre-ownership change NOLs carryforwards to an annual limitation, which significantly restricts the ability to use them to offset taxable income in periods following the ownership change. In general, the annual use limitation equals the aggregate value of the Company’s stock at the time of the ownership change multiplied by a specified tax-exempt interest rate.

b. Corporate taxation in Israel

The Israeli Subsidiaries are taxed in accordance with Israeli tax laws. The corporate tax rates applicable to 2019 and 2018 are 23%.

As of December 31, 2019, the Israeli Subsidiaries has an accumulated tax loss carryforward of approximately $10 million (as of December 31, 2018, approximately $7 million). Under the Israeli tax laws, carryforward tax losses have no expiration date.

c. Corporate taxation in Belgium

The Belgian Subsidiaries are taxed according to Belgian tax laws. The corporate tax rate applicable to 2020, 2019-2018 are 25% and 29.58%.

As of December 31, 2019, the Belgian Subsidiary has an accumulated tax loss carryforward of approximately $6 million (€6 million), (as of December 31, 2018 $5 million). Under the Belgian tax laws there are limitation on accumulated tax loss carryforward deductions of Euro 1 million per year.

F-70

d. Corporate taxation in Korea

The basic Korean corporate tax rates are currently: 10% on the first KRW 200 million of the tax base, 20% up to KRW 20 billion, 22% up to KRW 300 billion and 25% for tax base above KRW 300 billion. In addition, the local income tax rate is 1% on the first KRW 200 million of taxable income, 2% on taxable income over KRW 200 million up to KRW 20 billion, 2.2% of taxable income over KRW 20 billion up to 300 billion and 2.5% on taxable income over KRW 300 billion.

As of December 31, 2019, CureCell has an accumulated tax loss carryforward of approximately $3 million (KRW 3,486 million), (as of December 31, 2018, approximately $3 million).

e. Deferred Taxes

The following table presents summary of information concerning the Company’s deferred taxes as of the periods ending December 31, 2018 and December 31, 2018 (in thousands):

	December 31, 2019	December 31, 2018
	(U.S. dollars in thousands)
Net operating loss carry forwards	$14,033	$8,641
Research and development expenses	1,358	2,114
Employee benefits	228	181
Loans	-	(117)
Intangible assets	(737)	(861)
Other	(1)	-
Less: Valuation allowance	(14,939)	(10,254)
Net deferred tax liabilities	$(58)	$(296)

Realization of deferred tax assets is contingent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards losses are expected to be available to reduce taxable income. As the achievement of required future taxable income is not considered more likely than not achievable, the Company and all its subsidiaries except MaSTherCell and CureCell have recorded full valuation allowance.

F-71

The changes in valuation allowance are comprised as follows:

	Year Ended		Transition Period, One-month Ended
	December 31, 2019	November 30, 2018	December 31, 2018
	(U.S dollars in thousands)
Balance at the beginning of year	$(10,254)	$(8,358)	$(9,032)
Additions during the year	(4,685)	(674)	(1,222)
Balance at end of year	$(14,939)	$(9,032)	$(10,254)

f. Reconciliation of the Theoretical Tax Expense to Actual Tax Expense

The main reconciling items between the statutory tax rate of the Company and the effective rate is the provision for valuation allowance with respect to tax benefits from carry forward tax losses and changes in cooperate tax rate in the U.S and Belgium.

g. Uncertain Tax Provisions

ASC Topic 740, “Income Taxes” requires significant judgment in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. Changes in judgment as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate and consequently, affect the operating results of the Company. As of December 31, 2019, the Company has not accrued a provision for uncertain tax positions.

NOTE 17 – REVENUES

Disaggregation of Revenue

The following table disaggregates the Company’s revenues by major revenue streams.

	Year Ended December 31, 2019	Transition Period, One-Month Ended December 31, 2018
Revenue stream:

Cell process development services	$790	$102
POC development services	3,109	-
Total	$3,899	$102

Contract Assets and Liabilities

Contract assets are mainly comprised of trade receivables net of allowance for doubtful debts, which includes amounts billed and currently due from customers.

The activity for trade receivables is comprised of:

Year Ended December 31, 2019
Balance as of beginning of period	$129
Additions	2,079
Collections	(364)
Exchange rate differences	(13)
Balance as of end of period	$1,831

F-72

The activity for contract liabilities is comprised of:

Year Ended December 31, 2019
Balance as of beginning of period	$56
Adoption of ASC 606:	-
Additions	1,126
Realizations	(854)
Exchange rate differences	(3)
Balance as of end of period	$325

NOTE 18 – COST OF RESEARCH AND DEVELOPMENT AND RESEARCH AND DEVELOPMENT SERVICES, NET

	Year ended		One month ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Total expenses	$14,826	$9,961	$1,752
Less grants	(812)	(817)	(112)
Total	$14,014	$9,144	$1,640

NOTE 19– FINANCIAL EXPENSES, NET

	Year ended		One month ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)

Increase in fair value of warrants and financial liabilities measured at fair value	$63	$48	$-
Stock-based compensation related to warrants granted due to issuance of credit facility	-	180	-
Interest expense on convertible loans	498	2,586	25
Foreign exchange loss (income), net	395	122	(6)
Other expenses (income)	(113)	(4)	(9)
Total	$843	$2,932	$10

F-73

NOTE 20- RELATED PARTIES TRANSACTIONS

a. Related Parties presented in the consolidated statements of comprehensive loss

	Year ended		One month ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Continuing operations:
Stock-based compensation expenses to executive officers	$898	$1,459	$153
Stock-based compensation expenses to Board Members*	$414	$304	$48
Compensation of executive officers	$812	$865	$52
Management and consulting fees to Board Members	$233	$52	$19
Interest expenses on convertible loan from director	$-	$13	$-

*Does not include $192 thousand related to Stock Based Compensation expenses for options exercisable at an exercise price of $7.00 per share into 70,000 ordinary shares held by Caerus Therapeutics LLC for which the director does not have beneficial control.

Discontinued operations:
Stock-based compensation expenses to executive officers	$76	$20	$353
Compensation of executive officers	$685	$254	$475

b. Related Parties presented in the consolidated balance sheets

	Year ended		One month ended
	December 31,	November 30,	December 31,
	2019	2018	2018
	(in thousands)
Continuing operations:
Executive officers’ payables	$1,251	$1,114	$952
Non-executive directors’ payable	$202	$41	$46
Loan to Related Party. See Note 11(e) *	$2,623	$1,007	$1,012

This includes finance income in the amount of $123 thousand for the year ended December 31, 2019.

Discontinued operations:
Executive officers’ payables	$78	$50	$32

F-74

NOTE 21 – TRANSITION PERIOD

Comparable Financial Information

In conjunction with the Company’s change in fiscal year end, the Company had a Transition Period of one month that began on December 1, 2018 and ended on December 31, 2018. The most comparable prior-year period, is the one month ended December 31, 2017.

The following table presents certain financial information during the periods presented:

	Transition Period	Comparable Period
	December 1 to	December 1 to
	December 31,	December 31,
	2018	2017
		(Unaudited)
Total revenue	143	-
Operating loss	2,520	1,365
Income tax expense (benefit)	41	-
Net loss from continuing operation	2,571	2,187
Net loss (income) from discontinued operations, net of tax	336	(131)
Net loss (income)	2,907	2,056

Loss (earnings) per share:
Basic from continuing operations	$0.17	$0.21
Basic from discontinued operations	$0.02	$(0.01)
Basic	$0.19	$0.20

Diluted from continuing operations	$0.17	$0.21
Diluted from discontinued operations	$0.02	$(0.01)
Diluted	$0.19	$0.20

Weighted-average shares, basic	15,423,040	10,367,472
Weighted-average shares, diluted	15,423,040	10,367,472

F-75

NOTE 22 - SUBSEQUENT EVENTS

a. On January 2, 2020, the Company entered into private placement subscription agreements with investors for an aggregate amount of $250 thousand. The lenders shall be entitled, at any time prior to or no later than the maturity date, to convert the outstanding amount, into units of 1 share of common stock of the Company at a conversion price per share equal to $7.00. In addition, the Company granted lender 151,428 warrants to purchase an equal number of additional shares of the Company’s common stock at a price of $7.00 per share.

b. On January 9, 2020, the Company granted 6,250 options to a director to purchase an equal number of additional shares of the Company’s common stock at a price of $4.70 per share.

c. On January 20, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors pursuant to which the Company issued and sold, in a private placement (the “Offering”), 2,200,000 shares of the Company’s common stock at a purchase price of $4.20 per share (the “Shares”) and warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $5.50 per share (the “Warrants”) which are exercisable between June 2021 and January 2023. The Company received gross proceeds of approximately $9.240 million before deducting related offering expenses. The Company has agreed to register the resale of the Shares and the shares of common stock underlying the Warrants.

d. See note 1 regarding the Masthercell sale.

e. During January 2020, the Maryland Subsidiary and Broaden Bioscience and Technology Corp entered into a convertible loan agreement according to which Company agreed to lend Broaden Bioscience and Technology Corp an amount of up to $5 million as convertible loan as part of Company’s investment in the Broaden JVA (see Note 11 and below).

f. During January 2020 the Company transferred $500 thousand to Image Securities Ltd (a related party) as an additional payment under the convertible loan agreement (held under escrow). See below.

g. During February 2020 the company repaid the convertible loan referred to in note 13 (a) 2 in the amount of $500 thousand.

h. During March 2020 the company repaid a convertible loan referred to in note 13 (a) 6 in the amount of $1.15 million.

F-76

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

A. Image Securities Ltd. (a related party)

As described in Note 11, on July 11, 2018, the Company and Image Securities Ltd., a corporation with its registered office in Grand Cayman, Grand Cayman Islands (“India Partner”), entered into a Joint Venture Agreement (the “India JVA”) pursuant to which the parties will collaborate in the development, marketing, clinical development and/or commercialization of cell therapy products in India (the “Cell Therapy Products”). The India Partner will collaborate with a network of healthcare facilities and a healthcare infrastructure as well as financial partners to advance the development and commercialization of the cell therapy products in India. As of the date of this report, the Company had advanced $3 million as part of its financing obligations under the India JVA to the India Partner, who is holding the loan on behalf of the Company. The loan is reflected on the balance sheet as a loan to a related party.

During January 2020, the Company entered into a new statement of work pursuant to the master services agreement signed in 2019 for the provision of certain services during 2020 and 2021 in India. The Company, subject to mutually agreed timing and definition of the scope of services, will provide regulatory services, pre-clinical studies, intellectual property services, point-of-care services and co-development services to the India Partner. $1,051 Thousand for these services was recognized during the nine months ended September 30, 2020 as revenue.

During 2020, Image Securities Ltd. assigned the Indian JVA to Image Securities FZC, a corporation organized under the laws of United Arab Emirates (“Image Securities”) and the Company and Image Securities entered into an Amended and Restated Joint Venture Agreement which supersedes the Indian JVA (“new Indian JVA”). Pursuant to the new Indian JVA, the parties will collaborate in the development and commercialization of the Company’s products, including but not limited to regeneration and cell and gene therapeutic products (hereinafter, the “Company Products”) and building of POCare processing centers/units within the territory of India (the “Indian Territory”) and the clinical development and commercialization of Image Securities’ products (“Image Securities Products”). Under the new Indian JVA, Image Securities will be responsible to obtain required marketing approvals for the Company Products in the Indian Territory based on Clinical Trials and regulatory requirements, and be responsible for procuring and funding the clinic elements of the Clinical Trials and regulatory requirements for the Company Products in the Indian Territory. Image Securities will be responsible for procuring and funding the clinic elements of the Clinical Trials and regulatory approvals for the Image Securities Products and the Orgenesis Products in the Indian Territory and will use the services of the Company as a subcontractor under a separate services agreement for such purpose, all in accordance with the Work Plan.

In addition, each of the parties will be responsible to provide the JV Entity with funding in an amount of at least five million US Dollars ($5,000,000), to cover the operation costs of the JV Entity. Such additional investments may be made in the form of a cash contribution, a convertible loan, and/or procured services (the “Additional Investment”), if required (as determined by the board of directors) in order to maintain the activity of the Indian joint venture or to maintain such party’s pro-rata holding percentage in the share capital of the Indian joint venture, in any future financing round. The valuation of the JV Entity for the purposes of such Additional Investment will be determined by an independent third-party expert to be mutually selected by the parties which will not be less than $1 million as adjusted by additional equity investment by the parties.

F-77

The ORGS Procured Services will be subject to and will be carried out by Image Securities or the Indian joint venture (as applicable) in accordance with a separate Master Services Agreement (“MSA”). The Company and Image Securities executed such a MSA in the fourth quarter of 2020 whereby Image Securities will provide Company with services in the amount of $4.8 million according to an approved work program. All results of the ORGS Procured Services shall be owned by Company.

The parties intend to pursue the Image Securities Project through a joint venture (“JV”) by forming a JV entity (the “Indian JV Entity”). The Company by itself, or together with a designee, will hold a 50% participating interest in the Indian JV Entity, with the remaining 50% participating interest being held by Image Securities or its affiliate following the parties’ contributions to the Indian JV Entity as set forth under the new Indian JVA.

The Company shall grant to the JV Entity, during the term, an exclusive, sublicensable, royalty bearing, right and license to the Orgenesis Background IP as required solely to manufacture, distribute and market and sell Orgenesis Products within the Indian Territory, subject and in accordance with the terms of a separate license agreement to be signed between Company and the JV Entity (“Indian-Orgenesis License Agreement”). In consideration of the rights and the Orgenesis license to be granted to the JV Entity during the Term under the Indian-Orgenesis License Agreement, Company shall receive royalty in an amount of ten percent (10%) of the net sales generated by the JV Entity and/or its sublicensees (as applicable) with respect to the Orgenesis Products.

Once the JV Entity is profitable, the Company shall be entitled (in addition to any of its rights as holder of 50% of the JV Entity and prior to any other distributions of dividends by the JV Entity to shareholders of the JV Entity) to an additional share of fifteen percent 15% of the audited US GAAP profits after tax over and above all rights granted pursuant to Company’s participating interest in the Indian JV.

The Company and Image Securities intend to form a steering committee composed of one representative from the Company, and one representative from Image Securities, as well as an industry expert appointed jointly by the Company and Image Securities, to facilitate and oversee development under the Work Plan. The Company shall have the option, at its sole discretion and subject to all rules and regulations to which it is then subject, to require Image Securities to transfer to the Company the entirety of Image Securities’ equity interest in the Indian JV Entity for a consideration to be calculated in accordance with a valuation of the JV Entity to be determined by an independent third party expert to be mutually selected by the parties provided, that such valuation may not be lower than $1 million plus additional equity investments in the Indian JV Entity.

B. Hemogenyx Pharmaceuticals PLC.

During the nine months ended September 30, 2020, the Company advanced $250 thousand under the loan agreement, which was charged to expenses under ASC 730-10-50 and 20-50 and presented as research and development and research and development services net.

F-78

C. Immugenyx LLC

During the nine months ended September 30, 2020, the Company advanced $250 thousand under the loan agreement, which was charged to expenses under ASC 730-10-50 and ASC 20-50 and presented as research and development and research and development services net.

D. Theracell Advanced Biotechnology

As described in Note 11, the Company and Theracell Advanced Biotechnology, a corporation organized under the laws of Greece (“Theracell”), entered into a Joint Venture Agreement (the “Greek JVA”). During the third quarter of 2020, the Company and Theracell entered into an amended and restated joint venture agreement that supersedes the Greek JVA (the “new Greek JVA”). Pursuant to the new Greek JVA, the parties will collaborate in the clinical development and commercialization of the Company’s products (hereinafter, the “Company Products”) in Greece, Turkey, Cyprus, the Balkan countries and Israel (the “Territory”) and the clinical development and commercialization of Theracell’s products (hereinafter, the “Theracell Products”) worldwide (the “Theracell Project”). Under the new Greek JVA, Theracell will be responsible to obtain required marketing approvals for the Theracell Products and the Company Products in the Territory based on Clinical Trials (as defined in the Greek JVA) and regulatory requirements, and be responsible for procuring and funding the clinic elements of the Clinical Trials and regulatory approvals for the Theracell Products and the Company Products in the Territory. The Company will be responsible to fund the production costs of the Theracell Products and the Company Products required for the Clinical Trials within the Territory and either supply the Theracell Products and/or the Company Products for the Clinical Trials or cover the relevant production/processing costs.

In addition, each of the parties will be responsible to provide the Greek JV Entity (as defined below) with funding in an amount of at least five million US Dollars ($5,000,000), to cover the operation costs of the Greek JV Entity. Such additional investments may be made in the form of an equity investment for additional shares in the Greek JV Entity, a convertible loan, and/or procured services (the “Additional Investment”), if required (as determined by the board of directors) in order to maintain the activity of the Greek JV Entity or to maintain such party’s pro-rata holding percentage in the share capital of the Greek JV Entity, in any future financing round.

The Company may choose to provide the funding required as part of its obligations under the new Greek JVA as well as the Additional Investment by engaging Theracell or the Greek JV Entity to perform activities, and research and development services to create, optimize, improve the Orgenesis Background IP, technology, processes, system, and validation, (“ORGS Procured Services”) in an amount of up to fifteen million US Dollars ($15,000,000). The ORGS Procured Services will be subject to and will be carried out by Theracell or the Greek JV Entity (as applicable) in accordance with a separate Master Services Agreement (“MSA”). The Company and Theracell executed such MSA in the third quarter of 2020, pursuant to which Theracell will provide the Company with services in the amount of $11.5 million according to an approved work program. All results of the ORGS Procured Services shall be owned by the Company. During the third quarter of 2020, Theracell provided such services in the amount of $1,500 thousand, which are reflected in R&D and R&D services, and a further $3 million was transferred during the fourth quarter of 2020.

F-79

Theracell also agreed to grant to the Greek JV Entity, during the term, an exclusive, sublicensable right and license to the Theracell Background IP as required solely to manufacture, distribute and market and sell Theracell Products within the Territory, subject and in accordance with the terms of a separate license agreement to be signed between Theracell and the Greek JV Entity (“Theracell License Agreement”). In consideration of the rights and the Theracell licenses to be granted to the Greek JV Entity during the Term under the Theracell License Agreement, Theracell shall receive royalty in an amount of up to ten percent (10%) of the net sales generated by the Greek JV Entity and/or its sublicensees (as applicable) with respect to the Theracell Products, as to be more fully stipulated and set forth under the Theracell License Agreement; and grant the Company an exclusive, sublicensable right and license to the Theracell Background IP as required solely to manufacture, distribute and market and sell the Theracell Products outside of the Territory under the terms of separate license agreement to be entered into between Theracell and the Company , in consideration for payment of a royalty in an amount of up to ten percent (10%) of the net sales generated by the Company and/or its sublicensees (as applicable) with respect to the Theracell Products outside of the Territory.

The Company agreed to grant to the Greek JV Entity, during the term, an exclusive, sublicensable, royalty bearing, right and license to the Orgenesis Background IP as required solely to manufacture, distribute and market and sell the Company Products within the Territory, subject and in accordance with the terms of a separate license agreement to be signed between the Company and the Greek JV Entity (“Orgenesis License Agreement”). In consideration of the rights and the Orgenesis license to be granted to the Greek JV Entity during the Term under the Orgenesis License Agreement, the Company shall receive royalty in an amount of ten percent (10%) of the net sales generated by the Greek JV Entity and/or its sublicensees (as applicable) with respect to the Company Products.

Once the Greek JV Entity is profitable, the Company shall be entitled to an additional share of fifteen percent (15%) of the Greek JV Entity’s contribution margin over and above all rights granted pursuant to the Company’s participating interest in the Greek JV.

The parties intend to pursue the Theracell Project through a joint venture (“JV”) by forming a JV entity (the “Greek JV Entity”). Until the Greek JV Entity is formed, all JV activities are being carried out by Theracell. The Company by itself, or together with a designee, will hold a 50% participating interest in the Greek JV Entity, with the remaining 50% participating interest being held by Theracell or its affiliate following the parties’ contributions to the Greek JV Entity as set forth under the new Greek JVA. The Greek JV Entity will have a steering committee that will act as the board of directors of the Greek JV Entity and shall be composed of a total of three members, with one member appointed by each party and independent member to be mutually appointed. The Company shall have the option, at its sole discretion and subject to all rules and regulations to which it is then subject, to require Theracell to transfer to the Company the entirety of Theracell’s equity interest in the Greek JV Entity for a consideration to be calculated in accordance with a valuation of the JV Entity to be determined by an independent third party expert to be mutually selected by the parties.

F-80

During January 2020, the Company entered into a new statement of work pursuant to the master services agreement signed in 2019 with Theracell for the provision of certain services by the Company during 2020 and 2021. During the nine months ended September 30, 2020, the Company recognized point of care service revenue in the amount of $1,068 thousand.

During the nine months ended September 30, 2020, the Company recorded other expenses related to activities in the Territory in the amount of $896 thousand. The Greek JV entity was incorporated during October 2020.

E. Broaden Bioscience and Technology Corp

As described in Note 11, on November 10, 2019, the U.S. Subsidiary and Broaden Bioscience and Technology Corp, a Delaware corporation (“Broaden”), entered into a Joint Venture Agreement (the “Broaden JVA”) pursuant to which the parties will collaborate in the development and/or marketing, clinical development and commercialization of cell therapy products and the setting up of point-of-care processing facilities in China and the Middle East (the “Broaden Project”). The parties intend to pursue the Broaden Project through a joint venture by forming a joint venture entity (the “Broaden JV Entity”).

During January 2020, the Company entered into a master service agreement with Broaden whereby the Company, subject to mutually agreed timing and definition of the scope of services, will provide regulatory services, pre-clinical studies, intellectual property services, GMP process translation services and co-development services to Broaden during 2020 and 2021. During the nine months ended September 30, 2020, the Company recognized point of care services revenue in the amount of $1,143 thousand.

During January 2020, the U.S. Subsidiary and Broaden entered into a convertible loan agreement pursuant to which the Company agreed to lend Broaden an amount of up to $5 million as a convertible loan as part of Company’s investment in the Broaden JV. As of the date of this report, the Company has not lent Broaden Bioscience and Technology Corp any funds as part of this loan.

During the nine months ended September 30, 2020, the Company recorded research and development expenses related to activities in the Broaden JVA in the amount of $830 thousand.

During the fourth quarter of 2020 the Company and Broaden entered into an Amended and Restated Joint Venture Agreement which supersedes the Broaden JVA (“new Broaden JVA”). Pursuant to the new Broaden JVA, the parties will collaborate in the development and commercialization of the Company’s and Broaden’s products, including but not limited to regeneration and cell and gene therapeutic products (hereinafter, the “Products”) and building of POCare processing centers/units in China and the Middle East (the “Broaden Project”). Under the new Broaden JVA, Broaden will be responsible to obtain required marketing approvals for the Company’s and Broaden’s Products in the Broaden Project based on clinical trials and regulatory requirements, and be responsible for procuring and funding the clinic elements of the clinical trials and regulatory requirements for the Company’s and Broaden’s Products in the Broaden Project. Broaden will also be responsible to obtain required marketing approvals for Broaden’s Products worldwide based on clinical trials and regulatory requirements.

F-81

In addition, each of the Parties will be responsible to provide the JV Entity with funding in an amount of at least ten million US Dollars of which 5 million US Dollars may be in the form of in-kind funding, to cover the operation costs of the JV Entity. Such additional investments may be made in the form of a cash contribution, a convertible loan, and/or procured services (the “Additional Investment”), if required (as determined by the Board) in order to maintain the activity of the Broaden joint venture or to maintain such Party’s pro-rata holding percentage in the share capital of the Broaden venture, in any future financing round. The valuation of the JV Entity for the purposes of such Additional Investment will be determined by an independent third-party expert to be mutually selected by the parties which will not be less than $1 million as adjusted by additional equity investment by the parties.

The ORGS Procured Services will be subject to and will be carried out by Broaden or the Broaden joint venture (as applicable) in accordance with a separate Master Services Agreement (“MSA”). The Company and Broaden executed such a MSA in the fourth quarter of 2020 whereby Broaden will provide Company with services in the amount of $5.2 million according to an approved work program. All results of the ORGS Procured Services shall be owned by Company.

The parties intend to pursue the Broaden Project through a joint venture (“JV”) by forming a JV entity (the “Broaden JV Entity”). The Company by itself, or together with a designee, will hold a 50% participating interest in the Broaden JV Entity, with the remaining 50% participating interest being held by Broaden or its affiliate following the parties’ contributions to the Broaden JV Entity as set forth under the new Broaden JVA.

Broaden shall grant to the Broaden JV Entity, during the term, an exclusive, sublicensable right and license to the Broaden’s Background IP as required solely to manufacture, distribute and market and sell Broaden Products within the territory, subject and in accordance with the terms of a separate license agreement to be signed between Broadem and the Broaden JV Entity (“Broaden License Agreement”). In consideration of the rights and the Broaden licenses to be granted to the Broaden JV Entity during the term under the Broaden License Agreement, Broaden shall receive royalties in an amount of up to ten percent (10%) of the net sales generated by the Broaden JV Entity and/or its sublicensees (as applicable) with respect to the Broaden Products, as to be more fully stipulated and set forth under the Broaden License Agreement; and grant the Company an exclusive, sublicensable right and license to the Broaden Background IP as required solely to manufacture, distribute and market and sell Broaden Products outside of the territory under the terms of a separate license agreement to be entered into between Broaden and the Company, in consideration for payment of royalties in an amount of up to ten percent (10%) of the net sales generated by the Company and/or its sublicensees (as applicable) with respect to the Broaden Products outside the Broaden Project.

The Company shall grant to the Broaden JV Entity, during the term, an exclusive, sublicensable, royalty bearing, right and license to the Orgenesis Background IP as required solely to manufacture, distribute and market and sell Orgenesis Products within the Broaden project, subject and in accordance with the terms of a separate license agreement to be signed between Company and the Broaden JV Entity (“Broaden-Orgenesis License Agreement”). In consideration of the rights and the Orgenesis license to be granted to the Broaden JV Entity during the Term under the Broaden-Orgenesis License Agreement, Company shall receive royalties in an amount of ten percent (10%) of the net sales generated by the Broaden JV Entity and/or its sublicensees (as applicable) with respect to the Orgenesis Products.

F-82

Once the Broaden JV Entity is profitable, the Company shall be entitled (in addition to any of its rights as holder of 50% of the Broaden JV Entity and prior to any other distributions of dividends by the Broaden JV Entity to shareholders of the Broaden JV Entity) to an additional share of fifteen percent 15% of the audited US GAAP profits after tax over and above all rights granted pursuant to Company’s participating interest in the Broaden JV.

The Company and Broaden will form a steering committee composed of one representative from the Company, and one representative from Broaden, as well as an mutually appointed representative, to facilitate and oversee development under the Work Plan The Company shall have the option, at its sole discretion and subject to all rules and regulations to which it is then subject, to require Broaden to transfer to the Company the entirety of Broaden’s equity interest in the Broaden JV Entity for a consideration to be calculated in accordance with a valuation of the JV Entity to be determined by an independent third party expert to be mutually selected by the parties provided, that such valuation may not be lower than $1 million plus additional equity investments in the Broaden JV Entity.

F. Cure Therapeutics

As described in Note 11, on May 7, 2018, the Company and CT entered into a collaboration agreement for the development of therapies based on liver and NK cells. An amount of $1,827 thousand was charged during the nine months ended September 30, 2020. As of September 30, 2020, the development project had not been completed. As part of the agreement, Cure Therapeutics subcontracted development and contract manufacturing activities to the Korean subsidiary. An amount of $1,035 thousand was recognized as revenues by the Korean subsidiary during the nine months ended September 30, 2020.

During 2019, the Company entered into a master service agreement with Cure Therapeutics (“CT”) whereby the Company, subject to mutually agreed timing and definition of the scope of services, will provide point-of-care services to CT during 2020 and 2021. During the nine months ended September 30, 2020, the Company recognized point of care services revenue in the amount of $1,029 thousand.

In addition, during the third quarter of 2020, the Company and CT entered into a joint venture agreement (“CT JVA”), pursuant to which the parties will collaborate in point of care (“POC”), processing, regulatory and governmental affairs and therapy development and commercialization of Company’s and CT’s products (excluding HEPA and NK cells products) within the territories of South Korea and Japan (the “CT Territory”).

F-83

The parties intend to pursue the CT JVA through a joint venture by forming a JV entity (the “CT JV Entity”). Until the CT JV Entity is formed, all JV activities are being carried out by CT. The Company by itself, or together with a designee, will hold a 50% participating interest in the CT JV Entity, with the remaining 50% participating interest being held by CT or its affiliate following the parties’ contributions to the CT JV Entity. The CT JV Entity will have a steering committee that will act as the board of directors of the CT JV Entity and shall be composed of a total of three members, with one member appointed by each party and an independent industry expert member to be mutually appointed. The Company shall have the option, at its sole discretion and subject to all rules and regulations to which it is then subject, to require CT to transfer to the Company the entirety of CT’s equity interest in the CT JV Entity for a consideration to be calculated in accordance with a valuation of the CT JV Entity to be determined by an independent third party expert to be mutually selected by the parties.

Under the CT JVA, CT will be responsible to obtain required marketing approvals for the CT and Company Products in the CT Territory based on clinical trials and regulatory requirements.

In addition, each of the Parties will be responsible to provide the CT JV with funding in an amount of at least ten million US Dollars ($10,000,000), to cover the operation costs of the CT JV, half of which may be in the form of in kind contributions. Company’s such additional investments may be made in the form of an equity investment for additional shares in the CT JV, a convertible loan, and/or procured services (the “Additional Investment”), if required (as determined by the board of directors) in order to maintain the activity of the CT JV or to maintain such Party’s pro-rata holding percentage in the share capital of the CT JV, in any future financing round.

The Company may choose to provide the funding required as part of its obligations under the CT JVA by engaging CT or the CT JV to perform services, and research and development services to create, optimize, improve the Orgenesis Background IP, technology, processes, system, and validation, (“CT-ORGS Procured Services”). The CT-ORGS Procured Services will be subject to, and will be carried out by CT or the CT JV (as applicable) in accordance with a separate Master Services Agreement (the “CT MSA”). All results of the ORGS Procured Services shall be owned by Company. The Company and CT executed such CT MSA in the third quarter of 2020, pursuant to which CT agreed to provide the Company with services in the amount of $4.5 million according to an approved work program. The Company advanced $1.5 million to CT in connection with such services however no procured services were recognized as expenses in the third quarter of 2020.

CT also agreed to grant to the CT JV, during the term, an exclusive, sublicensable right and license to the CT Background IP (as defined in the CT MSA) as required solely to manufacture, distribute and market and sell CT Products (as defined in the CT MSA) within the CT Territory, subject and in accordance with the terms of a separate license agreement to be signed between CT and the CT JV (“CT License Agreement”). In consideration of the rights and the CT licenses to be granted to the CT JV during the Term under the CT License Agreement, CT shall receive royalty in an amount of up to ten percent (10%) of the net sales generated by the CT JV and/or its sublicensees (as applicable) with respect to the CT Products, as to be more fully stipulated and set forth under the CT License Agreement; and grant Company an exclusive, sublicensable right and license to the CT Background IP as required solely to manufacture, distribute and market and sell CT Products outside of the CT Territory under the terms of a separate license agreement to be entered into between CT and the Company, in consideration for payment of a royalty in an amount of up to ten percent (10%) of the net sales generated by the Company and/or its sublicensees (as applicable) with respect to the CT Products outside of the CT Territory.

F-84

The Company agreed to grant to the CT JV, during the term, an exclusive, sublicensable, royalty bearing, right and license to the Orgenesis Background IP as required solely to manufacture, distribute and market and sell Orgenesis Products within the CT Territory, subject and in accordance with the terms of a separate license agreement to be signed between Orgenesis and the CT JV (“CT-Orgenesis License Agreement”). In consideration of the rights and the Orgenesis license to be granted to the CT JV during the Term under the CT-Orgenesis License Agreement, Orgenesis shall receive royalty in an amount of ten percent (10%) of the net sales generated by the CT JV and/or its sublicensees (as applicable) with respect to the Orgenesis Products.

Once the CT JV is profitable, the Company shall be entitled to an additional share of fifteen percent (15%) of the CT JV’s Audited GAAP profit after tax, over and above all rights granted pursuant to the Company’s participating interest in the CT JV.

G. Mircod Limited

As described in Note 11, on June 19, 2018, the Company and Mircod Limited, a company formed under the laws of Cyprus (“Mircod”), entered into a Collaboration and License Agreement (the “Mircod Collaboration Agreement”) for the adaptation of Mircod’s background technologies related to biological sensing for use of the Company’s clinical development and manufacturing projects (the “Development Project”). The Development Project is to be carried out in accordance with an agreed development plan. During the nine months ended September 30, 2020, the Company recorded research and development expenses related to the development plan in the amount of $800 thousand.

In addition, during 2020, as per the Mircod Collaboration agreement, Mircod formed a wholly-owned US subsidiary named Mircod Biotech (the “Mircod Subsidiary”). The Mircod Subsidiary shall perform the duties of Mircod under the Collaboration Agreement, provided that Mircod shall remain responsible for the performance of the Mircod Subsidiary. At any time, the Company shall have the option, at its sole discretion, to transfer and require Mircod or the Mircod Subsidiary to transfer the Development Project and/or the rights and licenses granted by Mircod to a joint venture company (“Mircod JV Entity”) which shall be established by the parties for the purposes of carrying out and commercializing the Development Project, and in which the Company and Mircod will each hold 50%. The Company shall also have the option to, at its sole discretion and subject to all rules and regulations to which it is then subject, require Mircod to transfer to the Company the entirety of Mircod’s equity interest in the Mircod JV Entity for a consideration of shares of Common Stock according to an agreed formula. The parties agreed to amend the development plan to reflect the fact that the parties shall collaborate with each other on: (i) point-of-care processing, regulatory and therapy development; (ii) setting up one or more point–of-care processing facilities in institutions or hospitals the territory of Russia; (iii) the supply of the Company’s products and services within Russia, and (iv) clinical, regulatory, development and commercialization in Russia. The Company may, at its sole discretion, agree to provide Mircod with a convertible loan (which may be converted into shares of Mircod then outstanding or into the Mircod JV Entity, upon a valuation to be agreed between the parties and validated by a third party subject to terms to be agreed upon by the parties in a separate convertible loan agreement). The convertible loan will be used to finance the modification of the processing facility or facilities including, planning, designing, testing, training or supervising, as required for obtaining cGMP status approval(s) and/or relevant certification for any processing facility and other activities. As at September 30, 2020, the loan agreement was not executed.

F-85

H. HekaBio K.K

As described in Note 11 to the financial statements as of December 31, 2019, on July 10, 2018, the Company and HekaBio K.K. (“HB”), a corporation organized under the laws of Japan entered into a joint venture agreement (the “HB JVA”) pursuant to which the parties will collaborate in the clinical development and commercialization of regeneration and cell and gene therapeutic products in Japan, and on October 3, 2018, the Company entered into a license agreement with the joint venture company pursuant to the HB JVA.

During the third quarter of 2020, the Company and HV agreed to terminate such license agreement.

I Kidney Cure Ltd

During April 2020, the Company entered into a joint venture agreement with Kidney Cure Ltd. (“Kidney Cure” and the “Kidney Cure JVA,” respectively), pursuant to which the parties will collaborate in the (i) implementation of a point-of-care strategy; (ii) assessment of the options for development and manufacture of various cell-based types (including kidney derived cells, MSC cells, exosomes, gene therapies) development; and (iii) development of protocols and tests for kidney therapies (the “Project”). The parties intend to pursue the joint venture through a newly established company (hereinafter, the “KC JV Entity”), which the Company, directly or indirectly by itself, will hold a 49% participating interest therein, with the remaining 51% participating interest being held by Kidney Cure. The board of directors of the KC JV Entity will act as a steering committee KC JV Entity and shall be composed of a total of three members, with one member appointed by each party and the third member appointed by both parties.

The Company will procure services from the Kidney Cure JVA in the amount of $5 million, subject to and in accordance with a development and manufacturing plan to be mutually agreed upon by the parties. Under the Kidney Cure JVA, the Company can require Kidney Cure to sell to the Company its participating (including equity) interest in the KC JV Entity in consideration for the issuance of Common Stock based on an agreed-upon formula for determining the KC JV Entity’s valuation, provided that Company has contributed at least $5 million. The Company has advanced $950 thousand to Kidney Cure on account of its obligations under the Kidney Cure JVA.

The KC JV Entity was incorporated in October 2020.

F-86

J. Sescom Ltd

During April 2020, the Company entered into a joint venture agreement with Sescom Ltd (“Sescom”), pursuant to which the parties will collaborate in (i) the assessment of relevant tools and technologies to be used in the Company’s information security system (the “ISS”); (ii) the implementation of the ISS within the Company and in the Company’s point-of-care network; and (iii) the operation and maintenance of the ISS. The parties intend to pursue the joint venture through a company to be established (the “Sescom JV Entity”), which shall be 50% owned by the Company and 50% owned by Sescom. The Sescom JV Entity will have a steering committee that will act as the board of directors of the Sescom JV Entity and shall be composed of a total of three members, with one member appointed by each party and one industry expert.

Sescom has agreed to provide Sescom JV Entity with: (a) a non-exclusive, transferable and sublicensable worldwide royalty-free license to use its background IP, to the extent required for carrying out the development activities by the Sescom JV Entity; and (b) to make available to the Sescom JV Entity all relevant know-how and royalty-free licenses to any proprietary technologies to be implemented as part of the ISS.

The Company has agreed to procure services from Sescom or the Sescom JV Entity in an amount of up to $1 million, of which $500 thousand was paid to Sescom during April 2020. In addition, the Company has agreed to provide the Sescom JV Entity with: (a) a non-exclusive, not transferable and non-sublicensable worldwide royalty-free license to use its background IP, to the extent required for carrying out certain activities by the Sescom JV Entity; and (b) access to its point-of-care network and relevant data to be used for the certain activities.

The parties agreed that at any time after the Company has contributed $1 million in Sescom or the Sescom JV Entity, the Company shall have the right, in its sole discretion, to purchase from Sescom all of Sescom’s then-issued and outstanding shares in the Sescom JV Entity based on a valuation of the Sescom JV Entity to be determined by an agreed-upon formula.

K. Tamir Biotechnology, Inc.

On April 7, 2020, the Company entered into the Tamir Purchase Agreement with Tamir, pursuant to which the Company agreed to acquire certain assets and liabilities of Tamir related to the discovery, development and testing of therapeutic products for the treatment of diseases and conditions in humans, including all rights to Ranpirnase and use for antiviral therapy. The Tamir Transaction closed on April 23, 2020.

As aggregate consideration for the acquisition, the Company paid $2.5 million in cash and issued an aggregate of 3,400,000 shares (the “Shares”) of Common Stock to Tamir resulting in a total consideration of $20.2 million based on the Company’s share price at the closing date. $59 thousand and 340,000 Shares are being held in an escrow account for a period of 18 months from closing to secure indemnification obligations of Tamir pursuant to the terms of the Tamir Purchase Agreement. $4.5 million of the consideration was attributable to research and development related inventory and most of the remaining amount reflected the cost of intangible assets.

F-87

Included in the purchased assets was the assumption by the Company of a worldwide license to a private company of certain Tamir technologies in the field of treatment, amelioration, mitigation or prevention of diseases or conditions of the eye and its adnexa in return for certain development and sales milestone payments to be paid to Tamir. This license fee and the right to receive future milestone payments (of up to $11 million assuming that certain milestones are reached) and royalties (of up to $35 million based on net sales milestones), were assumed by the Company in connection with the Tamir Purchase Agreement together with a less than 10% share interest. To date, no milestones have been reached.

The Company’s acquired right to Tamir’s intellectual property represents a single identifiable asset sourced from the agreement. Because substantially all (more than 90%) of the fair value of the gross assets acquired are concentrated in a single asset being the right to Tamir’s intellectual property and related assets (“IPR&D”), the Company determined that the acquisition is not considered a business in accordance with ASC 805-10-55-5A. Therefore, the Company accounted the transaction as an asset acquisition. The fair value associated with Tamir’s IPR&D in the amount of $19.5 million was charged to research and development expenses under ASC 730. The remaining amount was attributed to the above-mentioned share in a private company, which is presented in the balance sheet as long term “other assets.

L. Extracellular Vesicle (“EV”) Technology License

During the third quarter of 2020, the Company purchased the IP and related EV technology from a service provider (the “Service Provider”) pursuant to an EV agreement (the “EV agreement”). According to the EV agreement, the Service Provider sold to the Company all of its rights in the EV technology that it had produced, in the amount of $500 thousand, to be paid in equal installments over the next 12 months from September 2020. During September 2020, the Company paid $50 thousand to the Service Provider. The $500 thousand were recorded in R&D expenses. In addition, the Service Provider granted the Company an exclusive worldwide license to use the EV IP technology for any purpose.

M. Material Definitive Agreement with Koligo Therapeutics Inc.

On September 26, 2020, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, Orgenesis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Koligo Therapeutics Inc., a Kentucky corporation (“Koligo”), the shareholders of Koligo (collectively, the “Shareholders”), and Long Hill Capital V, LLC (“Long Hill”), solely in its capacity as the representative, agent and attorney-in-fact of the Shareholders. The Merger Agreement provides for the acquisition of Koligo by the Company through the merger of Merger Sub with and into Koligo, with Koligo surviving as a wholly-owned subsidiary of the Company (the “Merger”). The Merger was announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2020, to which a copy of the Merger Agreement, along with copies of certain other ancillary agreements, were annexed as exhibits. On October 15, 2020 (the “Effective Time”), the Company closed the Merger.

F-88

Koligo was a privately-held US regenerative medicine company. Koligo’s first commercial product is KYSLECEL® (autologous pancreatic islets) for chronic and acute recurrent pancreatitis. Koligo’s 3D-V technology platform incorporates the use of advanced 3D bioprinting techniques and vascular endothelial cells to support development of transformational cell and tissue products for serious diseases.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the shares of capital stock of Koligo that were issued and outstanding immediately prior to the Effective Time were automatically cancelled and converted into the right to receive, subject to customary adjustments, an aggregate of 2,061,713 shares of Company common stock were issued to Koligo’s accredited investors (with certain non-accredited investors being paid solely in cash in the amount of approximately $20 thousand) in accordance with the terms of the Merger Agreement. In connection with the Merger, the Company assumed an aggregate of approximately $1.9 million of Koligo’s liabilities, which were substantially all of Koligo’s liabilities at the closing of the Merger.

The Merger Agreement contains customary indemnification provisions whereby the Shareholders of Koligo will indemnify the Company and certain affiliated parties for any losses arising out of breaches of the representations, warranties and covenants of Koligo and the Shareholders under the Merger Agreement. As partial security for the indemnification and purchase price adjustment obligations of Koligo shareholders under the Merger Agreement, $7 thousand in cash and 328,587 shares of Company common stock of the merger consideration otherwise payable in the Merger to the Shareholders were placed in a third party escrow account. The aggregate indemnification obligations of the Koligo shareholders under the Merger Agreement is capped at the amounts in escrow, subject to certain limited exceptions.

In addition, according to the agreement between the parties, the Company has also funded an additional cash consideration of $500 thousand (with $100 thousand of such reducing the ultimate consideration payable to Koligo) for the acquisition of the assets of Tissue Genesis, LLC (“Tissue Genesis”) by Koligo that was consummated on October 14, 2020. The Tissue Genesis assets include the entire inventory of Tissue Genesis Icellator® devices, related kits and reagents, a broad patent portfolio to protect the technology, registered trademarks, clinical data, and existing business relationships for commercial and development stage use of the Icellator technology.

In connection with the Merger Agreement, the Company, Long Hill and Maxim Group LLC (“Maxim”) entered into a Registration Rights and Lock-Up Agreement pursuant to which Long Hill will have one demand registration right to require the registration of the shares of Company common stock received by Long Hill in the Merger and Long Hill and Maxim will have certain piggyback registration rights. In addition, Long Hill agreed with the Company that, during the applicable Restriction Period (as defined below), it shall not sell or transfer, subject to certain limited exceptions, the portion of the shares received in the Merger during the applicable Restriction Period, subject to a limitation on the number of shares sold per any trading day not to exceed 10% of the average daily trading volume of the Common Stock, as reported by Bloomberg Financial L.P. “Restriction Period” means (a) in relation to 70% of all of the shares received in the Merger that Long Hill is entitled to receive under or in connection with the Merger Agreement, the period beginning on the date of the closing and ending on the date that is the four month anniversary thereof, and (b) in relation to the remaining 30% of all of the shares received in the Merger that Long Hill is entitled to receive under or in connection with the Merger Agreement, the period beginning on the date of the closing and ending on the date that is the twelve month anniversary thereof.

F-89

In addition, pursuant to separate Lock-Up Agreements entered into by the Shareholders other than Long Hill with the Company (the “Shareholders Lock-Up Agreement”), such Shareholders agreed that they will not transfer any of their shares received in the Merger except in accordance with the following lock-up release schedule whereby one fifth of such holder’s respective shares will be released from such restriction every six months, starting six months from the closing of the Merger. Each holder’s sales of such shares are subject to a resale limit of its pro rata portion of 10% of the average daily trading volume, allocated to the Shareholders other than Long Hill pro-rata.

The acquisition will be accounted in accordance with Accounting Standards Codification Topic 805, “Business Combinations”. As the acquisition was completed subsequent to September 30, 2020, the consolidated financial statements do not include the results or the financial position of Koligo. Under the disclosure requirements of ASC 805 the Company is required to provide information regarding the effect of the business combination. Because the Company hasn’t completed the work of the purchase price allocation needed under ASC 805, the initial accounting for the business combination was incomplete at the time of the issuance of the financial statements, therefore, the Company did not include the above mentioned information as permitted by ASC 805-10-50-4 and ASC 805-30-50-3.

N. Material Definitive Agreements with Educell D.O.O.

On October 1, 2020, the Company and Educell D.O.O. (“Educell”) entered into a Joint Venture Agreement (“Educell JVA”) pursuant to which the parties will collaborate in (i) Point of Care (POC), processing, regulatory and governmental affairs and therapy development, (ii) setting up POC facilities within the territories of Croatia, Serbia and Slovenia (“Educell Territory”), (iii) clinical development and commercialization of Company and Educell products in the Educell Territory and (iv) clinical development and commercialization of Educell products worldwide.

Under the Educell JVA, Educell will be responsible for obtaining required marketing approvals for the Educell and Company Products in the Educell Territory based on clinical trials and regulatory requirements. In addition, Educell will be responsible for procuring and funding the clinic elements of the clinical trials and regulatory approvals for the Company’s products in the territory and use the services of the Company as a subcontractor under a Master Services Agreement, detailed below.

The parties intend to pursue the joint venture by forming a JV entity (the “Educell JV”). Until the Educell JV is formed, all JV activities are being carried out by Educell. The Company by itself, or together with a designee, will hold a 50% participating interest in the Educell JV, and Educell or its affiliate will hold the remaining 50% participating interest. The Educell JV will have a board of directors that will initially also act as a steering committee of the Educell JV and shall be composed of a total of three members, with one member appointed by each party and the third member to be appointed upon mutual agreement of the parties.

F-90

The Company shall have the option, at its sole discretion and subject to all rules and regulations to which it is then subject, to require Educell to transfer to the Company the entirety of Educell equity interest in the JV Entity for a consideration to be calculated in accordance with a valuation of the JV Entity to be determined by an independent third party expert to be mutually selected by the parties which will not be less than $1 million as adjusted by additional equity investment by the parties.

In addition, each of the Parties will be responsible for providing the Educell JV with funding in an amount of at least ten million US Dollars ($10,000,000) each, for covering the operational costs of the JV entity in accordance with the Work Plan, half of which may be in the form of in-kind contributions.

In addition, each party will have the right to invest additional sums in the Company if required (as determined by the board of directors) (the “Additional Investment”), in order to maintain the activity of the Educell JV or to maintain such party’s pro-rata holding percentage in the share capital of the Educell JV, in any future financing round. The additional payment may be made in the form of a cash investment for additional shares of the UAE JV, a convertible loan, and/or procured services.

The ORGS Procured Services will be subject to, and will be carried out by Educell or the Educell JV (as applicable) in accordance with a separate Master Services Agreement (“MSA”) between the Company and Educell and as shall be agreed upon from time to time between the parties in statements of work (“SOW”). All results of the ORGS Procured Services shall be owned by the Company. The Company and Educell executed such an MSA in the fourth quarter of 2020 whereby Educell will provide the Company with services in the amount of $2 million according to an approved work program and upon completion of milestones in the SOW for additional services of up to $6 million. The Company advanced $613 thousand to Educell on account of such services.

In addition, the Company entered into a MSA and SOW with Educell whereby the Company, subject to mutually agreed timing and definition of the scope of services, will provide regulatory services, pre-clinical studies, intellectual property services, GMP Process translation i.e. POCare (including Facility adaptation and commissioning, Training and Technical runs, QMS, Operation and Co-Development Services) during 2021 and 2022 for a fee of $1.3 million.

Educell shall grant to the Educell JV, during the term, an exclusive, sublicensable right and license to the Educell Background IP as required solely to manufacture, distribute and market and sell Educell Products within the Educell Territory, subject and in accordance with the terms of a separate license agreement to be signed between Educell and the Educell JV (“Educell License Agreement”). In consideration of the rights and the Educell licenses to be granted to the Educell JV during the Term under the Educell License Agreement, Educell shall receive royalties in an amount of up to ten percent (10%) of the net sales generated by the Educell JV and/or its sublicensees (as applicable) with respect to the Educell Products, as to be more fully stipulated and set forth under the Educell License Agreement; and grant the Company an exclusive, sublicensable right and license to the Educell Background IP as required solely to manufacture, distribute and market and sell Educell Products outside of the Educell Territory under the terms of a separate license agreement to be entered into between Educell and the Company, in consideration for payment of royalties in an amount of up to ten percent (10%) of the net sales generated by us and/or our sublicensees (as applicable) with respect to the Educell Products outside the Educell Territory.

F-91

The Company shall grant to the Educell JV, during the term, an exclusive, sublicensable, royalty-bearing, right and license to the Orgenesis Background IP as required solely to manufacture, distribute and market and sell Orgenesis Products within the Educell Territory, subject and in accordance with the terms of a separate license agreement to be signed between the Company and the Educell JV (“Educell-Orgenesis License Agreement”). In consideration of the rights and the Orgenesis license to be granted to the Educell JV during the Term under the Educell-Orgenesis License Agreement, the Company shall receive royalties in an amount of ten percent (10%) of the net sales generated by the Educell JV and/or its sublicensees (as applicable) with respect to the Company’s Products.

Once the Educell JV is profitable, the Company shall be entitled (in addition to any of its rights as the holder of 50% of the JV Entity) to additional royalties at a rate of fifteen percent (15%) of the Educell JV’s Audited GAAP profit after tax, over and above all rights granted pursuant to Company’s participating interest in the Educell JV.

Under the Educell JVA, the parties have agreed to negotiate the terms of a manufacturing and supply agreement whereby the Company and its affiliates will exclusively manufacture the products resulting from the product IP and the Educell JV shall purchase all of its requirement for such products exclusively from the Company and its affiliates.

O. Material Definitive Agreements with Med Centre for Gene and Cell Therapy FZ-LLC

On October 15, 2020, the Company and Med Centre for Gene and Cell Therapy FZ-LLC (“MCGCT”) from the United Arab Emirates (“UAE”) entered into a joint venture agreement (“UAE JVA”) to collaborate in the development, marketing, clinical development, and commercialization of the Company’s products within the territory the UAE and other countries as will be agreed between the parties (“UAE Territory”).

Under the UAE JVA, MCGCT will be responsible for obtaining required marketing approvals for the MCGCT and Company Products in the UAE Territory and for the Company’s products based on clinical trials and regulatory requirements. In addition, MCGCT will be responsible for procuring and funding the clinic elements of the clinical trials and regulatory approvals for our products in the UAE Territory and use the services of Orgenesis as a subcontractor under a Master Services Agreement, as detailed below. The Company will contribute to the UAE JV by providing funding for modification of the facilities as defined in the JVA.

The parties intend to pursue the joint venture (“JV”) by forming a JV entity (the “UAE JV”). The Company by itself, or together with a designee, will hold a 50% participating interest in the UAE JV, and MCGCT or its affiliate will hold the remaining 50% participating interest. The UAE JV will have a board of directors that will initially also act as a steering committee of the UAE JV and shall be composed of a total of three members, with one member appointed by each party and the third member to be appointed upon mutual agreement of the parties.

F-92

The Company has the option, at its sole discretion and subject to all rules and regulations to which it is then subject, to require MCGCT to transfer to the Company the entirety of MCGCT equity interest in the JV Entity for a consideration to be calculated in accordance with a valuation of the JV Entity to be determined by an independent third party expert to be mutually selected by the parties.

Each of the parties will be responsible for providing the UAE JV with funding in an amount of at least five million US Dollars ($5,000,000) each and in aggregate ten million US Dollars ($10,000,000), to cover the operation costs of the UAE JV, of which may be in the form of in-kind contributions. The Company’s investments may be made in the form of a cash investment for additional shares in the UAE JV, a convertible loan, and/or procured services.

In addition, each party will have the right to invest additional sums in the Company if required (as determined by the Board) (the “Additional Investment”), in order to maintain the activity of the UAE JV or to maintain such party’s pro-rata holding percentage in the share capital of the UAE JV, in any future financing round. The additional payment may be made in the form of a cash investment for additional shares of the UAE JV, a convertible loan, and/or procured services.

The procured services of the Company is subject to, and will be carried out by MCGCT in accordance with a separate Master Services Agreement (“MSA”) that was entered into concurrently with the UAE JVA. The Company has engaged MCGT to provide the Company with certain procurement and services in support of its activity as shall be agreed upon from time to time between the parties in statements of work (“SOW”). All results of these procured services shall be owned by Company. The initial SOW signed in October 2020 provides for MCGCT to develop, setup and procure point of care processing unit in the UAE for a fee of $5 million to be paid by Orgenesis according to an approved work program which will also be considered the fulfilment of its contribution obligation to the UAE JV.

The Company will grant to the UAE JV, during the term, an exclusive, sublicensable, royalty-bearing, right and license to the Orgenesis Background IP as required solely to manufacture, distribute and market and sell Orgenesis Products within the UAE Territory, subject and in accordance with the terms of a separate license agreement to be signed between Orgenesis and the UAE JV (“UAE-Orgenesis License Agreement”). In consideration of the rights and the Orgenesis license to be granted to the UAE JV during the term under the UAE-Orgenesis License Agreement, Orgenesis shall receive royalties in an amount of ten percent (10%) of the net sales generated by the UAE JV and/or its sublicensees (as applicable) with respect to the Orgenesis Products.

The UAE JV entity will grant Orgenesis an exclusive, perpetual, irrevocable, worldwide, sublicensable under a separate license agreement to be signed between the UAE JV and the Company (“UAE JV License Agreement”) to use the project IP (as defined in the UAE License Agreement) for any and all lawful purposes outside the UAE Territory. In consideration of the rights and the UAE JV Licenses to be granted by the UAE JV during the term under the UAE JV License Agreement, the Company will pay royalties in an amount equal to ten percent (10%) of the net sales generated by the Company and/or its sublicensees (as applicable) with respect to providing treatment to patients within treatment facilities where such treatment utilizes project IP, as to be more fully stipulated and set forth under the UAE JV License Agreement.

F-93

Once the UAE JV is profitable, the Company will be entitled (in addition to any of its rights as the holder of 50% of the JV entity) to an additional share of fifteen percent (15%) of the UAE JV’s Audited GAAP profit after tax, over and above all rights granted pursuant to Company’s participating interest in the UAE JV.

In addition, on October 16th, 2020, the U.S. Subsidiary entered into a Master Service Agreement (“Co-Development MSA”) with MCGCT whereby the Company, subject to mutually agreed timing and definition of the scope of services, will provide certain services in support of the MCGCT’s activity as shall be agreed upon from time to time between the parties in a statements of work for a fee of $11.6 million. The agreement will be in effect until December 31, 2022 unless terminated earlier by the parties.

Under the UAE JVA, the parties have agreed to negotiate the terms of a manufacturing and supply agreement whereby the Company and its affiliates will exclusively manufacture the products resulting from the product IP and the UAE JV shall purchase all of its requirement for such products exclusively from the Company and its affiliates.

P. Coronavirus disease 19 (COVID-19)

Due to the global outbreak of SARS-CoV-2, the novel strain of coronavirus that causes Coronavirus disease 19 (COVID-19), we experienced minor impacts on certain aspects of our business during 2020 up to the date of filing this report. The scope and duration of any disruptions, for example, as a result of governmental “stay at home” orders in the interests of public health and safety and the ultimate impacts of COVID-19 on our operations, are currently unknown. We are continuing to actively monitor the situation and may take further precautionary and preemptive actions as may be required by federal, state or local authorities or that we determine are in the best interests of public health and safety and that of our patient community, employees, partners, and stockholders. We cannot predict the effects that such actions, or the impact of COVID-19 on global business operations and economic conditions, may have on our business, strategy, collaborations, or financial and operating results

F-94